Filed Pursuant to Rule 424(b)(3)
Registration No. 333-218237

Prospectus Supplement No. 2

(To Prospectus Dated June 7, 2017)

5,358,689 Shares

Hilton Grand Vacations Inc.

Common Stock

This prospectus supplement (“Prospectus Supplement No. 2”) supplements the prospectus, dated June 7, 2017 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-218237), relating to the offer and sale from time to time of up to 15,008,689 shares of our common stock by the selling stockholders named in the Prospectus. As a result of the offering and sale by the selling stockholders of 9,650,000 shares of our common stock described in the prospectus supplement dated June 14, 2017, 5,358,689 shares of common stock remain available for sale. This Prospectus Supplement No. 2 is being filed to update and supplement the information in the Prospectus, as supplemented by the prospectus supplement, dated June 14, 2017, with information contained in: (a) Items 1.01 and 9.01 in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2017 (the “July Current Report”); (b) our Quarterly Report on Form 10-Q, filed with the SEC on August 3, 2017 (the “Quarterly Report”); and (c) our Current Report on Form 8-K, filed with the SEC on August 11, 2017 (the “August Current Report,” and together with the July Current Report, the “Current Reports”). Accordingly, we have attached the Current Reports and the Quarterly Report, in each case with the applicable exhibits, to this Prospectus Supplement No. 2.

You should read this Prospectus Supplement No. 2 in conjunction with the Prospectus, including any amendments and supplements hereto. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 of the Prospectus and page 33 of the Quarterly Report to read about factors you should consider before buying shares of common stock.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 18, 2017

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida		32835
(Address of principal executive offices)		(Zip Code)

(407) 722-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 18, 2017, HRC Islander LLC, a Delaware limited liability company (“HRC Islander”), an, indirect wholly-owned subsidiary of Hilton Grand Vacations Inc. (“HGV”), entered into an Amended and Restated Limited Liability Company Agreement (the “Joint Venture Agreement”) of BRE Ace LLC, a Delaware limited liability company (the “Joint Venture”), with BRE Ace Holdings LLC, a Delaware limited liability company (“BRE Ace Holdings”), an affiliate of the real estate investment fund commonly known as Blackstone Real Estate Partners VIII (“Blackstone”). Pursuant to the Joint Venture Agreement, HRC Islander contributed approximately $40.0 million in cash for a 25% interest in the Joint Venture, which owns, through one or more subsidiaries, the remaining unsold timeshare inventory in a 1,201-key timeshare resort property and related operations, commonly known as “Elara, by Hilton Grand Vacations,” together with remaining commercial and penthouse space, and an undeveloped land parcel located at 80 East Harmon Avenue in Las Vegas, Nevada, and, from time to time, certain promissory notes or receivables related to financings provided by the Joint Venture or its subsidiaries in connection with sales of timeshare interests at Elara (collectively, the “Property”). In May 2017, the Joint Venture acquired 100% of the direct and indirect interests in the various entities that own the Property from its prior owner. HGV, through its subsidiaries, has managed the Property on a fee-for-service basis since 2012.

We sometimes refer to HRC Islander as “we,” “us” or “our” in the discussion below.

Management

BRE Ace Holdings, as the sole managing member, has exclusive and sole power and authority with respect to the management of the Joint Venture, including its day-to-day business and affairs, subject to our approval with respect to certain major actions that customarily would require a joint venture partner’s consent for a transaction of this type, such as entering into certain transactions with affiliates or acquiring additional real property unrelated to the Joint Venture, its subsidiaries, or the Property.

Additional Capital Contributions

BRE Ace Holdings, as the sole managing member, has the sole authority to require that we make additional capital contributions necessary for the conduct of the Joint Venture’s business, operation and maintenance of its assets, and discharge of its liabilities. In the event that we fail to make the necessary additional capital contributions, BRE Ace Holdings (and any future members) has the option to contribute any amounts that we fail to fund as either an additional capital contribution, in which case our interest would be subject to a dilution, or a loan bearing interest at the lesser of 20% or the maximum rate permitted by law, which loan will be repaid prior to any distribution to us.

Restrictions on Our Ability to Transfer Interests; Rights of First Offer; Drag Along, Tag Along and Similar Rights

We may not, directly or indirectly, transfer or otherwise dispose of our interest in the Joint Venture without the prior approval of BRE Ace Holdings, which approval may be withheld in its sole discretion, except for transfers to affiliates wholly-owned and controlled, directly or indirectly, by HGV.

In addition, should BRE Ace Holdings desire to transfer 50% or more of its interest in the Joint Venture or cause the Joint Venture to sell all of its direct or indirect interests in certain subsidiaries, including subsidiaries that, directly and indirectly, own the Property, we have the right of first offer with respect to such interests in accordance with the Joint Venture Agreement, which offer may be rejected by BRE Ace Holdings in its sole and absolute discretion. If we do not acquire such interests, BRE Ace Holdings may sell such interests to an unaffiliated third party, and has the right to “drag us along” and sell the same proportion of our interests in the Joint Venture on the same terms, conditions, economics and benefits to such unaffiliated third party. Similarly, in the event that BRE Ace Holdings desires to sell more than 50% of its interest in the Joint Venture, we have the right to “tag-along” and sell the same proportion of our interest in the Joint Venture on the same terms, conditions, economics and benefits. Further, in the event BRE Ace Holdings exercises its right to cause the Joint Venture and/or its subsidiaries to sell or transfer either the undeveloped land parcel or all or any of the penthouse floors, we have a right of first offer with respect to such undeveloped land parcel or penthouse floor, which offer may be rejected by BRE Ace Holdings in its sole and absolute discretion.

BRE Ace Holdings is not permitted to transfer its interest in the Joint Venture without our consent, which consent shall not be unreasonably withheld, if such transfer would cause us to become an affiliate of a company that is a competitor (as more particularly defined in the Joint Venture Agreement) of Hilton Worldwide Holdings Inc. (“Hilton”), and thereby cause us to violate certain terms of the license agreement that we have entered into with Hilton. In the event we do not consent to such proposed transfer, BRE Ace Holdings has the option to acquire all of our interest in the Joint Venture. We have filed a copy of the license agreement with Hilton as part of our filings with the Securities and Exchange Commission.

Financing and Related Matters

The Property is currently subject to a secured financing of approximately $211 million, none which we have agreed to guarantee. However, in connection with any future financings or refinancings (which may include mortgage loans, mezzanine loans, timeshare receivable loans, or preferred equity financings), BRE Ace Holdings may elect to provide a guaranty or indemnity with customary non-recourse carve-outs and/or an environmental indemnity. In such case, at the sole option of BRE Ace Holdings, HGV is obligated to provide a guaranty or indemnity on the same terms as BRE Ace Holdings. To the extent acceptable to the lender, HGV’s guaranty and/or environmental indemnity will be limited to our applicable capital sharing percentage in the Joint Venture at the time of such guaranty; provided, however, that if required by a lender, our and BRE Ace Holdings’ guaranty and/or environmental indemnity will be on a joint and several basis.

Other

We will continue to market, sell inventory and manage the Property under the existing fee-for-service agreements that we entered into with the prior owner of the Property. Affiliates of The Blackstone Group L.P. currently own approximately 5% of all of the outstanding common stock of HGV. In addition, one of HGV’s directors, Mr. Kenneth A. Caplan, is an employee of The Blackstone Group L.P.

The foregoing summary of the Joint Venture Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Limited Liability Company Agreement of BRE Ace LLC, a Delaware limited liability company, dated as of July 18, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Date: July 21, 2017

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Limited Liability Company Agreement of BRE Ace LLC, a Delaware limited liability company, dated as of July 18, 2017.

Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF

BRE ACE LLC

July 18, 2017

-ii-

-iii-

Schedules
Schedule A	-	Members; Initial Capital Contributions
Schedule B	-	Future Development Property
Schedule C	-	Financial Reporting
Schedule D	-	Section 12.1(e) Disclosure

Exhibits
Exhibit A	-	ERISA Letter Agreement

-iv-

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BRE ACE LLC

This Amended and Restated Limited Liability Company Agreement is entered into as of July 18, 2017, between the members set forth on Schedule A hereto (each, a “Member” and collectively, the “Members”).

Preliminary Statement

A. BRE Ace LLC, a Delaware limited liability company (the “Company”), was formed as a limited liability company under the Act pursuant to a certificate of formation filed with the Secretary of State for the State of Delaware on April 11, 2017 (the “Certificate”).

B. Blackstone Real Estate Partners VIII-NQ L.P., a Delaware limited partnership (“BREP VIII-NQ”), entered into as sole member and served as managing member under the Limited Liability Company Agreement of the Company dated as of April 11, 2017 (the “Original Agreement”).

C. Pursuant to that certain Contribution Agreement dated as of May 11, 2017, BREP VIII-NQ contributed 100% of its limited liability company interests in the Company to Blackstone Member, BREP VIII-NQ withdrew as a member of the Company, and Blackstone Member was admitted as the sole member of the Company.

D. Pursuant to that certain Membership Interest Purchase Agreement dated as of May 17, 2017 (the “MIPA”) by and among the Company, LV Tower 52 Issuer, LLC, a Delaware limited liability company (“Issuer”), LV Tower 52 Holdco, LLC, a Delaware limited liability company (“Seller”), and LV Tower 52 Management Co., LLC, a Delaware limited liability company (“LV Management”), the Company acquired from Seller 100% of the limited liability company interests in Issuer and LV Management on May 19, 2017, funded 75% by a capital contribution from Blackstone Member and 25% by a loan (the “Acquisition Loan”) from Blackstone Member pursuant to that certain Term Loan Agreement dated May 19, 2017 by and between Blackstone Member and the Company, as the same may be amended, supplemented or modified from time to time.

E. Issuer is the sole member of LV Tower 52, LLC, a Delaware limited liability company (“Property Owner”), which in turn owns, directly and indirectly, certain assets, including without limitation, a fee interest in real property located at 80 East Harmon Avenue, Las Vegas, Nevada, consisting of a 1,201-key timeshare resort operation known as “Elara, by Hilton Grand Vacations”, including its remaining unsold inventory, commercial and penthouse space and undeveloped land parcel (the “Property”), certain other Subsidiaries and, from time to time, certain promissory notes or deeds of trust generated in connection with timeshare-related purchase money financing provided by the Company or its Subsidiaries (the “Receivables”).

F. On the date hereof, HGV Member paid the sum of (x) $39,453,741 and (y) $351,531 to acquire a 25% interest in the Company (the “HGV Acquisition”). Immediately following the HGV Acquisition, the Company repaid the Acquisition Loan in full and all accrued and unpaid interest thereon, in an amount equal to $39,805,272.00 (the “Acquisition Loan Repayment”).

G. The Members are executing this Agreement for the purposes of admitting HGV Member as a Member of the Company and amending and restating the Original Agreement in its entirety and for setting forth their respective rights and obligations with respect to the Company and each other.

Agreement

Accordingly, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Loan Repayment” has the meaning given thereto in the paragraph F of the Preliminary Statement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et. seq., as it may be amended from time to time, and any successor to such statute.

“Actual Losses” means, collectively, any actual out-of-pocket liabilities, obligations, losses, costs and expenses.

“Additional Capital Contribution” has the meaning for such term set forth in Section 6.2.

“Adjusted Capital Account” means, with respect to a Member, such Member’s Capital Account as of the end of each taxable year or other period, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Regulations Section 1.704-1(b)(2)(ii)(d) (including adjustments for Company Minimum Gain and Member Nonrecourse Debt Minimum Gain) and taking into account any amounts such Member is obligated or deemed obligated to restore pursuant to any provision of this Agreement and the Regulations.

“Adjusted Capital Account Deficit” means, for any Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Affiliate” means with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with the Person in question. For the sake a clarify, Blackstone Fund and any Blackstone Affiliate shall not be deemed to be an Affiliate of HGV Member.

“Agreement” means this Amended and Restated Limited Liability Company Agreement as the same may be amended, supplemented, modified and/or restated from time to time.

“Anti-Corruption Laws” has the meaning for such term in Section 12.4(a).

“Asset Disposition” has the meaning for such term set forth in Section 3.2(e).

“Asset Responding Member” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Closing” has the meaning for such term set forth in Section 3.2(e)(iii).

“Asset ROFO Closing Date” has the meaning for such term set forth in Section 3.2(e)(iii).

“Asset ROFO Down Payment” has the meaning for such term set forth in Section 3.2(e)(ii).

“Asset ROFO Election Notice” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Escrow Agent” has the meaning for such term set forth in Section 3.2(e)(ii).

“Asset ROFO Gross Valuation” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Notice” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Offer” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Offer Period” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Purchase Agreement” has the meaning for such term set forth in 3.2(e)(iv).

“Asset ROFO Rejection Notice” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Response Period” has the meaning for such term set forth in Section 3.2(e)(i).

“Bankruptcy” means, with respect to a Person, the occurrence of (1) an assignment by the Person for the benefit of creditors; (2) the filing by the Person of a voluntary petition in bankruptcy; (3) the entry of a final, non-appealable judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of a final, non-appealable order for relief in any bankruptcy or insolvency proceeding; (4) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; or (6) the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties.

“Blackstone” or “Blackstone Member” means BRE Ace Holdings LLC, a Delaware limited liability company and any other Blackstone Affiliate who directly owns any of the Interests from time to time.

“Blackstone Affiliate” means any Affiliate of the Blackstone Fund.

“Blackstone Financing Guaranty” has the meaning for such term set forth in Section 7.1(b).

“Blackstone Fund” means, individually or collectively, Blackstone Real Estate Partners VIII-NQ, L.P., Blackstone Real Estate Partners VIII.TE1-NQ L.P., Blackstone Real Estate Partners VIII.TE2-NQ L.P., Blackstone Real Estate Partners VIII.F-NQ (AV) L.P., BREP VIII SBS Holdings L.L.C., Blackstone Family Real Estate Partnership VIII-SMD L.P., Blackstone Real Estate Holdings VIII-NQ-ESC L.P., and/or BTAS NQ Holdings L.L.C. (the “BREP Partnerships”), and any other parallel partnerships or alternative investment vehicles, comprising or related to the real estate fund commonly known as Blackstone Real Estate Partners VIII (“BREP”) and/or any co-investment vehicle or managed vehicle under Control with BREP or the BREP Partnerships.

“Blackstone Guarantor” has the meaning for such term set forth in Section 7.1(b).

“Blackstone Valuator” has the meaning for such term set forth in Section 3.2(f).

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of the State of New York or the State of Nevada and are actually closed.

“Capital Account” has the meaning for such term set forth in Section 9.1(a).

“Capital Contribution” means, with respect to each Member, the amount of cash and the initial Gross Asset Value of any non-cash property (net of liabilities assumed by the Company resulting from such contribution and liabilities to which the property is subject) held by the Company or any Subsidiary and credited to such Member or contributed to the Company by that Member pursuant to the terms and conditions hereof, including all Additional Capital Contributions. Capital Contributions made or deemed made on or before the date hereof are as set forth on Schedule A attached hereto.

“Capital Proceeds” means funds of the Company arising from a Capital Transaction, less any cash which is applied to (i) the payment of third party out-of-pocket transaction costs and expenses of the Company or any Subsidiary relating to such Capital Transaction, (ii) the repayment of debt of the Company or any Subsidiary, (iii) the repair, restoration or other improvement of assets of the Company which is required under any contractual obligation of the Company, and (iv) the establishment of reserves for the Company as reasonably determined by the Managing Member. “Capital Proceeds” shall also mean any of the foregoing which are received by another Person in which the Company is a member or investor or in which the Company otherwise has an interest, to the extent received by the Company as dividends or distributions.

“Capital Sharing Ratios” of a Member means the ratio (expressed as a percentage) of (a) the Capital Contributions of such Member to (b) the aggregate Capital Contributions of all of the Members. The Managing Member shall calculate the Capital Sharing Ratios of the Members from time to time to adjust for the making by the Members of any Additional Capital Contributions in accordance with this Agreement, and set forth the Capital Sharing Ratio of each Member on the books and records of the Company. As of the date hereof, the Capital Sharing Ratio shall be as set forth on Schedule A attached hereto.

“Capital Transaction” means the sale, financing, refinancing or similar transaction of or involving the Property, the Receivables, the interests owned, directly or indirectly, by the Company in any Subsidiary, or any assets of any Subsidiary and the receipt of any condemnation awards, title insurance proceeds or casualty loss insurance proceeds (other than business interruption or rental loss insurance proceeds) to the extent not used for reconstruction of all or any portion of the Property. For the avoidance of doubt, the Acquisition Loan Repayment shall not be a Capital Transaction.

“Certificate” has the meaning given thereto in paragraph A of the Preliminary Statement.

“Change of Control” means the date on which the Blackstone Member ceases to be the Managing Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

“Company” has the meaning for such term given thereto in paragraph A of the Preliminary Statement of this Agreement.

“Company Minimum Gain” has the meaning assigned to “partnership minimum gain” in Regulations Section 1.704-2(d).

“Competitor Transfer” has the meaning for such term set forth in Section 3.2(f).

“Control” and its correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the applicable Person. Solely for the purposes of Section 3.2(f), “Control” shall mean, with respect to any Person, the direct or indirect (i) ownership of all or substantially all of the properties or assets of a Person, (ii) right to appoint a majority of the members of the board of directors of such Person, and (iii) beneficial ownership of more than 50% of the total voting power of outstanding shares of stock or other equity interest of such Person entitled to vote in the election of directors or otherwise to participate in the direction of the management and policies of such Person.

“Covered Parties” has the meaning for such term in Section 12.4(a).

“Decision Notice” has the meaning for such term in Section 4.1(c).

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any method reasonably selected by the Managing Member that is permitted under the Code for such asset.

“Disproportionate Distribution” has the meaning for such term set forth in Section 8.1.

“Drag Eligible Transfer” has meaning for such term set forth in Section 3.2(c)(i).

“Drag Indemnifying Member” has the meaning for such term set forth in Section 3.2(c)(iii).

“Dragging Member” has meaning for such term set forth in Section 3.2(c)(i).

“Electing Member” has the meaning for such term set forth in Section 3.2(d)(i).

“Encumbrance” has the meaning for such term set forth in Section 3.2(a).

“Failed Funding” has the meaning for such term set forth in Section 6.3.

“FCPA” has the meaning for such term in Section 12.4(a).

“Financing” has the meaning for such term set forth in Section 7.1(a).

“Financing Documents” means any loan agreements, notes, mortgages or other certificate of documents evidencing, securing other otherwise entered into in accordance with any Financing.

“Financing Guaranty” has the meaning for such term set forth in Section 7.1(b).

“Funding Members” has the meaning for such term set forth in Section 6.3.

“Future Development Property” means that certain real property as set forth on Schedule B attached hereto.

“GAAP” has the meaning for such term set forth in Section 5.1(b).

“Government Official” means (i) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any government or governmental entity, division, agency or authority, (ii) any political party or party official or candidate for political office, (iii) officials of public international organizations (e.g., the Red Cross), (iv) any company, business, enterprise, or other entity owned, in whole or in part, or sponsored or controlled by any person described in the foregoing clause (i) or (ii) of this definition, or (v) any other position as defined by applicable Anti-Corruption Laws.

“Gross Asset Value” has the meaning for such term set forth in Section 9.2.

“Guarantor” has the meaning for such term set forth in Section 7.1(b).

“HGV” means Hilton Grand Vacations Inc., a Delaware corporation.

“HGV Acquisition” has the meaning given thereto in the paragraph F of the Preliminary Statement.

“HGV Agreements” means collectively, (i) that certain Sales & Marketing Agreement dated November 21, 2011 by and between Property Owner and Hilton Resorts Corporation, as the same may be amended, modified and/or supplemented from time to time, (ii) that certain Sub-Management Services Agreement dated January 20, 2012 by and among Property Owner, LV Management, and Hilton Grand Vacations Management, LLC, as the same may be amended, modified and/or supplemented from time to time, and (iii) any other agreement between the Company or any Subsidiary (including the Property Owner), on the one hand, and the HGV Member or any of its Affiliates on the other hand.

“HGV Carveout Guaranty” has the meaning for such term set forth in Section 7.1(b).

“HGV Gross Valuation” has the meaning for such term set forth in Section 3.2(f).

“HGV Guarantor” has the meaning for such term set forth in Section 7.1(b).

“HGV Member” means HRC Islander LLC, a Delaware limited liability company, and any permitted assignee or successor to any of the membership interests currently held by such Person, for so long as such Person is a Member.

“HGV Valuator Notice” has the meaning for such term set forth in Section 3.2(f).

“Hilton Competitor” means any branded full service, select service, luxury or extended stay hotel chain with both (i) 2,000 or more rooms, and (ii) 10 or more property locations. Hilton Competitor shall include, but shall not be limited to, Marriott, Starwood, Hyatt, Wyndham, Lowes, Jin Jiang Intl., Plateno, Intercontinental Hotel Groups, Choice, Accor, Homeinns Hotel, Carlson Rezidor Hotel Group, Carlson, Host Hotels, Harrahs Entertainment, Fairmont Hotels and Resorts and Extended Stay Hotels.

“Indirect Interest Transfer” has the meaning for such term set forth in Section 3.2(b)(i).

“Initial Capital Contributions” has the meaning for such term set forth in Section 6.1.

“Initial Financing” means any debt, loans or notes outstanding under any of the following agreements or under any amendment thereto or replacement thereof: (i) that certain Amended and Restated Indenture, dated February 15, 2017 by and among Property Owner, Wilmington Trust, National Association, Issuer, and certain other parties thereto, (ii) the Indenture, dated June 29, 2016, between Elara HGV Timeshare Issuer 2016-A, LLC and Wells Fargo Bank, National Association, (iii) the Indenture, dated October 30, 2014, between Elara HGV Timeshare Issuer 2014-A, LLC and Wells Fargo Bank, National Association, (iv) the Receivables Loan Agreement, dated June 8, 2017, among LVT Fin Co. 1, LLC, Wells Fargo Bank, National Association, the persons from time to time party thereto as lenders and managing agents and Bank of America, N.A. and (v) the Loan and Security Agreement, dated November 30, 2012, among LVT Fin Co. 2, LLC, Property Owner, LV Tower 52 Fin Co., LLC, each of the lenders party thereto and Capital One, National Association.

“Initial Lender” means the applicable lender under any Initial Financing.

“Interest Purchase Agreement” has the meaning for such term set forth in Section 3.2(b)(iv).

“Interest ROFO” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Closing” has the meaning for such term set forth in Section 3.2(b)(iii).

“Interest ROFO Closing Date” has the meaning for such term set forth in Section 3.2(b)(iii).

“Interest ROFO Down Payment” has the meaning for such term set forth in Section 3.2(b)(ii).

“Interest ROFO Election Notice” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Escrow Agent” has the meaning for such term set forth in Section 3.2(b)(ii).

“Interest ROFO Gross Valuation” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Notice” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Offer” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Offer Period” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Rejection Notice” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Response Period” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest Transfer” has the meaning for such term set forth in Section 3.2(b)(i).

“Interests” means all of the rights and interests of whatsoever nature of the Members in the Company, including without limitation the membership interests in the Company, the right to receive distributions of funds, and to receive allocations of income, gain, loss, deduction, and credit.

“Issuer” has the meaning given thereto in paragraph D of the Preliminary Statement of this Agreement.

“Joint Decisions” has the meaning for such term set forth in Section 4.1(b).

“Lenders” has the meaning for such term set forth in Section 7.1(a).

“Majority Interest Transfer” has the meaning for such term set forth in Section 3.2(b)(i).

“Managing Member” means (x) the Member holding a Capital Sharing Ratio greater than 50% (a “Majority Capital Sharing Ratio”), if any, and (y) if no Member holds a Majority Capital Sharing Ratio, the Blackstone Member, and any permitted assignee or successor to any of the interests held by the Blackstone Member as of the date hereof, for so long as the Blackstone Member is a Member. For the avoidance of doubt, the initial Managing Member shall be the Blackstone Member.

“Member Loan” has the meaning for such term set forth in Section 6.3(b).

“Member Nonrecourse Debt” has the meaning assigned to “partner nonrecourse debt” in Regulations Sections 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning assigned to “partner nonrecourse deductions” in Regulations Section 1.704-2(i)(2).

“Member Tag Acquisition” has the meaning for such term set forth in Section 3.2(d)(ii).

“Members” means the Blackstone Member and the HGV Member and each Person hereafter admitted as a Member in accordance with this Agreement, until such Person ceases to be a Member of the Company.

“MIPA” has the meaning given thereto in paragraph D of the Preliminary Statement of this Agreement.

“Net Cash Flow” means Net Operating Income less debt service on any Financings.

“Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Operating Expenses for such period.

“Non-Funding Member” has the meaning for such term set forth in Section 6.3.

“Nonrecourse Deductions” has the meaning assigned to “nonrecourse deductions” in Regulations Section 1.704-2(b)(1).

“OFAC” has the meaning for such term set forth in Section 12.1(c).

“Offered Assets” has the meaning for such term set forth in Section 3.2(e)(i).

“Offered Interest” has the meaning for such term set forth in Section 3.2(b)(i).

“Operating Expenses” means, for any period, the current obligations of the Company for such period relating to the ownership and operation of the Property, the Receivables or any other assets of the Company or any Subsidiary during such period, determined in accordance with sound accounting principles and applicable to commercial real estate, consistently applied, for operating expenses of the Company or any Subsidiary, including any operating expenses related to the Property or the Receivables, and for capital expenditures not paid from the Members’ Capital Contributions or Financing proceeds, and for industry-standard working capital and reserves actually funded. Operating Expenses shall not include debt service on Financings or any non-cash expenses such as Depreciation or amortization.

“Operating Revenues” means, for any period, the gross revenues of the Company or any Subsidiary arising from the ownership and operation of the Property, the Receivables or any other assets of the Company or any Subsidiary during such period, including proceeds of any business interruption or rental loss insurance maintained by the Company from time to time and amounts released from Company reserves, but specifically excluding Capital Proceeds and Capital Contributions.

“Original Agreement” has the meaning given thereto in the paragraph B of the Preliminary Statement

“PDF” has the meaning for such term set forth in Section 11.11.

“Penthouse Disposition” has the meaning for such term set forth in Section 3.2(e)(i).

“Penthouse Unit” means each of the whole floors designated 57 through 61 of the current Elara tower on the Property.

“Person” means an individual or entity.

“Pro Rata Share” has the meaning for such term set forth in Section 3.2(d)(i).

“Proceeding” has the meaning for such term set forth in Section 4.6(a).

“Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for such taxable year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(2) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures under Regulations Section 1.704- 1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(3) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

(4) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(5) Any items which are specially allocated under Section 9.3(c) or 9.3(d) shall be excluded from the calculations of Profits or Losses; and

(6) If the Gross Asset Value of any Company asset is adjusted under Section 9.2(c) or (d), the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

“Prohibited Person” has the meaning for such term set forth in Section 12.1(c).

“Property” has the meaning given thereto in paragraph E of the Preliminary Statement of this Agreement.

“Property Owner” has the meaning given thereto in paragraph E of the Preliminary Statement of this Agreement.

“Receivables” has the meaning given thereto in paragraph E of the Preliminary Statement of this Agreement.

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar or substitute temporary or final Regulations.

“Regulatory Allocations” has the meaning for such term set forth in Section 9.3(d).

“Required Sale” has meaning for such term set forth in Section 3.2(c)(i).

“Required Sale Notice” has meaning for such term set forth in Section 3.2(c)(i).

“Responding Member” has the meaning for such term set forth in Section 3.2(b)(i).

“Response Period” has the meaning for such term set forth in Section 3.2(d)(i).

“Sale Notice” has the meaning for such term set forth in Section 3.2(d)(i).

“Sale Proposal” has meaning for such term set forth in Section 3.2(c)(i).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or other relevant sanctions authority.

“Second Tower” shall mean a luxury hotel, timeshare resort and/or condominium development constructed on the Future Development Property.

“Securitization” has the meaning for such term set forth in Section 7.2.

“Selling Member” has the meaning for such term set forth in Section 3.2(b)(i).

“Subsidiary” means any entity directly or indirectly Controlled by the Company, including, without limitation, the Property Owner and the Issuer.

“Tag Eligible Transfer” has the meaning for such term set forth in Section 3.2(d)(i).

“Tag Indemnifying Member” has the meaning for such term set forth in Section 3.2(d)(i).

“Tax Advances” has the meaning for such term set forth in Section 8.2(b).

“Transfer” has the meaning for such term set forth in Section 3.2(a).

“Transferring Member” has the meaning for such term set forth in Section 3.2(d)(i).

“Triggering Member” has the meaning for such term set forth in Section 3.2(e)(i).

“Valuator” means an advisory firm, public accounting firm, or investment banking firm that has been actively and principally engaged in evaluating businesses similar to the business of the Company and its Subsidiaries for the immediately preceding ten (10) years prior to its appointment as a Valuator.

“Valuator Selection Period” has the meaning for such term set forth in Section 3.2(f).

Section 1.2. Captions, References. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and section headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement. Whenever the terms “hereof,” “hereby,” “herein,” or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Whenever the word “including” is used herein, it shall be construed to mean including without limitation. Any reference to a particular “Article” or a “Section” shall be construed as referring to the indicated article or section of this Agreement unless the context indicates to the contrary.

ARTICLE 2

ORGANIZATIONAL MATTERS; PURPOSE; TERM

Section 2.1. Formation of the Company. The Company has been formed under the provisions of the Act.

Section 2.2. Name. The Company shall conduct its activities under the name of BRE Ace LLC, and all Company business must be conducted in that name or such other name as the Managing Member shall approve, provided that the name shall always contain the letters “LLC”.

Section 2.3. Registered Office; Registered Agent; Principal Office. The registered office and the registered agent of the Company in the State of Delaware shall be as specified in the Certificate or as designated by the Managing Member. The principal office and principal place of business of the Company shall be c/o Blackstone Real Estate Advisors L.P., 345 Park Avenue, 42nd Floor, New York, New York 10154, or at such other location as the Members shall determine.

Section 2.4. Foreign Qualification. Before the Company conducts business in any jurisdiction other than Delaware, the Managing Member shall, at the Company’s cost, cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managing Member, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

Section 2.5. Purpose and Scope. The nature of the business and of the purpose to be conducted and promoted by the Company is to engage solely in the following activities:

(a) To directly, or indirectly through the Subsidiaries, own, manage, operate, improve, maintain, assign, transfer, lease, finance, mortgage, pledge, sell, dispose and otherwise deal with the Property or any portion thereof, or related property (including the Receivables), and to own (directly or indirectly) the interests in Property Owner, Issuer and any other Subsidiaries, and to provide any services related thereto and to perform all other activities reasonably necessary or incidental to or in furtherance of the foregoing; and

(b) To exercise all powers enumerated in the Act necessary, ancillary, incidental, appropriate or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

Section 2.6. Term. The Company shall commence on the effective date of the Certificate and shall have perpetual existence, unless sooner dissolved as herein provided.

ARTICLE 3

MEMBERS; DISPOSITIONS OF INTERESTS; ASSET SALES

Section 3.1. Members. The Blackstone Member and the HGV Member have been admitted to the Company as Members as of the date hereof. The Members have been issued Interests in the Company.

Section 3.2. Dispositions of Interests.

(a) HGV Transfers. The HGV Member may not, directly or indirectly, make an assignment, transfer, or other disposition (voluntarily, involuntarily or by operation of law) (a “Transfer”) of all or any portion of its Interests or its direct or indirect interest in the Company, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (an “Encumbrance”) all or any portion of its Interests or its direct or indirect interest in the Company, except with the consent of the Managing Member, which consent may be withheld in its sole discretion. To the fullest extent permitted by law, any attempted Transfer or Encumbrance by the HGV Member of all or any portion of an Interest, other than in strict accordance with this Section 3.2, shall be void. A Person to whom an Interest is Transferred may be admitted to the Company as a member as provided under Sections 3.2(b), 3.2(c), 3.2(d), 3.2(e) or 3.2(f) with the consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole and absolute discretion. In connection with any Transfer of an Interest or any portion thereof, and any admission of an assignee as a Member, the Member making such Transfer and the assignee shall furnish the other Members with such documents regarding the Transfer as the Managing Member may reasonably request (in form and substance reasonably satisfactory to the other Members), including a copy of the Transfer instrument and a ratification by the assignee of this Agreement (if the assignee is to be admitted as a Member). Notwithstanding anything to the contrary contained in this Agreement, with prior notice to Managing Member but without the consent of the Managing Member, any direct or indirect interest in HGV Member or HGV Member’s interest in the Company may be transferred from time to time to any Person (other than a Prohibited Person) so long as after giving effect to such Transfer, HGV directly or indirectly Controls HGV Member (or its successor in interest) and directly or indirectly in the aggregate continues to own one hundred percent (100%) of the capital and profits of HGV Member (or its successor in interest).

(b) Transfer Subject to ROFO.

(i) If the Blackstone Member desires to (in one or a series of related transactions) (a) transfer fifty percent (50%) or more of its Interest (a “Majority Interest Transfer”), (b) cause the Company to sell one hundred percent (100%) of the Company’s membership interest in Issuer or LV Management, or (c) cause Issuer to sell one hundred percent (100%) of Issuer’s membership interest in Property Owner (each such transfer described in (b) and (c) an “Indirect Interest Transfer”, and each such membership interest described in (a), (b) or (c), the “Offered Interest”), such transfer (an “Interest Disposition”) shall be subject to the right of first offer given to the HGV Member pursuant to this Section 3.2(b) (“Interest ROFO”). If the Blackstone Member desires to cause an Interest Disposition (in such capacity, the “Selling Member”), the Selling Member shall be required to give written notice (the “Interest ROFO Notice”) to the HGV Member (the “Responding Member”) of the Selling Member’s desire to sell the Offered Interests. At any time within the fifteen (15) calendar day period (the “Interest ROFO Offer Period”) commencing on the day the Responding Member receives the Interest ROFO Notice, the Responding Member may make a written offer to Selling Member (the “Interest ROFO Offer”) to purchase the Offered Interest. Such Interest ROFO Offer shall contain the Responding Member’s determination of the gross fair market value of the Offered Interest, without regard to any applicable liabilities of the Offered Interest (including without limitation all Financings) (the “Interest ROFO Gross Valuation”) and an offer to purchase the Offered Interest for the Interest ROFO Gross Valuation. If the Responding Member sends an Interest ROFO Offer on or prior to the expiration of the Interest ROFO Offer Period, then at any time within the fifteen (15) calendar day period (the “Interest ROFO Response Period”) commencing on the day the Selling Member receives the Interest ROFO Offer, the Selling Member shall either (A) deliver to the Responding Member a written notice electing to sell the Offered Interest for the Interest ROFO Gross Valuation (an “Interest ROFO Election Notice”), or (B) deliver to Responding Member a written notice rejecting the offer contained in the Interest ROFO Offer (a “Interest ROFO Rejection Notice”). If the Selling Member fails to deliver an Interest ROFO Election Notice or Interest ROFO Rejection Notice within the Interest ROFO Response Period, the Selling Member shall be deemed to have delivered an Interest ROFO Rejection Notice rejecting the offer contained in the Interest ROFO Offer. If the Responding Member fails to duly deliver an Interest ROFO Offer prior to the expiration of the Interest ROFO Offer Period (or is deemed to have failed to deliver an Interest ROFO Offer), then the Selling Member shall have the option to either (x) within 270 calendar days of the expiration of the Interest ROFO Response Period enter into a contract of sale with a third party unaffiliated with Selling Member, which contract shall provide for a closing date no later than 365 calendar days following the expiration of the Interest ROFO Response Period, or (y) elect not to sell the Offered Interest.

(ii) If the Selling Member duly delivers an Interest ROFO Election Notice, then within three (3) Business Days of receipt by the Responding Member of the Interest ROFO Election Notice, the Responding Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of Nevada or the State of New York (the “Interest ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 3.2(b), a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 5% of the Interest ROFO Gross Valuation (the “Interest ROFO Down Payment”). If the Responding Member fails to timely deliver the Interest ROFO Down Payment, the Responding Member shall be deemed to have failed to deliver an Interest ROFO Offer and the terms of the last sentence of clause (i) above shall apply.

(iii) If the Responding Member timely delivers the Interest ROFO Down Payment, the Selling Member, as seller, and the Responding Member, as purchaser, shall proceed to close the sale of the Offered Interest at the Interest ROFO Gross Valuation (as adjusted for customary real estate prorations and with respect to any Indirect Interest Transfer, net of the then outstanding principal of any assumed Financings) (the “Interest ROFO Closing”) on a mutually acceptable closing date (the “Interest ROFO Closing Date”), but in any event not later than thirty (30) calendar days after the Responding Member delivered the Interest ROFO Down Payment to the Interest ROFO Escrow Agent, through a mutually satisfactory escrow arrangement with the Interest ROFO Escrow Agent. On the Interest ROFO Closing Date, (x) the Selling Member shall sell to the Responding Member the Offered Interest (which in the case of a Majority Interest Transfer only shall be free and clear of all liens, claims, encumbrances, options and rights of any kind) and each of the Selling Member and the Responding Member shall execute and deliver the customary transfer documents in a form and content reasonably acceptable to both parties, (y) the Interest ROFO Escrow Agent shall deliver the Interest ROFO Down Payment in immediately available funds to the Selling Member and (z) the Responding Member shall pay to the Selling Member the Interest ROFO Gross Valuation (less a credit for the Interest ROFO Down Payment and as adjusted for customary real estate prorations, and with respect to any Indirect Interest Transfer, net of the then outstanding principal of any assumed Financings) in immediately available funds. None of the Selling Member, the Company or any

Subsidiary shall be required to make any representations or warranties with respect to the Company or the Property in connection with such sale (but shall make customary representations and warranties regarding the Offered Interest, due authority, execution and delivery of closing documents, and lien-free title to the Offered Interests (with respect to a Majority Interest Transfer only)). Each party shall pay its own closing costs in connection with such sale, provided that any transfer taxes or other similar tax payable in connection therewith shall be paid by the Members pro rata in accordance with local custom. If the Interest ROFO Closing fails to occur solely by reason of a default of the Responding Member, the Responding Member’s Interest ROFO rights under this Section 3.2(b) shall be deemed forever extinguished and shall thereafter be null and void and of no further force and effect, the Selling Member shall be entitled to retain the Interest ROFO Down Payment as liquidated damages as its sole and exclusive remedy and the Selling Member shall thereafter be free, at any time and from time to time, to cause a sale of the Offered Interest in an arms-length transaction with a third-party unaffiliated with the Selling Member at such price as the Selling Member determines in its sole discretion. If the Interest ROFO Closing hereunder fails to occur by reason of default of the Selling Member, the Responding Member shall have the right, as its sole and exclusive remedy, to either (A) demand that the Interest ROFO Down Payment be returned to the Responding Member, and in the case of a willful default, Selling Member shall reimburse Responding Member for the reasonable third party, out of pocket costs incurred by Responding Member in connection with the Interest ROFO not to exceed $100,000.00, or (B) seek specific performance by asserting a claim in writing within forty-five (45) calendar days of such failure to close.

(iv) If the Selling Member delivers an Interest ROFO Rejection Notice (or is deemed to have delivered an Interest ROFO Rejection Notice), the Selling Member shall have the option to either (x) within 270 calendar days of the expiration of the Interest ROFO Response Period enter into a contract of sale with a third party unaffiliated with Selling Member (an “Interest Purchase Agreement”) and to complete the sale of the Offered Interest for a purchase price greater than the Interest ROFO Gross Valuation or (y) elect not to sell the Offered Interest. The Selling Member shall deliver a copy of the Interest Purchase Agreement (together with all schedules and exhibits thereto) to the Responding Member promptly following execution. The Interest Purchase Agreement must provide for a closing thereunder on a date not later than 365 calendar days after expiration of the Interest ROFO Response Period. At such closing, the price paid by the third party purchaser of the Offered Interest shall be adjusted for customary real estate prorations. If (i) the Interest Purchase Agreement is not executed within 270 calendar days from expiration of the Interest ROFO Response Period, (ii) the closing thereunder does not occur within 365 calendar days of the expiration of the Interest ROFO Response Period, or (iii) Selling Member desires to sell the Offered Interest for less than 100% of the Interest ROFO Gross Valuation, Selling Member must again comply with the ROFO procedures in this Section 3.2(b) prior to any sale of its Interests and the other Member shall have all the rights available to it under this Section 3.2(b) in connection with any such sale.

(c) Drag-Along Rights.

(i) Subject to prior compliance with Section 3.2(b), if the Blackstone Member (the “Dragging Member”) receives an offer to purchase (a “Sale Proposal”) or otherwise desires to transfer all or any portion of its Interest to an unaffiliated third party (a “Drag Eligible Transfer”, and together with Sale Proposal, each, a “Required Sale”), then the Dragging Member shall have the option to deliver (which option to deliver may be exercised in its sole discretion) a written notice (a “Required Sale Notice”) with respect to such Required Sale, at least fifteen (15) calendar days prior to the anticipated closing date of such Required Sale to all other Members requiring them to sell or otherwise Transfer their Interest to the proposed transferee in accordance with the provisions of this Section 3.2(c). In any such transaction, all transferring Members must receive the same benefits and bear the same burden as the Dragging Member in proportion to their respective Interests being transferred.

(ii) The Required Sale Notice shall include the material terms and conditions of the Required Sale, including (A) the name and address of the proposed transferee, (B) the proportion of Interests to be sold in such Required Sale, (C) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Dragging Member will provide such information relating to such consideration as each other Member may reasonably request in order to evaluate such consideration, and such non-cash consideration shall be subject to the approval of each other Member, such approval not to be unreasonably withheld, conditioned, or delayed), and (D) the proposed closing date of such Required Sale, if known. The Dragging Member will deliver or cause to be delivered to each other Member copies of all transaction documents relating to the Required Sale promptly as the same become available.

(iii) Each other Member, upon receipt of a Required Sale Notice, shall be obligated to sell or otherwise transfer the same proportion of its Interest as is being transferred by the Dragging Member and participate in the Required Sale contemplated by the Sale Proposal or Drag Eligible Transfer, as applicable, to waive all dissenters’ or appraisal rights, if any, in connection with the Required Sale, to enter into agreements relating to the Required Sale, to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as the Dragging Member agrees to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary (or otherwise reasonably requested by the Dragging Member) to consummate the Required Sale; provided that (x) unless otherwise agreed in writing by such Member in its sole discretion, a Member shall not be required to make representations and warranties or provide indemnities as to any other Member and a Member shall not be required to make any representations and warranties about the business of the Company or its Subsidiaries, (y) no such Member shall be liable for the breach of any covenant by any other Member under this Section 3.2(c) and (z) notwithstanding anything in this Section 3.2(c)(iii) to the contrary, any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the Company and the Subsidiaries arising in connection with the Required Sale shall be shared severally and not jointly by all Members pro rata based on their respective Interests being sold in the Required Sale and in any event shall not exceed the proceeds received by such Member in the Required

Sale. For the avoidance of doubt, the Company shall make all representations, warranties and related indemnities with respect to the business of the Company and its Subsidiaries in connection with a Required Sale. Notwithstanding the foregoing, in connection with a Required Sale, each Member (the “Drag Indemnifying Member”) shall indemnify, defend and hold harmless the other Members from any loss, claim, damage or liability (including reasonable attorney’s fees) arising out of any breach by the Drag Indemnifying Member of any of its representations and warranties with respect to due authority, execution and delivery and lien-free title to such Member’s Interests made to any unaffiliated third party in connection with the Required Sale.

(iv) The obligations of the Members under this Section 3.2(c) with respect to a Required Sale are subject to the satisfaction of the condition that the consideration to be received by the Members in connection with such Required Sale shall be allocated among the Members in accordance with Section 9.7. Each Member shall take all actions in connection with the distribution of the aggregate consideration from the sale or exchange by such Members of their respective Interests being sold in the Required Sale (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise) as may be reasonably requested by the Dragging Member.

(v) If the Required Sale is consummated, each Member transferring Interests pursuant to this Section 3.2(c) shall pay its pro rata share (determined based on its share of the Interests sold in such Required Sale and out of the proceeds of such Required Sale) of the reasonable, third party, out of pocket expenses and fees (including attorneys’ fees) incurred by the Members in connection with such Required Sale if such expenses were incurred (i) at the direction of the Dragging Member or the Company and (ii) for the benefit of all Members or the Company.

(vi) In no manner shall this Section 3.2(c) be construed to grant to any Member any dissenters rights or appraisal rights or give any Member any right to vote in any Required Sale (it being understood that the Members have expressly waived any such rights under the Act and have granted to the Dragging Member the sole right to approve or consent to any Required Sale without approval or consent of the Members or any class or group thereof).

(vii) The Dragging Member shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and the terms and conditions thereof. The Dragging Member shall not have any liability to any Member or the Company, and no Member nor any Affiliate of any such Member shall have any liability to any other Member (including, for the avoidance of doubt, the Dragging Member) or the Company, arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such Member shall have failed to comply with the provisions of this Section 3.2(c).

(d) Tag-Along Rights.

(i) Subject to prior compliance with Section 3.2(b), at least thirty (30) calendar days prior to a transfer by the Blackstone Member of more than fifty percent (50%) of its Interests in the Company (in one or a series of related transactions) (a “Tag Eligible Transfer”), the Blackstone Member (the “Transferring Member”) shall deliver a written notice (the “Sale Notice”) to the HGV Member, which Sale Notice shall include the material terms and conditions of the proposed Tag Eligible Transfer, including (A) the name and address of the proposed transferee, (B) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Transferring Member will provide with the Sale Notice such information relating to such non-cash consideration as the HGV Member may reasonably request in order to evaluate such non-cash consideration), (C) the proposed Tag Eligible Transfer date, if known, and (D) the proportion of Interests to be sold in the Tag Eligible Transfer (the “Pro Rata Share”). The HGV Member may elect to participate in the contemplated Tag Eligible Transfer (the “Electing Member”) by delivering irrevocable written notice to the Transferring Member within fifteen (15) calendar days after HGV Member’s receipt of such Sale Notice. The applicable time period described in the immediately preceding sentence is hereinafter referred to as the “Response Period”. The Transferring Member and the Electing Member shall be entitled to sell in the contemplated Tag Eligible Transfer, at the same price and on the same terms, a proportion of Interests equal to the product of (1) the total Interests owned by such Person and (2) its Pro Rata Share. The failure of the HGV Member to elect to participate in the contemplated Tag Eligible Transfer within the applicable Response Period, shall be deemed to constitute an irrevocable waiver of all of such Member’s rights under this Section 3.2(d) with respect to such proposed Tag Eligible Transfer. The Electing Member and the Transferring Member shall sell to the proposed third party transferee the Interests, in their respective Pro Rata Shares, proposed to be transferred by the proposed third party transferee in accordance with this Section 3.2(d) at the time and place provided for the closing in the Sale Notice, or at such other time and place as the Blackstone Member and the proposed third party transferee shall agree. If the HGV Member has elected not to participate in the contemplated Tag Eligible Transfer (through notice to such effect or expiration of the appropriate Response Period, after delivery of the Sale Notice), then the Transferring Member may transfer the Interests specified in the Sale Notice at a price not more than the price set forth in the Sale Notice and on other terms and conditions not, in the aggregate, substantially more favorable to the Transferring Member than specified in the Sale Notice.

(ii) The Transferring Member shall use commercially reasonable efforts to obtain the agreement of the prospective transferee to the participation of the Electing Member, and the Transferring Member shall not transfer any of its Interests to any prospective transferee if such prospective transferee declines to allow the participation of the Electing Member to the extent required by this Section 3.2(d), unless simultaneously with such Tag Eligible Transfer, the Transferring Member purchases (at the same price and on the same terms and conditions) the number of Interests from the Electing Member that the Electing Member is entitled to transfer pursuant to this Section 3.2(d) (a “Member Tag Acquisition”). The Transferring Member shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Tag Eligible Transfer pursuant to this Section 3.2(d) and the terms and conditions thereof. No Member nor any Affiliate of any such Member shall have any liability to any other Member or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Tag Eligible Transfer. In order to exercise the rights set forth in this Section 3.2(d), the Electing Member Transferring Interests pursuant to this Section 3.2(d) must agree to make the same representations, warranties, covenants and indemnities as the Transferring Member; provided that (x) unless otherwise agreed by such Electing Member in connection with a Member Tag Acquisition in its sole discretion, an Electing Member shall not be required to make representations and warranties or provide indemnities as to any other Member and an Electing Member shall not be required to make any representations and warranties about the business of the Company or its Subsidiaries, (y) neither the Transferring Member nor the Electing Member shall be liable for the breach of any covenant by any other Member and (z) notwithstanding anything in this Section 3.2(d)(ii) to the contrary, any liability relating to representations and warranties (including related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries arising in connection with such Tag Eligible Transfer shall be shared severally and not jointly by the Transferring Member and the Electing Member pro rata based on their respective Interests being sold in the sale and in any event shall not exceed the proceeds received by the Transferring Member or the Electing Member in the sale, as the case may be. For the avoidance of doubt, the Company shall make all representations, warranties and related indemnities with respect to the business of the Company and its Subsidiaries in connection with a Tag Eligible Transfer. Notwithstanding the foregoing, in connection with a Tag Eligible Transfer, each Member (“Tag Indemnifying Member”) shall indemnify, defend and hold harmless the other Members from any loss, claim, damage or liability (including reasonable attorney’s fees) arising out of any breach by the Tag Indemnifying Member of any of its representations and warranties with respect to due authority, execution and delivery and lien-free title to such Member’s Interests made to any third party in connection with the Tag Eligible Transfer.

(iii) Each party shall be responsible for any fees and expenses, including legal fees, incurred by such party in connection with a Tag Eligible Transfer pursuant this Section 3.2(d).

(iv) If, (i) prior to consummation, the terms of the proposed Tag Eligible Transfer shall change with the result that the purchase price to be paid in such proposed Tag Eligible Transfer shall be less than the purchase price set forth in the Sale Notice or the other terms of such proposed Tag Eligible Transfer shall be materially less favorable to the Transferring Member than those set forth in the Sale Notice, or (ii) the proposed Tag Eligible Transfer is not consummated within one hundred twenty (120) calendar days after the expiration of the applicable Response Period contemplated by Section 3.2(d)(i), then the Sale Notice shall be null and void, and it shall be necessary for a separate Sale Notice to be delivered, and the terms and provisions of this Section 3.2(d) separately complied with, in order to consummate such proposed Tag Eligible Transfer pursuant to this Section 3.2(d); provided, however, that in the case of such a separate Sale Notice, the applicable period to which reference is made in Section 3.2(d)(i) for delivery of notice by an Electing Member to the Transferring Member of participation in the Tag Eligible Transfer shall be five (5) calendar days if, but only if, the amount and nature of the consideration to be received is not changed from the original Sale Notice, otherwise the applicable period for delivery of notice by an Electing Member to the Transferring Member of participation in the Tag Eligible Transfer shall be as set forth in Section 3.2(d)(i).

(e) Rights of First Offer for Assets.

(i) The Blackstone Member shall have the sole and exclusive right on behalf of the Company to cause the Company or the applicable Subsidiary, to sell, exchange or transfer all or any portion of the Property, the Receivables or any other assets of the Company or the Subsidiaries or to sell, transfer, exchange or, subject to Section 3.2(b), assign the direct or indirect interests in Property Owner on terms approved by the Blackstone Member in its sole discretion; provided that, any sale, exchange or transfer of (x) any or all of the Penthouse Units (a “Penthouse Disposition”) or (y) the Future Development Property (a “Development Disposition”, together with a Penthouse Disposition, each an “Asset Disposition”), shall be subject to the right of first offer given to the HGV Member (in such capacity, the “Asset Responding Member”) pursuant to this Section 3.2(e)(i) (“Asset ROFO”). If the Blackstone Member desires to cause an Asset Disposition (in such capacity, the “Triggering Member”), the Triggering Member shall be required to give written notice (the “Asset ROFO Notice”) to the Asset Responding Member of such desire to sell any or all of the Penthouse Units or the Future Development Property (in either case, the “Offered Assets”). At any time within the fifteen (15) calendar day period (the “Asset ROFO Offer Period”) commencing on the day that the Asset Responding Member receives the Asset ROFO Notice, the Asset Responding Member may make a written offer to the Triggering Member (the “Asset ROFO Offer”) to purchase all (but not less than all) of the applicable Offered Assets. Such Asset ROFO Offer shall contain the Asset Responding Member’s determination of the gross fair market value of the applicable Offered Assets, assuming all applicable liabilities of the Offered Assets (including without limitation all Financings) have been repaid in full (the “Asset ROFO Gross Valuation”) and other material terms and conditions and an offer to purchase the applicable Offered Assets for the Asset ROFO Gross Valuation (as defined below). If the Asset Responding Member sends an Asset ROFO Offer prior to the expiration of the Asset ROFO Offer Period, then at any time within the fifteen (15) calendar day period (the “Asset ROFO Response Period”) commencing on the day the Triggering Member receives the Asset ROFO Offer, the Triggering Member shall have the right to deliver written notice to the Asset Responding Member either (A) electing to sell the applicable Offered Assets for the Asset ROFO Gross Valuation and other material terms and conditions set forth in the Asset ROFO Offer (an “Asset ROFO Election Notice”), or (B) rejecting the offer contained in the Asset ROFO Offer (an “Asset ROFO Rejection Notice”). If the Triggering Member fails to duly deliver an Asset ROFO Election Notice within the Asset ROFO Response Period, the Triggering Member shall be deemed to have delivered an Asset ROFO Rejection Notice rejecting the offer contained in the Asset ROFO Offer. If the Asset Responding Member fails to deliver an Asset ROFO Offer prior to the expiration of the Asset ROFO Offer Period (or is deemed to have failed to deliver an Asset ROFO Offer), then the

Triggering Member shall have the option to (x) within 270 calendar days of the expiration of the Asset ROFO Response Period enter into a contract of sale with a third party unaffiliated with Triggering Member, which contract shall provide for a closing date no later than 365 calendar days following the expiration of the Asset ROFO Response Period, or (y) elect not to sell the Offered Assets.

(ii) If the Triggering Member duly delivers an Asset ROFO Election Notice, then within three (3) Business Days of receipt by the Asset Responding Member of the Asset ROFO Election Notice, the Asset Responding Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of Nevada or the State of New York (the “Asset ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 3.2(e), a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 5% of the Asset ROFO Gross Valuation (the “Asset ROFO Down Payment”). If the Asset Responding Member fails to timely deliver the Asset ROFO Down Payment, the Asset Responding Member shall be deemed to have failed to deliver an Asset ROFO Offer and the terms of the last sentence of clause (i) above shall apply.

(iii) If the Asset Responding Member timely delivers the Asset ROFO Down Payment, then the Triggering Member, as seller, and the Asset Responding Member, as purchaser, shall proceed to close the sale of the applicable Offered Assets at the Asset ROFO Gross Valuation (as adjusted for customary real estate prorations) (the “Asset ROFO Closing”) on a mutually acceptable closing date (the “Asset ROFO Closing Date”), but in any event not later than 30 calendar days after the Asset Responding Member delivered the Asset ROFO Down Payment to the Asset ROFO Escrow Agent, through a mutually satisfactory escrow arrangement with the Asset ROFO Escrow Agent. On the Asset ROFO Closing Date, (x) the Triggering Member shall sell to the Asset Responding Member the applicable Offered Assets free and clear of all liens, claims, encumbrances, options and rights of any kind and each of the Triggering Member and the Asset Responding Member shall execute and delivery of the customary transfer documents in a form and content reasonably acceptable to both parties, (y) the Asset ROFO Escrow Agent shall deliver the Asset ROFO Down Payment in immediately available funds to the Triggering Member and (z) the Asset Responding Member shall pay to the Triggering Member the Asset ROFO Gross Valuation (less a credit for the Asset ROFO Down Payment) in immediately available funds. None of the Triggering Member, the Company or any Subsidiary shall be required to make any representations or warranties with respect to the Company or the Property in connection with such sale (but shall make customary warranties regarding the Triggering Member’s due authority, execution and delivery and lien-free title to the Offered Assets). Each party shall pay its own closing costs in connection with such sale, provided that any transfer taxes or other similar tax payable in connection therewith shall be paid by the Members pro rata in accordance with local custom. If the Asset ROFO Closing fails to occur solely by reason of a default of the Asset Responding Member, the Asset Responding Member’s Asset ROFO rights under this Section 3.2(e) shall be deemed forever extinguished and shall thereafter be null and void and of no further force and effect, the Triggering Member shall be entitled to retain the Asset ROFO Down Payment as liquidated damages as its sole and exclusive remedy and the Triggering Member shall thereafter be free, at any time and from time to time, to cause a sale of the Offered Assets in an arms-length transaction with a third-party unaffiliated with the Triggering Member at such price as the Triggering Member determines in its sole discretion. If the Asset ROFO Closing hereunder fails to occur by reason of default of the Triggering Member, the Asset Responding Member shall have the right, as its sole and exclusive remedy, to either (A) demand that the Asset ROFO Down Payment be returned to the Asset Responding Member, and in the case of a willful default, Selling Member shall reimburse Asset Responding Member for the reasonable third party, out of pocket costs incurred by the Asset Responding Member in connection with the Asset ROFO not to exceed $100,000.00, or (B) seek specific performance by asserting a claim in writing within forty-five (45) calendar days of such failure to close.

(iv) If the Triggering Member delivers an Asset ROFO Rejection Notice (or is deemed to have delivered an Asset ROFO Rejection Notice), the Triggering Member shall have the option to either (x) within 270 calendar days of the expiration of the Asset ROFO Response Period enter into a contract of sale with a third party unaffiliated with Selling Member (an “Asset ROFO Purchase Agreement”) and to complete the sale of the Offered Assets for a purchase price greater than the Asset ROFO Gross Valuation or (y) elect not to sell the Offered Assets. The Asset ROFO Purchase Agreement must provide for a closing thereunder on a date not later than 365 calendar days after expiration of the Asset ROFO Response Period. At such closing, the price paid by the third party purchaser of the Offered Assets shall be adjusted for customary real estate prorations. If (i) the Asset ROFO Purchase Agreement is not executed within 270 calendar days from expiration of the Asset ROFO Response Period, (ii) the closing thereunder does not occur within 365 calendar days of the expiration of the Asset ROFO Response Period, or (iii) the Triggering Member desires to sell the Offered Assets for less than 100% of the Asset ROFO Gross Valuation, the Triggering Member must again comply with the ROFO procedures in this Section 3.2(e) and the Responding Member shall have all the rights available to it under this Section 3.2(e) in connection with any such sale.

(f) Competitor Sales; HGV Gross Valuation.

(i) Notwithstanding anything to the contrary contained in this Agreement, Blackstone Member shall not transfer, assign or sell its Interest if such transfer, assignment or sale would cause the HGV Member to become an Affiliate of a Hilton Competitor immediately following the consummation of such transfer, assignment or sale (a “Competitor Transfer”) without the prior written consent of the HGV Member, which consent may not be unreasonably withheld, conditioned or delayed. In the event the HGV Member does not consent to the Competitor Transfer, the Blackstone Member shall have the option, but not the obligation, to acquire 100% of the HGV Member’s Interest at a price that is equal to the following: (i) with respect to a Competitor Transfer pursuant to an arm’s length transaction with a third party unaffiliated with Blackstone Member, the same price being offered to Blackstone Member for its Interest pursuant to such transaction, or (ii) with respect to a Competitor Transfer to a party affiliated with Blackstone Member, the HGV Gross Valuation (as defined below).

(ii) The term “HGV Gross Valuation” with respect to HGV Member’s Interest shall mean the gross fair market value of the HGV Member’s Interest, assuming all such Interest is free and clear of all liens, claims, encumbrances, and options, if sold as a single asset. The HGV Gross Valuation shall be determined by the Valuators. Blackstone Member and HGV Member shall attempt to agree upon a mutually acceptable Valuator to determine the HGV Gross Valuation (“Valuator Selection Period”). If a mutually acceptable Valuator is selected, such Valuator shall submit, within thirty (30) days of its acceptance, which acceptance shall occur after the submission of the disclosure questionnaire and the any required approval thereof, as provided below, its determination of the HGV Gross Valuation, and such determination shall be final and binding upon by Blackstone Member and HGV Member. If a mutually acceptable Valuator is not selected within such thirty (30) day period, HGV Member shall, by written notice to Blackstone Member, given no later than ten (10) days after the expiration of the Valuator Selection Period, designate a Valuator (the “HGV Valuator Notice”), and within ten (10) days after Blackstone Member’s receipt of the HGV Valuator Notice, Blackstone Member may (but need not), by written notice to HGV Member, designate a Valuator (“Blackstone Valuator Notice”). If Blackstone Member fails to designate a Valuator, then the Valuator designated by HGV Member shall proceed to determine the HGV Gross Valuation. If Blackstone Member timely designates a Valuator, then within ten (10) days after HGV Member’s receipt of Blackstone Valuator Notice, the two Valuators shall select a third Valuator. If within thirty (30) days after the last of the Valuators are designated, the Valuators are unable to agree upon HGV Gross Valuation, the HGV Gross Valuation shall be the average of the two closest values of the Valuators. The Valuators shall promptly notify the HGV Member and Blackstone Member of their determination. If there is only a single Valuator which is chosen by agreement of the HGV Member and Blackstone Member, such Valuator shall be disinterested, and in furtherance thereof, it must, prior to accepting the assignment, complete a questionnaire which discloses the facts which evidence that it meets the applicable qualifications, including disclosing all existing and prior relationships with any Member or their respective Affiliates. The following rules shall apply if there is only one Valuator: (i) all questions from the Valuator shall be in writing addressed to HGV Member and Blackstone Member and any responses must be approved by HGV Member and Blackstone Member; (ii) there shall be no hearing, unless otherwise approved by HGV Member and Blackstone Member; (iii) there shall be no ex-parte communications with the HGV Member and Blackstone Member or any representative of such parties; and (iv) all other rules and procedures must be approved in advance by the HGV Member and Blackstone Member. The HGV Member and Blackstone Member shall pay the fees and expenses of the Valuators designated by it, and if only one Valuator is designated, the HGV Member and Blackstone Member shall pay one-half of the fees and expenses of such jointly designated Valuator.

(g) Transfer Taxes. Any Member that effectuates a Transfer, other than to another Member pursuant to the Interest ROFO or the Asset ROFO, that results in transfer taxes of any kind being assessed or otherwise payable shall be solely responsible for, and shall indemnify and hold harmless the other Members and the Company against, the payment of such taxes.

Section 3.3. Creation of Additional Interests. Additional Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, only upon the direction or approval of all Members in their sole discretion on terms approved by all Members in their sole discretion; provided that, notwithstanding the foregoing, but subject to Section 4.1(b), the issuance of preferred equity interests in connection with a Financing can be effectuated by the Managing Member in its sole discretion without the consent of any other Member. The Managing Member may reflect the admission of any new Members or the creation of any new class or group of Members pursuant to and in accordance with this Agreement in an amendment to this Agreement. Notwithstanding the foregoing, no additional Interests may be issued if such Interests will cause the Company to become subject to taxation as a publicly traded partnership or association taxable as a corporation for federal income tax purposes.

Section 3.4. Resignation. A Member may not resign or withdraw from the Company without the consent of all of the Members.

Section 3.5. Information. In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the following information under the circumstances and conditions set forth in the Act: (a) true and full information regarding the status of the business and financial condition of the Company and its Subsidiaries; (b) promptly after becoming available, a copy of the Company’s and each Subsidiary’s federal, state and local income and other tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Member; (d) a copy of this Agreement and the Certificate and all amendments to such documents; (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (f) other information regarding the affairs of the Company to which that Member is entitled pursuant to the Act (including all Company books and records) or which is reasonably required by a Member. Under no circumstances shall any information regarding the Company or its business be kept confidential from any Member.

Section 3.6. Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company or any other Member, whether arising in contract, tort or otherwise. Each Member acknowledges and agrees that the terms of Article 6 are a part of this Agreement solely for the individual benefit of the Members, are not an asset of the Company and may not be relied on by any creditor of the Company.

Section 3.7. ERISA Matters. The parties acknowledge that Blackstone Member or one or more direct or indirect owners of Blackstone Member is an entity that is intended to qualify as a “real estate operating company” within the meaning of the U.S. Department of Labor plan asset regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that Blackstone Member (or its direct or indirect owners) will have the right to substantially participate directly in the management, operations and development of the Property. Towards that end, Blackstone Member and Property Owner have executed and delivered the letter agreement attached as Exhibit A.

ARTICLE 4

MANAGEMENT OF THE COMPANY

Section 4.1. Management.

(a) In General.

(i) Except for Joint Decisions and subject to the requirements of this Section 4.1, the management and control of the Company shall be vested exclusively in the Managing Member. Except as otherwise provided in this Agreement, the Managing Member is hereby designated as the sole member-manager of the company pursuant to Section 18-402 of the Act and shall have the sole power and authority with respect to the management of the Company, the Subsidiaries and their assets, including without limitation, the power and authority (A) to direct the day-to-day business and affairs of the Company and make all decisions with regard thereto, (B) pursue Financings and refinancings, (C) form, acquire or operate any Subsidiary or new Subsidiary consistent with the purpose and scope of the business of the Company as described in Section 2.5, (D) call for additional Capital Contributions and (E) make distributions pursuant to Article 8.

(ii) Upon the request of the Managing Member, the other Members shall confirm in writing the authorization of the Managing Member to take any action on behalf of and in the name of the Company which is authorized to be taken by the Managing Member under the terms of this Agreement.

(iii) Each Member agrees that, except as otherwise expressly provided herein and to the fullest extent permitted by applicable law, the approval of any proposed action of or relating to the Company by the Managing Member as provided herein, shall bind each Member with respect to such approval and shall have the same legal effect as the express approval of each Member of such action.

(iv) No Member shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for (a) any act performed within the scope of the authority conferred on such Member by this Agreement, (b) such Member’s failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, (c) such Member’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (d) the negligence, tortious conduct, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith.

(v) Except as otherwise expressly set forth in this Agreement, no Member other than the Managing Member shall have the right to, and no other Member shall, take part in the management or affairs of the Company, nor in any event shall such Member have the power to act for, or bind, the Company in any way unless delegated such power by the Managing Member.

(b) Joint Decisions. Notwithstanding anything in this Agreement to the contrary, no action shall be taken, sum expended, or obligation incurred by the Managing Member, the Company or any Subsidiary regarding the matters described in this Section 4.1(b) (the “Joint Decisions”) unless such specific action or expenditure is approved by the Managing Member, the Blackstone Member (after the occurrence of a Change of Control) and the HGV Member (and, in the case of any actions to be taken by any Subsidiary, subject to any requirements under the organizational documents of such Subsidiary to take such action):

(i) any transaction with an Affiliate of the Managing Member, other than on terms at least as favorable to the Company (or any Subsidiary) as would be obtained in an arms’ length transaction (unless expressly contemplated by this Agreement or any of the HGV Agreements);

(ii) constructing the Second Tower; provided, that no pre–development work or the commissioning of feasibility, zoning, entitlement, engineering, or environmental studies or similar reports or plans with respect to the Second Tower shall be deemed “construction” for the purposes of this Section 4.1(b)(ii);

(iii) any acquisition of real property unrelated to the Company, any Subsidiary or the Property;

(iv) any amendment to this Agreement or other action taken by the Managing Member that materially and adversely alters the rights or obligations of one Member in a specific manner separate and distinct from such amendment’s or action’s treatment of the other Members;

(v) except as expressly permitted by this Agreement, the Managing Member causing any distribution which disproportionately benefit one Member over another Member;

(vi) the admission of an additional Member or Members to the Company, except as permitted by Section 3.2;

(vii) the dilution of any Member’s Capital Sharing Ratio except as provided with respect to Non-Funding Members as set forth in Section 6.3 hereof;

(viii) causing the Company or any Subsidiary to (1) make an assignment for the benefit of creditors; (2) file a voluntary petition in bankruptcy; (3) file a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy statute, law or regulation; or (4) file an answer or other pleading in a bankruptcy proceeding admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature;

(ix) making any loans or payments of any fees to the Managing Member or its Affiliates outside the normal course of business; and

(x) changing the purpose and scope of the business of the Company as described in Section 2.5 hereof.

(c) Process. Except as otherwise approved by the Managing Member or the HGV Member, as applicable, with respect to any Joint Decision which the Managing Member desires to effect, the Managing Member shall prepare and submit to the other Member a written request for such Member’s approval thereof (a “Decision Notice”). Within fifteen (15) calendar days of receipt of a Decision Notice, the Member whose approval is so sought shall send to the other Member written notice of its approval or disapproval of any such request, which approval or disapproval shall be binding on the requesting Member and the Company. If (x) the responding Member fails to respond to a Decision Notice within such fifteen (15) calendar day period, or (y) the Members fail to reach a mutually agreeable resolution with respect to such Joint Decision within fifteen (15) calendar days of the delivery of a Decision Notice, the Joint Decision shall be deemed disapproved, which disapproval shall be binding on the requesting Member and the Company.

Section 4.2. Meetings of Members.

(a) Regular Meetings. The Members shall hold regular meetings to discuss the Property and such other matters regarding Company business at such times as determined by the Managing Member in its sole discretion. Meetings may be conducted via telephone conference.

(b) Special Meetings. Special meetings of the Members may be called by any Member at any time by delivering at least one (1) Business Day’s prior written notice thereof to the other Members to discuss such matters regarding Company business as the Members may decide; provided that the failure to attend any such meetings shall not limit any approval rights granted to a Member under this Agreement. Special meetings may be conducted via telephone conference.

Section 4.3. Transactions with Affiliates. Subject to Section 4.1(b)(i), when any service or activity to be performed on behalf of the Company is performed by an Affiliate of a Member, the scope of services and the fee payable for such service or activity shall be commercially reasonable and no less favorable to the Company than would be obtained in an arms-length transaction with an unaffiliated third party of comparable standing providing the same services.

Section 4.4. Indemnification; Reimbursement of Expenses; Insurance.

(a) To the fullest extent permitted by the Act: (1) the Company shall indemnify the Managing Member and each Member who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto by reason of the fact that such Member is or was a Managing Member or a Member; (2) the Company shall pay or reimburse any Managing Member or Member for reasonable, third party, out-of-pocket expenses (including attorney’s fees) incurred by such Member (A) in advance of the final disposition of a Proceeding to which such Managing Member or Member was, is or is threatened to be made a party, and (B) in connection with such Member’s appearance as a witness or other participation in any Proceeding. The Company shall indemnify and advance reasonable, out-of-pocket expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members under the preceding sentence. The provisions of this Section 4.4 shall not be exclusive of any other right under any law, provision of this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, but shall apply to actions constituting simple negligence. The Company may purchase and maintain insurance to protect itself, and any Member, officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under this Section 4.4. Notwithstanding anything in this Agreement to the contrary, this indemnification obligation shall be limited to the assets of Company and no Member shall be required to make a Capital Contribution in respect hereof.

(b) Each Member agrees to indemnify, defend and hold harmless the Company and the other Members from any actual out-of-pocket loss, claim, damage or liability resulting from actions of such Member constituting gross negligence, willful misconduct or bad faith or actions taken outside the scope of authority provided under this Agreement (provided, however, in no event shall any Member be liable for any punitive, special and/or consequential damages).

(c) Each Member shall be reimbursed by the Company for all reasonable out-of-pocket expenses actually incurred by it, solely in such Member’s capacity as a Member, directly in conjunction with the business and affairs of the Company (including travel and entertainment expenses, telephone costs, and similar items) so long as such expenses are approved by the Managing Member.

Section 4.5. Compensation of Members. Except as otherwise expressly specifically provided in this Agreement (or any other agreement entered into in accordance with this Agreement), no compensatory payment shall be made by the Company to any Member for the services to the Company of such Member or any Member or employee of such Member, or any Affiliate of the foregoing.

Section 4.6. Conflicts of Interest. Except as otherwise expressly set forth in this Agreement and subject to the terms of the HGV Agreements, each Member and any Affiliate of any Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate therein or to account therefor; provided that the foregoing shall not be deemed or construed to be a consent or waiver to or of any other rights or obligations of any Member or its Affiliates under any other agreement.

Section 4.7. Duties; Liability of Members; Exculpation.

(a) Notwithstanding anything to the contrary in this Agreement or any provision of law or equity, each Member and each Member’s constituent owners shall, to the maximum extent permitted by the Act and other applicable law, owe no duties to the Company or to any other Member or any other Person or group of Persons except to the extent such duties are expressly set forth in this Agreement and, for the avoidance of doubt, shall owe no fiduciary duties to the Company or to any other Member or any other Person or group of Persons; provided, that each Member shall be subject to the implied contractual covenant of good faith and fair dealing. Without limiting the generality of the foregoing or any other provision of this Agreement, whenever a Member is permitted or required by this Agreement to make a decision in its “sole discretion” or “discretion”, such Member may consider any interests and factors that such Member desires (including, without limitation, such Member’s own interests without regard to the interests of the other Member), and to the fullest extent permitted by Law, is under no duty or obligation to give any consideration to any other interests of, or factors affecting, the Company, the Members or any other Person or group of Persons. Notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of a Member otherwise existing at law or in equity, are agreed by each Member to replace such other duties and liabilities of such Member.

(b) To the extent that, at law or in equity, any Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member, the Members acting under this Agreement will not be liable to the Company or to any such other Member for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto.

(c) Each Member shall be entitled to rely in good faith on the advice of legal counsel to the Company or the Member, accountants, other experts and financial or professional advisors.

(d) To the fullest extent permitted by law, no Member shall be required to consider the interests of, or have any duty stated or implied by law or equity (including any fiduciary duty) to any other Member by virtue of owning any interest in the Company.

ARTICLE 5

ACCOUNTING AND REPORTING

Section 5.1. Fiscal Year, Accounts, Reports.

(a) The fiscal year of the Company shall be the calendar year.

(b) The books of account of the Company shall be kept and maintained by the Managing Member on an accrual basis, as applicable to commercial real estate, and in accordance with U.S. generally accepted accounting principles (“GAAP”) or such other basis as may be required by the Lender under any Financing. Annual audited statements must also be prepared in accordance with U.S. GAAP.

(c) The Managing Member shall provide or cause to be provided to the Members:

(i) a statement of changes in Members’ equity containing a detail of Capital Contributions, and distributions and income/loss allocations for each of the Members and in total, for the year-to-date;

(ii) at the earliest practicable time but in no event later than one hundred twenty (120) calendar days after the end of each Company fiscal year, annual GAAP audited financial statements for the Company, audited by an independent firm of certified public accountants selected by the Managing Member;

(iii) within thirty (30) calendar days after the end of each calendar month, other than the last calendar month of the fiscal year, monthly operating statements prepared in accordance with GAAP for the Company;

(iv) any such other written reports, records, statements or information required by the Lender under any Financing and not otherwise furnished to the Managing Member under this Section 5.1; and

(v) such other written reports, records, statements or information that may be reasonably requested by any Member from time to time.

(d) Notwithstanding anything to the contrary in this Agreement, the Managing Member may modify the required fields or report formats from time to time.

(e) The books and records of the Company shall be kept at the principal place of business of the Company or at the office of the Managing Member. Each Member, or its designated agents or employees, at Company expense, may at all reasonable times during usual business hours audit and upon reasonable prior written notice, examine and make copies of or extracts from the books of account records, files and bank statements of the Company.

(f) The foregoing reports and statements are in addition to any other report or statement specifically required by this Agreement.

(g) Notwithstanding anything herein to the contrary contained in this Agreement, for so long as that certain Accounting Services Agreement to be executed by and between Hilton Resorts Corporation and the Company remains in effect, any reporting obligations of the Managing Member under this Agreement (including any obligation to deliver reports and statements to the HGV Member pursuant to this Section 5.1) shall be deemed satisfied.

Section 5.2. Bank Accounts. Subject to the requirements of any Financing, the Managing Member (or such Person as Managing Member may designate in its sole and absolute discretion) shall, subject to Section 2.5, open and maintain (in the name of the Company or its Subsidiaries), as applicable, a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured, up to the applicable limits, by an agency of the United States government, in which shall be deposited all funds of the Company or its Subsidiaries. Withdrawals therefrom shall be made upon the signatures of the Managing Member or such Persons as may be authorized in writing by the Managing Member.

ARTICLE 6

CAPITAL CONTRIBUTIONS

Section 6.1. Initial Capital Contributions. As of the date hereof, the Members shall be deemed to have made the Capital Contributions set forth on Schedule A (such Capital Contributions, the “Initial Capital Contributions”).

Section 6.2. Additional Capital Contributions. Each Member shall make Capital Contributions (“Additional Capital Contributions”) pro rata based on the Members’ respective Capital Sharing Ratios, as may be required by the Managing Member for the conduct of the Company’s business, maintenance of its assets, and discharge of its liabilities. From time to time as the Company requires funds to conduct its business, the Managing Member shall notify the Members of the amount of funds required, the use and purpose of such funds, and each Member’s required contribution amount. The Members shall fund the amount called for within ten (10) Business Days after notice is given. In the event of a failure by any Member to contribute an Additional Capital Contribution required by this Section 6.2, the exclusive remedy available to the Company and the other Members shall be as specified in Section 6.3.

Section 6.3. Failure to Make Contributions. Notwithstanding anything to the contrary, if a Member fails to timely contribute all or any portion of an Additional Capital Contribution (such Member, in such capacity, a “Non-Funding Member”), then the other Members (such other Members, in such capacity, the “Funding Members”) shall have the option, in proportion to the Capital Sharing Ratios of the Funding Members or in such other percentages as the Funding Members may agree, to advance that portion of the Additional Capital Contribution that the Non-Funding Member has failed to timely contribute pursuant to the terms of this Section 6.3 (such portion, the “Failed Funding”). In the event of a Failed Funding, the Funding Members have the option to advance all or a portion of the Failed Funding as either:

(a) an Additional Capital Contribution by such Funding Members, with a corresponding dilution to the Non-Funding Member’s Capital Sharing Ratio (such dilution shall be on a 1.75:1 basis); or

(b) a loan on behalf of the Non-Funding Member of all or a portion of such Failed Funding (each, a “Member Loan”) in accordance with the provisions of this Article. Each Member Loan shall be made directly to the Company, but shall be treated as a non-recourse (except to the extent of the Non-Funding Member’s Interest), unsecured demand loan made by the Funding Member to the Non-Funding Member, bearing interest at the lesser of (x) 20% per annum, compounded on a monthly basis, and (y) the maximum rate permitted by applicable law, and a Capital Contribution of the amount of such loan from the Non-Funding Member to the Company. While any Member Loan is outstanding, the Company shall distribute all Net Cash Flow and Capital Proceeds otherwise distributable to the Non-Funding Member under Article 8 directly to the Funding Members (pro rata based on the amount of each Member Loan) prior to any amount being distributed to the Non-Funding Member. Amounts paid directly by the Company to the Funding Member on account of the Member Loan (including any interest thereon) under this Section 6.3 shall be deemed distributions to the Non-Funding Member and payments of the applicable Member Loan by the Non-Funding Member to the Funding Member. Any amounts used to repay such Member Loan shall be applied first to accrued interest therein and then to repay principal of such Member Loan.

Section 6.4. Return of Contributions. Except as expressly provided in this Agreement, no Member shall be entitled to (a) the return of any part of its Capital Contributions, (b) any interest in respect of any Capital Contribution or (c) the fair market value of its Interests in connection with a withdrawal from the Company or otherwise. Capital Contributions which are not repaid shall not be a liability of the Company or of any Member. Notwithstanding anything in this Agreement to the contrary, no Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions to the Company. No Member shall be entitled to withdraw all or any part of its Capital Contributions except as expressly provided in this Agreement. In no event shall any Member be entitled to demand any property from the Company other than cash. No Member shall have any obligation to restore any negative balance in the Member’s Capital Account upon liquidation of the Company.

Section 6.5. Balances. The Company’s books and records shall contain entries indicating the type and amount of Capital Contributions and loans made to the Company and the distributions and payments made by the Company thereon.

ARTICLE 7

FINANCING

Section 7.1. Financing.

(a) The Members acknowledge that the Property and certain of the Subsidiaries are currently encumbered by the Initial Financing. Subject to the applicable provisions of Section 4.1(b) and (c), the Managing Member shall have the right to cause the Company and/or any Subsidiary, including Property Owner (in the case of any actions to be taken by any Subsidiary, subject to any requirements under the organizational documents of such Subsidiary to take such action), from time to time, to refinance (and repay) the Initial Financing and to incur additional indebtedness, including, but not limited to, mortgage loans, mezzanine loans, timeshare receivable loans, or preferred equity financings that have the characteristics of debt (the Initial Financing, and any such loans or other financings (or increases in the principal thereof) shall each be referred to as a “Financing”) provided by a third party lender (any Initial Lender, and any new lender, the “Lender”) which may be secured by one or more mortgage liens on the Property, liens on the other assets of the Company and/or the Subsidiaries (including the Receivables), and/or pledges of ownership interests in the Company or any Subsidiary, including the Property Owner. Subject to the terms of a confidentiality agreement between Lender and the applicable Member in a form and content reasonably acceptable to the applicable Member, the Members agree that they and their respective Affiliates as required by the Lender of a Financing shall promptly provide such Lender with all information in its possession or readily obtainable relating to the Property, the Company and the Members which is reasonably requested by such Lender in connection with a Financing.

(b) In connection with any Financing (other than the Initial Financing), the Blackstone Member or any Affiliate thereof (in such capacity, a “Blackstone Guarantor”) may provide a guaranty or indemnity with respect to customary non-recourse carveout items and/or an environmental indemnity (any such guarantees and/or indemnities, a “Blackstone Financing Guaranty”). In connection with any Financing in which a Blackstone Guarantor has elected to provide a Blackstone Financing Guaranty, HGV (in such capacity, the “HGV Guarantor”, together with Blackstone Guarantor, “Guarantors”) shall, at the option of Blackstone Member in its sole discretion, (i) provide a guaranty or indemnity with respect to customary non-recourse carveout items and/or an environmental indemnity on the same terms as the Blackstone Financing Guaranty in form reasonably acceptable to HGV Member and as acceptable to Lender (any such guarantees and/or indemnities a “HGV Carveout Guaranty”, together with the Blackstone Financing Guaranty, each a “Financing Guaranty”) and (ii) promptly provide Lender with all information in its possession or readily obtainable relating to the Property, the Company, any Subsidiaries (including the Property Owner) and the HGV Guarantor’s financial condition, as applicable, which is reasonably requested by such Lender in connection with its Financing. To the extent acceptable to the Lender, the obligations under any Blackstone Financing Guaranty and related HGV Carveout Guaranty shall be limited to the applicable Member’s Capital Sharing Ratio; provided, however, that if required by the Lender, each Financing Guaranty shall be on a joint and several basis by the Guarantors.

(c) Pursuant to the Joinder attached hereto, HGV shall indemnify and defend the Blackstone Member and the Blackstone Guarantor (i) against one hundred percent (100%) of any Actual Losses incurred by the Blackstone Member or the Blackstone Guarantor under any Financing Guaranty resulting from the affirmative actions taken or the failure to take affirmative actions by the HGV Member or any other Affiliate of the HGV Member in violation of this Agreement or the express provisions of the Financing Documents (without the consent of the Blackstone Member), and (ii) against the HGV Member’s pro rata share (based on its Capital Sharing Ratio) of any other Actual Losses incurred by the Blackstone Member or the Blackstone Guarantor under any Financing Guaranty (to the extent such Actual Losses are not a result of any such action described in Section 7.1(d)(i) below).

(d) In the event and at such time that the HGV Member or the HGV Guarantor provides a Financing Guaranty, the Blackstone Guarantor shall enter into an indemnity agreement in favor of the HGV Member or HGV Guarantor, as applicable, pursuant to which the Blackstone Guarantor shall indemnify and defend the HGV Guarantor (i) against one hundred percent (100%) of any Actual Losses incurred by the HGV Guarantor under any Financing Guaranty resulting from the affirmative actions taken or the failure to take affirmative actions by the Blackstone Member or any Affiliate of the Blackstone Member in violation of this Agreement or the express provisions of the

Financing Documents (without the consent of the HGV Member) and (ii) against the Blackstone Member’s pro rata share (based on its Capital Sharing Ratio) of any other Actual Losses incurred by the HGV Guarantor under any Financing Guaranty (to the extent such Actual Losses are not a result of any such action described in Section 7.1(c)(i) above).

Section 7.2. Cooperation; Securitized Debt. Each of the Members acknowledges that a Lender may securitize, sell or otherwise dispose of all or any portion of its Financing (each a “Securitization”), and each of the Members agrees to reasonably cooperate in all respects with such Lender in connection with any such Securitization (provided such changes do not increase or decrease the rights and obligations of any Member and the economic terms of this Agreement), including, without limitation, (a) executing modifications to the Certificate and this Agreement and the organizational documents of the Managing Member so that the Company and the Managing Member will qualify as bankruptcy-remote entities and other documentation changes of a similar nature and (b) causing the Company and the Subsidiaries (including the Property Owner) to comply with other requirements in connection with Securitizations. In addition, if any portion of a Financing so requires, the Company shall cause the applicable borrower to provide such pledges of its interests in Property Owner or any other Subsidiaries as required by the Lender under such Financing.

ARTICLE 8

DISTRIBUTIONS

Section 8.1. Distributions in General. The Managing Member shall distribute all Net Cash Flow and all Capital Proceeds as determined from time to time by the Managing Member in its sole discretion. Subject to Section 6.3(b), all distributions shall be made to the Members pro rata in accordance with their respective Capital Sharing Ratios; provided, however, that if and to the extent the Blackstone Member received distributions of cash from the Company during the period May 19, 2017 through the date of this Agreement (the aggregate amount of such distributions hereinafter referred to as the “Disproportionate Distribution”), then the Company shall distribute to the HGV Member out of Net Cash Flow or Capital Proceeds as soon as reasonably practicable after the date of this Agreement an amount equal to (i) the product of the HGV Member’s Capital Sharing Ratio multiplied by the Disproportionate Distribution, divided by (ii) one (1) minus the HGV Member’s Capital Sharing Ratio.

Section 8.2. Miscellaneous

(a) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

(b) To the extent the Company is required by law to withhold or to make tax payments (including interest and penalties thereon) on behalf of or with respect to any Member (“Tax Advances”), the Managing Member may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member shall, at the option of the Managing Member, (i) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Managing Member selects the option set forth in clause (ii) of the immediately preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Notwithstanding anything to the contrary, each Member hereby agrees to indemnify and hold harmless the Company, the Managing Member (and any member or officer of the Managing Member) and every other Member (and any member or officer of such other Member) from and against any liability with respect to Tax Advances required on behalf of or with respect to such Member. The obligations of a Member set forth in this Section 8.2(b) shall survive the withdrawal of any Member from the Company or any Transfer or redemption of a Member’s Interest. Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

ARTICLE 9

CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS

Section 9.1. Capital Accounts.

(a) Establishment and Maintenance. A separate capital account (“Capital Account”) will be maintained for each Member. The Capital Account of each Member will be determined and adjusted as follows:

(1) Each Member’s Capital Account will be credited with the Member’s Capital Contributions, the Profits allocated to such Member pursuant to Section 9.3(a), any items in the nature of income or gain that are specially allocated to the Member under Sections 9.3(c), 9.3(d) or 9.4(d), and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.

(2) Each Member’s Capital Account will be debited with the amount of cash and the Gross Asset Value of any Company property distributed to the Member under any provision of this Agreement, the Losses allocated to such Member pursuant to Section 9.3(a), any items in the nature of deduction or loss that are specially allocated to the Member under Section 9.3(c), 9.3(d) or 9.4(d), and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

(3) If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(b) Modifications by Managing Member. The provisions of this Section 9.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. The Managing Member may reasonably modify the manner in which the Capital Accounts are maintained under this Section 9.1 to comply with those provisions, as well as upon the occurrence of events which might otherwise cause this Agreement not to comply with those provisions.

Section 9.2. Adjustment of Gross Asset Value. “Gross Asset Value”, with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as determined by agreement between the Managing Member and the contributing Member.

(b) The Gross Asset Values of all Company assets will be adjusted to equal the respective gross fair market values (taking Section 7701(g) of the Code into account) of the assets, as reasonably determined by the Managing Member, as of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), and (4) any other date that is required by Regulations Section 1.704-1(b)(2)(iv)(f).

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of the asset on the date of distribution.

(d) The Gross Asset Value of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Sections 734(b) or 743(b) of the Code, but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 9.2(d) to the extent that the Managing Member reasonably determines that an adjustment under Section 9.2(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 9.2(d).

(e) After the Gross Asset Value of any asset has been determined or adjusted under Section 9.2(a), 9.2(b) or 9.2(d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

(f) If a Member disagrees with, or cannot come to agreement with the Managing Member on, the Gross Asset Value determination or adjustment made under Section 9.2(a), 9.2(b) or 9.2(c), the Gross Asset Value shall be the fair market value as determined by an independent, recognized accounting firm or a recognized independent appraiser selected by agreement of the Managing Member and the disagreeing Member.

Section 9.3. Profits, Losses and Distribution Shares of Tax Items.

(a) Profits and Losses. Except as otherwise provided in Sections 9.3(c) and 9.3(d), Profits and Losses for any taxable year or other period shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made pursuant to Section 8.1 (other than distributions, if any, pursuant to the proviso set forth in Section 8.1) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Gross Asset Value of the assets securing such liability), and the remaining net assets of the Company were distributed in accordance with Section 8.1 (other than in accordance with the proviso set forth in Section 8.1) immediately after making such allocation, minus (ii) any amount such Member is obligated to contribute to the Company and such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member (x) may cause the Company to make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the Managing Member deems reasonably necessary for this purpose and (y) shall, for the taxable year ending December 31, 2017 (and, if necessary, for subsequent years), cause the Company to make a special allocation of Profit or Loss to the HGV Member that places the HGV Member in the same position with respect to its Capital Account, distributions of Net Cash Flow and Capital Proceeds, allocations of Profits and Losses (and items thereof) for purposes of maintaining Capital Accounts and corresponding allocations of items of income, gain, loss deduction and expense for income tax purposes as described in Section 9.3(f) that it would have been in had it first been a Member of the Company with its actual Capital Sharing Ratio on May 19, 2017, rather than on the date of this Agreement.

(b) Intentionally Omitted.

(c) Special Allocations. The following special allocations will be made in the following order and priority before allocations of Profits and Losses:

(1) Company Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 9.3, if there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulations Sections 1.704-2(g), 1.704-2(f)(6) and 1.704-2(j)(2). This Section 9.3(c)(1) is intended to comply with the Company Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(2) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section 9.3 (other than Section 9.3(c)(1) which shall be applied first), if there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(g)(2). The items to be so allocated will be determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(j)(2). This Section 9.3(c)(2) is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(3) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, that an allocation pursuant to this Section 9.3(c)(3) shall be made only to the extent that a Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article 9 have been tentatively made as if this Section 9.3(c)(3) were not in this Agreement. This Section 9.3(c)(3) is intended to qualify with the “qualified income offset” requirement of the Regulations.

(4) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their respective Capital Sharing Ratios in the Company.

(5) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(6) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

(7) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any taxable year or other period for which allocations are made that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 9.3 have been made as if the Qualified Income Offset provision were not in the Agreement.

(d) Curative Allocations. The allocations set forth in Section 9.3(c) and Section 9.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may affect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managing Member is authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Managing Member will have discretion to accomplish this result in any reasonable manner that is consistent with Section 704 of the Code and the related Regulations.

(e) Loss Limitation. Losses allocated pursuant to Section 9.3(a) hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any taxable year or other period for which allocations are made. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 9.3(a) hereof, the limitation set forth in this Section 9.3(e) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such other Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

(f) Tax Allocations—Section 704(c). For federal, state and local income tax purposes only, Company income, gain, loss, deduction or expense (or any item thereof) for each taxable year or other period for which allocations are made shall be allocated to and among the Members to reflect the allocations of Profits and Losses made pursuant to the provisions of this Section 9.3 for such fiscal year. In accordance with Section 704(c) of the Code and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 9.2). If the Gross Asset Value of any Company asset is adjusted under Section 9.2(b), subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the related Regulations. Any elections or other decisions relating to allocations under this Section 9.3(f) will be made in any manner that the Managing Member determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 9.3(f) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or distributions pursuant to any provision of this Agreement.

(g) Reporting. Members shall be bound by the provisions of this Section 9.3 in reporting their shares of Company income and loss for income tax purposes.

Section 9.4. Tax Returns.

(a) The tax matters partner, as selected by the Managing Member pursuant to Section 9.6, shall cause all Company tax returns to be signed by a “big four” accounting firm and to be timely filed with the applicable government authorities within allowable time periods, including extensions. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to Company operations that is necessary to enable such income tax returns to be prepared and filed.

(b) If a Change of Control has occurred, the Managing Member shall (i) consult with the Members with respect to any tax required to be withheld under applicable law, (ii) withhold or cause to be withheld any tax required to be withheld under applicable law, as determined by the Members, (iii) within ten (10) calendar days of the end of each calendar quarter, notify the Members of any tax withheld on behalf of the Members during such quarter.

(c) The Managing Member shall (i) provide each Member with a statement of estimated income amounts (including state information) by February 15th of each year, (ii) provide each Member Schedule K-1s within thirty (30) Business Days (or such other period after the expiration of such thirty (30) Business Day period as is commercially reasonable) after the audited financial statements are completed under Article 5, (iii) provide each Member written tax estimates as set forth on Schedule C for each calendar year and (iv) provide each Member with any additional tax information (including written tax estimates) as reasonably requested by the Member.

(d) If a Change of Control has occurred, subject to Section 9.6, any tax preparer engaged by the Managing Member for the purpose of fulfilling the requirements in this Article 9 shall be subject to the approval of the Blackstone Member, which approval shall not be unreasonably withheld, conditioned, or delayed.

Section 9.5. Tax Elections. The following elections shall be made on the appropriate returns of the Company:

(a) to elect, as applicable, pursuant to Section 453(l)(3) of the Code; and

(b) to elect the period over which to amortize the organizational expenses of the Company.

No election shall be made by the Company or any Member to exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 9.6. Tax Matters.

(a) The Managing Member shall select who shall be the “tax matters partner” of the Company for the Company’s tax years beginning on or before December 31, 2017 pursuant to Section 6231(a)(7) of the Code (prior to amendment by the Bipartisan Budget Act of 2015) and Regulations Section 301.6231(a)(7)-2, provided that the Managing Member may change the “tax matters partner” at any time in its sole discretion upon notice to the existing “tax matters partner”. The initial tax matters partner shall engage Deloitte & Touche LLP to prepare audited financial statements and review tax returns that the Managing Member must cause to be prepared as set forth in Section 9.4(a). As tax matters partner, such Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code (prior to amendment by the Bipartisan Budget Act of 2015) (and under comparable provisions of applicable state and local tax law). Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten (10) calendar days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. Such Member shall not take any action contemplated by Sections 6222 through 6231 of the Code (prior to amendment by the Bipartisan Budget Act of 2015) without the consent of the Managing Member. This provision is not intended to authorize such Member to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code (prior to amendment by the Bipartisan Budget Act of 2015) (or under comparable provisions of applicable state or local tax law).

(b) For the Company’s tax years beginning on or after January 1, 2018, unless the Company elects out under Section 6221(b) of the Code (as amended by the Bipartisan Budget Act of 2015), the Managing Member or any eligible person appointed by the Managing Member shall be the “partnership representative” within the meaning of Section 6223(a) of the Code (as amended by the Bipartisan Budget Act of 2015). The partnership representative shall use reasonable efforts to keep the Members (including Persons who were Members in the “reviewed year,” as defined in Code Section 6225(d) as in effect following the effective date of its amendment by Section 1101 of the Bipartisan Budget Act of 2015) informed of all administrative and judicial proceedings relating to material federal, state or local tax matters of the Company and any material action required to be taken or that may be taken by the partnership representative for the Company. The partnership representative shall use reasonable efforts to (i) promptly after receiving any written or oral notice of the time and place of a meeting or other proceeding from the Internal Revenue Service or any state or local taxing authority regarding material taxes of the Company, furnish a copy of such written communication or notice or inform the

Members in writing of the substance of any such oral communication, (ii) promptly after receiving any other significant written or oral communication from the Internal Revenue Service or any state or local taxing authority regarding material taxes of the Company, furnish a copy of such written communication or inform the Members of the substance of any such oral communication, and (iii) keep the Company and each Member apprised of the commencement, development and settlement of each audit, administrative hearing, or other proceedings regarding the Company’s material tax matters. In the event the election described in Section 6226(a)(1) of the Code (as amended by the Bipartisan Budget Act of 2015) (or in comparable provisions of applicable state or local tax law) is made, the partnership representative shall determine each current and former Member’s share of adjustments (as contemplated by Section 6226(a)(2) of the Code or comparable provisions of applicable state or local tax law, as so in effect) in a fair and equitable manner, based on the allocations that would have been made to each such Person in the reviewed year (and any subsequent year) if the adjustments were taken into account by the Company in such year(s), subject to any guidance promulgated under the Code (or under comparable provisions of applicable state or local tax law). Further, any “imputed underpayment” within the meaning of Section 6225 of the Code (as amended by the Bipartisan Budget Act of 2015) (or within the meaning of comparable provisions of applicable state or local tax law) paid (or payable) by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”), shall be treated as if it were paid by the Company as a withholding payment with respect to the appropriate Member(s) (and, therefore, a Tax Advance to such Member(s) for purposes of Section 8.2(b)). The partnership representative shall reasonably determine the portion of an Imputed Underpayment Amount attributable to each Member or former Member, based on the allocations that would have been made to each such Person in the reviewed year (and any subsequent year) if the adjustments were taken into account by the Company in such year(s), subject to any guidance promulgated under the Code (or under comparable provisions of applicable state or local tax law). The portion of the Imputed Underpayment Amount that the partnership representative attributes to a former Member shall be treated as a withholding payment with respect to both such former Member and such former Member’s transferee(s) (and, therefore, a Tax Advance to such former Member and such former Member’s transferee(s) for purposes of Section 8.2(b)), as applicable, and the Company’s and the Members’ rights pursuant to this Agreement may be exercised in respect of either or both of the former Member and its transferee(s). Imputed Underpayment Amounts treated as withholding payments also shall include any imputed underpayment within the meaning of Section 6225 of the Code (as in effect following the effective date of its amendment by Section 1101 of the Bipartisan Budget Act of 2015) (or within the meaning of comparable provisions of applicable state or local tax law) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest, other than through entities treated as corporations for U.S. federal income tax purposes, to the extent that the Company bears the economic burden of such amounts, whether by law or agreement. Any reasonable cost or expense incurred by the partnership representative in connection with its duties as such, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

Section 9.7. Allocations on Transfer of Interests. All items of income, gain, loss, deduction, and credit allocable to any interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based upon that portion of the calendar year during which each was recognized as owning such interest, without regard to the results of Company operations during any particular portion of such calendar year and without regard to whether cash distributions were made to the transferor or the transferee during such calendar year; however, such allocation shall be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder, and reasonably acceptable to the Managing Member.

ARTICLE 10

DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 10.1. Dissolution, Liquidation, and Termination Generally.

(a) The Company shall be dissolved upon the first to occur of any of the following:

(i) The unanimous written agreement of all Members to dissolve the Company;

(ii) The termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act; and

(iii) The entry of a decree of judicial dissolution under Section 18 802 of the Act.

(b) Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to within 90 calendar days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.

(c) Notwithstanding any other provision of this Agreement, the Bankruptcy of any Member shall not cause such Member, respectively, to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

Section 10.2. Liquidation and Termination. Upon dissolution of the Company, unless it is continued as provided above, the Managing Member shall act as liquidator or may appoint one or more other Persons as liquidating trustee or; however, if the Company is dissolved because of an event occurring with respect to the Managing Member or if there is no Managing Member at the time of dissolution, the liquidating trustee shall be one or more Persons selected in writing by the other Members. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation shall be a Company expense. Until final distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Managing Member hereunder. The steps to be accomplished by the liquidating trustee are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause a proper accounting to be made by a firm of certified public accountants acceptable to the Members of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

(b) the liquidating trustee shall satisfy (whether by payment or reasonable provision for payment) all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine); and

(c) all remaining assets of the Company shall be distributed to the Members in accordance with Section 8.1.

Section 10.3. Cancellation of Certificate. On completion of the distribution of Company assets, the Managing Member (or such other Person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.4, and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.1. Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) depositing the same with a national overnight delivery service company which tracks deliveries, addressed to the party to be notified, with all charges paid and proof of receipt requested, (b) by delivering such notice in person to such party, or (c) by electronic mail, with a copy of such notice also given by one of the other delivery methods. All notices are to be sent to or made at the addresses below:

If to Blackstone Member:	c/o The Blackstone Group
345 Park Avenue, 42nd Floor
New York, New York 10154
Attention: Rob Harper and Judy Turchin

Facsimile: (212) 583-5726
Telephone: (212) 583-5748
Email: harper@blackstone.com
judy.turchin@blackstone.com

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Sasan Mehrara
Facsimile: (212) 455-7430
Telephone: (212) 455-2783
Email: smehrara@stblaw.com

If to HGV Member:	c/o Hilton Grand Vacations Inc.
6355 MetroWest Boulevard, Suite 180
Orlando, Florida 32835
Attn: Charles R. Corbin, General Counsel
Facsimile: (407) 613-3776
Telephone: 407-613-3100
Email: CCorbin@hgvc.com

with copies to:	Hilton Grand Vacations Inc.
5323 Millenia Lakes Blvd
Orlando, Florida 32835
Attn: Legal Department
Telephone: (407) 613-3100

And	Womble Carlyle Sandridge & Rice, LLP
1200 Nineteenth Street N.W.
Suite 500
Washington, DC 20036
Attn: Alexander J. Park
Facsimile: (202) 261-0018
Telephone: (202) 857-4418
Email: apark@wcsr.com

All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. By giving written notice thereof, each Member shall have the right from time to time to change its address pursuant hereto.

Section 11.2. Governing Law. This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each Member submits to the jurisdiction of the state and federal courts in the State of Delaware.

Section 11.3. Entireties; Amendments. This Agreement and its exhibits constitute the entire agreement between the Members relative to the formation of the Company. Except as otherwise provided herein, no amendments to this Agreement shall be binding upon any Member unless set forth in a document duly executed by such Member. Notwithstanding the foregoing, after three (3) Business Days’ prior written notice to the HGV Member (that shall be accompanied by a draft of the proposed amendment to this Agreement), the Managing Member shall have the right to execute any reasonably necessary amendments to this Agreement without the consent or execution by the HGV Member; provided that no such amendment shall materially and adversely alter the rights or obligations of HGV Member in a specific manner separate and distinct from such amendment’s or action’s treatment of the other Members.

Section 11.4. Waiver. No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder. Failure on the part of any Member to complain of any act or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 11.5. Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 11.6. Ownership of Property and Right of Partition. A Member’s interest in the Company shall be personal property for all purposes. No Member shall have any right to partition the property owned by the Company.

Section 11.7. Involvement of Members in Certain Proceedings. Should any Member become involved in legal proceedings unrelated to the Company’s business in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company from all reasonable, third party, out of pocket expenses incurred in conjunction therewith.

Section 11.8. Use of Names; Confidentiality; Press Releases.

(a) The HGV Member hereby acknowledges and agrees that neither the HGV Member nor any Affiliate thereof shall be entitled to use the name “Blackstone” or disclose its relationship with Blackstone Member or any Blackstone Affiliate in any public disclosure, in each case, without Blackstone Member’s consent, which may be granted or withheld in its sole discretion. Except as contemplated by the HGV Agreements, the Blackstone Member hereby acknowledges and agrees that neither the Blackstone Member nor any Affiliate thereof shall be entitled to use the name “Hilton Grand Vacations” or disclose its relationship with HGV Member or any Affiliate thereof in any public disclosure, in each case, without HGV Member’s consent, which may be granted or withheld in its sole discretion. The provisions of this Section 11.8(a) shall be subject to the confidentiality exceptions set forth in Section 11.8(b) below.

(b) The Members shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Property, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other Member (such consent not to be unreasonably withheld), except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which any Member is a party), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, investors, potential lenders and investors, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any law, rule or regulation, (iv) in any legal proceeding between the Blackstone Member and the HGV Member or their Affiliates in connection with this Agreement, (v) as reasonably required in order to market the Property or portion thereof and (vi) in connection with any disclosures in filings required by the Securities Exchange Commission and customary disclosures on investor/earnings calls or meetings or earnings releases (or the operation of the business of HGV Member or any of its Affiliates, including, without limitation, HGV), including, without limitation, the right to provide written supplemental materials in connection with any such earnings call and/or to provide information and/or answer questions raised during any such earnings call. Notwithstanding anything herein to the contrary, the Members, being aware that the securities of (i) HGV, the owner, directly or indirectly, of a controlling interest in HGV Member and (ii) Blackstone Group L.P., the Person that holds ultimate indirect control of Blackstone Member, are traded on the New York Stock Exchange, acknowledge that certain Affiliates of Members may be compelled by legal requirements to issue a limited public press release announcing that it has entered into this Agreement and stating the material terms hereof (i.e., setting forth the Property, and identifying general economic terms of the transaction). Any Member desiring to issue any such press release agrees to send a copy of such press release directly to the other Member for its reasonable approval; provided, however, that responding Member shall be deemed to have approved such press release if it has not otherwise responded within five (5) Business Days of receipt of such request. Each Member consents to the dissemination of such press releases and to the extent required by applicable law, such additional limited statements and disclosures may reasonably make in responding to inquiries arising as a result of any such press release. The foregoing shall supersede any prior confidentiality agreement that may have been entered into by the parties. The provisions of this subsection shall survive the termination of this Agreement.

(c) Subject to Section 11.8 hereof, no Member may issue any press release with respect to this Agreement and the transactions contemplated hereby without the prior written consent of all Members.

(d) Notwithstanding anything in this Agreement to the contrary, to comply with Regulations Section 1.6011-4(b)(3)(i), any Member (and any employee, representative, or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company or any transactions undertaken by the Company to the extent the Member acquires such information on or after the date hereof, it being understood and agreed, for this purpose, (i) the name of, or any other identifying information regarding, the Company or any existing or future investor (or any affiliate thereof) in the Company, or any investment or transaction entered into by the Company, and (ii) any specific performance information relating to the Company or its investments, does not constitute such tax treatment or tax structure information.

Section 11.9. Interest. No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law.

Section 11.10. Attorneys’ Fees. If the Blackstone Member, on the one hand, or the HGV Member, on the other hand, brings any action or suit against any other party by reason of any breach of any of the covenants, agreements or provisions of this Agreement, then, in such event, the prevailing party, as determined in such action or suit, shall be entitled to have and recover from the other party or parties all third party, out of pocket costs and expenses of such action or suit, including, without limitation, reasonable attorneys’ fees and expenses resulting therefrom, it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action or suit.

Section 11.11. Counsel. Each Member acknowledges and agrees that Simpson Thacher & Bartlett LLP serves as counsel to the Blackstone Member and certain of its Affiliates, and it does not serve as counsel to the HGV Member, HGV or any of their affiliates in connection with this Agreement or the Company and the Subsidiaries. Each of the HGV Member and HGV acknowledges and agrees that it does not have an attorney-client relationship with Simpson Thacher & Bartlett LLP in connection with this Agreement or the Company and the Subsidiaries, and that no such relationship will arise in the course of the Company’s existence or dissolution by any means. Each of the HGV Member and HGV represents, warrants and covenants that, in the event of litigation or arbitration between the Blackstone Member, on the one hand, and any of the HGV Member and HGV in connection with this Agreement or the Company and the Subsidiaries, none of the HGV Member and HGV will seek the removal of Simpson Thacher & Bartlett LLP as counsel to the Blackstone Member or any of its Affiliates (other than the Company and the Subsidiaries) for any purported conflict of interest or attorney-client relationship allegedly existing between Simpson Thacher & Bartlett LLP and any of the HGV Member and HGV.

Section 11.12. Brokerage Indemnification and Commission. The Blackstone Member and the HGV Member each hereby represents to the other that, it is not aware of any brokerage commission, finder’s fee or similar fee payable by the Company or any Member in connection with the formation of the Company, the sale of any Company Interests or a sale or acquisition of the Property. To the fullest extent permitted by law, (a) the HGV Member hereby agrees to indemnify, defend and hold harmless the Blackstone Member from any loss, claim, damage or liability (including reasonable attorney’s fees) against the Company or the Blackstone Member and the Blackstone Member’s Affiliates for any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the formation of the Company, the Company’s acquisition of the Property or the Blackstone Member’s acquisition of its Interests, which arises from any action of the HGV Member or any of its Affiliates, and (b) the Blackstone Member hereby agrees to indemnify, defend and hold harmless the HGV Member from any loss, claim, damage or liability (including reasonable attorney’s fees) against the Company, or the HGV Member and its Affiliates for any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the formation of the Company, the Company’s acquisition of the Property or the Blackstone Member’s acquisition of its Interests, which arises from any action of the Blackstone Member or any Blackstone Affiliate.

Section 11.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when signed by each of the parties hereto and delivered by each of the parties hereto, in person or by facsimile, to the other parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. The exchange of copies of this Agreement, any amendments hereto, any signature pages required hereunder or any other documents required or contemplated hereunder by facsimile or Portable Document Format (“PDF”) transmission shall constitute effective execution and delivery of same as to the parties thereto and may be used in lieu of original documents for all purposes. Signatures transmitted by facsimile or PDF shall be deemed to be original signatures for all purposes.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

Section 12.1. HGV Member. The HGV Member represents and warrants to the Blackstone Member as of the date hereof:

(a) This Agreement has been duly authorized, executed and delivered by the HGV Member and shall constitute the legal, valid and binding obligations of the HGV Member, enforceable against it in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, violate or conflict with, result in the breach of, termination of, or constitute a default under, any provisions of any agreement, organizational or charter document, any note or instrument evidencing or securing indebtedness, or judicial order, judgment, injunction, law, rule or regulation to which it is a party or is subject or to which its assets or property are subject.

(c) Neither the HGV Member nor any persons having a direct beneficial interest in the HGV Member (i) appears on, or is owned or controlled directly by, any Person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury (“OFAC”) or the Annex to United States Executive Order 13224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”), (ii) is acting directly or indirectly for or on behalf of any Prohibited Person, and (iii) has not, does not, and will not, conduct any business with a Prohibited

Person or otherwise engage in any transaction relating to any property, or interests in property that either may cause or causes such HGV Member to be subject to Sanctions. The monies used to fund the HGV Member’s investment in the Company are not knowingly derived from or related to any illegal activities, including without limitation, money laundering activities, and the proceeds from the HGV Member’s investment in the Company shall not knowingly be used to finance any illegal activities.

(d) No portion of the assets used to acquire or hold any Interests in the Company acquired or held by HGV Member constitute the assets of any “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.

(e) Except as set forth in Schedule D, neither HGV, HGV Member or any of their Affiliates have delivered to or received from the Company or any Subsidiary any written notice (i) that the Company or any Subsidiary, as applicable, owes any penalty, termination, cancellation or other similar fees or any liquidated damages to HGV, HGV Member or any of their Affiliates or (ii) of a default under any HGV Agreement. Except as set forth in Schedule D, to the actual knowledge of the HGV Member, none of the Company nor any Subsidiary is in monetary breach or default or material non-monetary breach or default under the terms of any HGV Agreement, and, no event has occurred that with notice or lapse of time or both would constitute a monetary breach or default or material non-monetary breach or default thereunder by either of the Company or any Subsidiary. Each HGV Agreement is a valid and binding agreement of HGV, HGV Member or its Affiliates, as applicable and is in full force and effect in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

Section 12.2. Blackstone Member Representations. The Blackstone Member hereby represents and warrants to the HGV Member as of the date hereof:

(a) This Agreement has been duly authorized, executed and delivered by the Blackstone Member and shall constitute the legal, valid and binding obligations of the Blackstone Member, enforceable against it in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, violate or conflict with, result in the breach or termination of, or constitute a default under, any provisions of any agreement, organizational or charter document, any note or instrument evidencing or securing indebtedness, or judicial order, judgment, injunction, law, rule or regulation to which it is a party or is subject or to which its assets or property are subject

(c) Neither the Blackstone Member nor any persons having a direct beneficial interest in the Blackstone Member (i) is, or is owned or controlled directly by, any Person, group, entity or nation that is a Prohibited Person, (ii) is acting directly or indirectly for or on behalf of any Prohibited Person, and (iii) has not, does not, and will not, conduct any business with a Prohibited Person or otherwise engage in any transaction relating to any property, or interests in property that either may cause or causes such Blackstone Member to be subject to Sanctions. The monies used to fund the Blackstone Member’s investment in the Company are not knowingly derived from or related to any illegal activities, including without limitation, money laundering activities, and the proceeds from the Blackstone Member’s investment in the Company shall not knowingly be used to finance any illegal activities.

(d) Since May 19, 2017, neither the Company or any Subsidiary has delivered to HGV, HGV Member or any of their Affiliates any written notice of a default under any HGV Agreement.

(e) Since May 19, 2017, the Company has made no distributions from the Company.

Section 12.3. Exclusions. Notwithstanding anything contained herein to the contrary, for the purposes of Sections 12.1 and 12.2 above the phrase “owned or controlled directly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder or unitholder of HGV or The Blackstone Group L.P., (y) any holder of a direct or indirect interest in a publicly traded company whose shares or units are listed and traded on a United States national stock exchange or (z) any member, Member, unit holder or shareholder owning an interest of five percent (5%) or less in HGV or the Blackstone Fund. For the avoidance of doubt, in the case of the representations made by HGV Member, such phrase shall exclude (i) Blackstone Fund and any Blackstone Affiliate, and (ii) HNA Group Co. Ltd, HNA Tourism Group Co., Ltd, and any of their respective Affiliates.

Section 12.4. Compliance with Anti-Corruption Laws.

(a) Each Member hereby represents, warrants, covenants and agrees that neither it nor any of their respective subsidiaries, direct owners, members, officers, directors, employees, agents or representatives acting on their behalf (“Covered Parties”), has or will, directly or indirectly, taken or take any action that would cause that Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) the UK Bribery Act 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Briber of Foreign Officials (collectively, “Anti-Corruption Laws”).

(b) Each Member hereby represents, warrants, covenants and agrees on behalf of itself and its Covered Parties that neither it nor its Covered Parties has made a voluntary, directed or involuntary disclosure to any Government Official or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA or any applicable law of similar effect that could reasonably be expected to have an adverse effect on the Company or the other Member. Each Member hereby represents, warrants, covenants and agrees on behalf of itself and its Covered Parties that neither it nor any of its Covered Parties has received any notice or citation for any actual or potential noncompliance with any of the foregoing provisions of this Section 12.4, and the Member will promptly notify the other Member of the receipt of any such notice or citation.

(c) Each Member hereby represents and warrants that no Covered Party directly involved in the business of the Company is a Government Official.

Executed effective as of the date above written.

BLACKSTONE MEMBER

BRE ACE HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director, Vice President, Treasurer and Secretary

HGV MEMBER:

HRC ISLANDER LLC, a Delaware limited liability company

By:	/s/ James Mikolaichik
Name:	James Mikolaichik
Title:	Executive Vice President

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2017

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 001-37794

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-2545345
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6355 MetroWest Boulevard, Suite 180, Orlando, Florida	32835
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (407) 613-3100

(Former Name, Former Address, and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    ☐  Yes    ☒  No

The number of shares outstanding of the registrant’s common stock, par value $0.01 per share, as of July 27, 2017 was 99,082,128.

HILTON GRAND VACATIONS INC.

FORM 10-Q TABLE OF CONTENTS

1

PART I FINANCIAL INFORMATION

Item 1.	Financial Statements

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	June 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Cash and cash equivalents	$191	$48
Restricted cash	62	103
Accounts receivable, net of allowance for doubtful accounts of $10 and $6	123	123
Timeshare financing receivables, net	1,034	1,025
Inventory	492	513
Property and equipment, net	255	256
Intangible assets, net	71	70
Other assets	59	42

TOTAL ASSETS (variable interest entities - $534 and $258)	$2,287	$2,180

LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other	$265	$231
Advanced deposits	100	103
Debt	486	490
Non-recourse debt	645	694
Deferred revenues	128	106
Deferred income tax liabilities	380	389

Total liabilities (variable interest entities - $518 and $245)	2,004	2,013
Commitments and contingencies - see Note 14
Equity:
Preferred stock, $0.01 par value; 300,000,000 authorized shares, none issued or outstanding as of June 30, 2017 and December 31, 2016	—	—

Common stock, $0.01 par value; 3,000,000,000 authorized shares, 99,082,128 issued and outstanding as of June 30, 2017 and 98,802,597 issued and outstanding as of December 31, 2016	1	1

Additional paid-in capital	153	138
Accumulated retained earnings	129	28

Total equity	283	167

TOTAL LIABILITIES AND EQUITY	$2,287	$2,180

See notes to unaudited condensed consolidated financial statements.

2

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Sales of VOIs, net	$143	$114	$261	$229
Sales, marketing, brand and other fees	144	128	274	246
Financing	36	34	71	66
Resort and club management	35	34	71	65
Rental and ancillary services	47	49	93	94
Cost reimbursements	34	32	68	61

Total revenues	439	391	838	761

Expenses
Cost of VOI sales	34	28	67	66
Sales and marketing	169	151	321	286
Financing	11	8	21	16
Resort and club management	10	8	20	16
Rental and ancillary services	31	30	58	56
General and administrative	29	21	52	37
Depreciation and amortization	7	6	14	11
License fee expense	23	20	43	39
Cost reimbursements	34	32	68	61

Total operating expenses	348	304	664	588
Gain on foreign currency transactions	—	1	—	1
Allocated Parent interest expense	—	(7)	—	(13)
Interest expense	(7)	—	(14)	—
Other loss, net	—	(1)	—	(1)

Income before income taxes	84	80	160	160
Income tax expense	(33)	(33)	(59)	(65)

Net income	$51	$47	$101	$95

Earnings per share:(1)
Basic and diluted	$0.51	$0.48	$1.02	$0.96

(1)	For the three and six months ended June 30, 2016, basic and diluted earnings per share was calculated based on shares distributed to Hilton Grand Vacations’ stockholders on January 3, 2017. See Note 11: Earnings Per Share for additional information.

See notes to unaudited condensed consolidated financial statements.

3

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in millions)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net income	$101	$95
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14	11
Amortization of deferred financing costs and other	3	2
Provision for loan losses	27	23
Other loss, net	—	1
Gain on foreign currency transactions	—	(1)
Share-based compensation	8	—
Deferred income taxes	1	1
Net changes in assets and liabilities:
Accounts receivables, net	—	(28)
Timeshare financing receivables, net	(35)	(27)
Inventory	22	3
Purchase of assets for future conversion to inventory	—	(14)
Other assets	(19)	(17)
Accounts payable, accrued expenses and other	36	11
Advanced deposits	(3)	6
Deferred revenues	22	20

Net cash provided by operating activities	177	86

Investing Activities
Capital expenditures for property and equipment	(15)	(14)
Software capitalization costs	(6)	(3)

Net cash used in investing activities	(21)	(17)

Financing Activities
Issuance of non-recourse debt	350	—
Repayment of non-recourse debt	(395)	(58)
Repayment of debt	(5)	—
Debt issuance costs	(5)	—
Net transfers to Parent	—	(15)
Proceeds from stock option exercises	1	—

Net cash used in financing activities	(54)	(73)

Net increase (decrease) in cash, cash equivalents and restricted cash	102	(4)
Cash, cash equivalents and restricted cash, beginning of period	151	79

Cash, cash equivalents and restricted cash, end of period	$253	$75

Supplemental Disclosures
Non-cash financing activity
Transfer of inventory from Parent	$—	$9
Transfer of property and equipment from Parent	$—	$33

See notes to unaudited condensed consolidated financial statements.

4

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(in millions)

			Additional	Accumulated
	Common Stock		Paid-in	Retained	Total
	Shares	Amount	Capital	Earnings	Equity
Balance as of December 31, 2016	99	$1	$138	$28	$167
Net income	—	—	—	101	101
Deferred intercompany transaction (1)	—	—	9	—	9
Activity related to share-based compensation	—	—	6	—	6

Balance as of June 30, 2017	99	$1	$153	$129	$283

(1)	Refer to Note 9: Income Taxes for further discussion.

See notes to unaudited condensed consolidated financial statements.

5

HILTON GRAND VACATIONS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Organization and Basis of Presentation

Our Spin-off from Hilton Worldwide Holdings Inc.

On January 3, 2017, the previously announced spin-off was completed by way of a pro rata distribution of Hilton Grand Vacations Inc.’s (“Hilton Grand Vacations,” “we,” “us,” “our,” “HGV” or the “Company”) common stock to Hilton Worldwide Holdings Inc. (“Former Hilton Parent” and together with its then consolidated subsidiaries, “Hilton”) stockholders. Each Hilton stockholder received one share of our common stock for every ten shares of Hilton common stock. As a result of the spin-off, we became a separate publicly-traded company on the New York Stock Exchange under the ticker symbol “HGV,” and Hilton did not retain any ownership interest in our company.

In connection with the completion of the spin-off, we entered into agreements with Hilton (who at the time was a related party) and other third parties, including licenses to use the Hilton brand. The unaudited condensed consolidated financial statements reflect the effect of these agreements. For the three months ended June 30, 2017 and 2016, we incurred $40 million and $44 million, respectively, and for the six months ended June 30, 2017 and 2016, we incurred $98 million and $104 million, respectively, in costs relating to the agreements entered with Hilton. See Key Agreements Related to the Spin-Off section in Part I - Item 1. Business of our Annual Report on Form 10-K for the year ended December 31, 2016 for further information.

Prior to the spin-off, Hilton maintained a share-based compensation plan for the benefit of its officers, directors and employees which was presented as a component of Net transfers (to) from Parent, a financing activity, on the condensed consolidated statements of cash flows. Subsequent to the spin-off, share-based compensation expense is presented as a component of operating activities on the condensed consolidated statements of cash flows.

Our Business

Hilton Grand Vacations is a global timeshare company engaged in developing, marketing, selling and managing timeshare resorts primarily under the Hilton Grand Vacations brand. Our operations primarily consist of: selling vacation ownership intervals (“VOIs”) for us and third parties; operating our resorts; financing and servicing loans provided to consumers for their timeshare purchases; and managing our points-based Hilton Grand Vacations Club exchange program (the “Club”). As of June 30, 2017, we had 48 timeshare properties, comprised of 8,101 units, located in the United States (“U.S.”) and Europe.

Basis of Presentation

The unaudited condensed consolidated financial statements presented herein include 100 percent of our assets, liabilities, revenues, expenses and cash flows and all entities in which we have a controlling financial interest. Through the date of the spin-off, the unaudited condensed consolidated financial statements presented herein were prepared on a stand-alone basis and were derived from the unaudited consolidated financial statements and accounting records of Hilton.

The unaudited condensed consolidated financial statements reflect our financial position, results of operations and cash flows as prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements presented in accordance with U.S. GAAP have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Although we believe the disclosures made are adequate to prevent information presented from being misleading, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto as of and for the year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC on March 2, 2017.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and, accordingly, ultimate results could differ from those estimates. Interim results are not necessarily indicative of full year performance.

The accompanying unaudited condensed consolidated financial statements, in our opinion, reflect all adjustments, including normal recurring items, considered necessary for a fair presentation of the interim periods. All material intercompany transactions and balances have been eliminated in consolidation.

6

We review our estimate of the expected redemption of expired prepaid discounted vacation packages (“packages”) on an ongoing basis. We only reduce the liability for expired packages when a package is redeemed or the likelihood of redemption is remote. This review considers factors such as historical experience, current business practices for pursuing individuals to redeem expired packages and the sufficiency and reliability of data available following a change in those redemption business practices. Previously, we concluded that redemption of an expired package was remote once a package has been expired for six months and therefore retained the liability until six months after expiration. During the review in the second quarter of 2017, we determined we now had sufficiently reliable updated information under current business practices to revise our estimate of expired packages that we expect to redeem. As a result, we changed our accounting estimate for expected redemptions of expired packages to relieve a portion of the remaining liability at expiration and recorded an $11 million reduction to the Advanced Deposits liability, with corresponding increases to Sales, marketing, brand and other fees revenue of $10 million and Accounts payable, accrued expenses and other for the related sales tax liability of $1 million. As a result, for the six months ended June 30, 2017, our net income increased by $10 million and basic and diluted earnings per share increased by $0.10.

Note 2: Recently Issued Accounting Pronouncements

Adopted Accounting Standards

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09 (“ASU 2016-09”), Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 includes provisions intended to simplify several aspects of the accounting and presentation of share-based payments. These provisions include the recognition of the income tax effects of awards in the consolidated statement of operations when the awards vest or are settled, permitting an employer to withhold shares in an amount up to the employee’s maximum individual tax rate without resulting in liability classification of the award, permitting entities to make a policy election to account for forfeitures as they occur, and changes to the classification of tax-related cash flows resulting from share-based payments and cash payments made to taxing authorities on the employee’s behalf on the statement of cash flows. This ASU 2016-09 was effective for reporting periods beginning after December 15, 2016. We adopted ASU 2016-09 retrospectively as of January 1, 2017 and have applied to all periods herein with no material impact to our unaudited condensed consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, (“ASU 2016-18”) Statement of Cash Flows (Topic 230): Restricted Cash. This ASU is intended to provide guidance on the presentation of restricted cash or restricted cash equivalents and reduce the diversity in practice. This ASU requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts on the statement of cash flows. We elected, as permitted by the standard, to early adopt ASU 2016-18 retrospectively as of January 1, 2017 and have applied it to all periods presented herein. The adoption of ASU 2016-18 did not have a material impact to our unaudited condensed consolidated financial statements. The effect of the adoption of ASU 2016-18 on our condensed consolidated statements of cash flows was to include restricted cash balances in the beginning and end of period balances of cash and cash equivalent and restricted cash. The change in restricted cash was previously disclosed in operating activities and financing activities in the condensed consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-01 (“ASU 2017-01”), Business Combinations (Topic 804): Clarifying the Definition of a Business. This ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. We elected, as permitted by the standard, to early adopt ASU 2017-01 prospectively as of January 1, 2017. The adoption of ASU 2017-01 did not have a material impact to our unaudited condensed consolidated financial statements.

Accounting Standards Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers (Topic 606). This ASU supersedes the revenue recognition requirements in Revenue Recognition (Topic 605), and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Subsequent to ASU 2014-09, the FASB has issued several related ASUs amending the original ASU.

7

The provisions of this ASU are to be applied retrospectively or using a modified retrospective approach for reporting periods beginning after December 15, 2017.

We are currently evaluating the effect that this ASU will have on our consolidated financial statements by analyzing both transactional and analytical data for each of our revenue streams. The following is a status of our evaluation of impacts by significant revenue stream:

•	Sales of VOIs, net - We do not expect material changes to our accounting for Sales of VOIs, net, including the accounting for uncollectible timeshare financing receivables. We are still evaluating the impact on revenue recognition for sales of VOIs that are under construction.

•	Sales, marketing, brand and other fees - We expect changes to gross versus net presentation of certain non-cash first day incentives. We do not expect material changes to our accounting for our commissions, brand and other fees under fee-for-service arrangements. We are still evaluating impacts to certain marketing revenue streams, including sales of marketing preview packages.

•	Financing - We do not expect material changes to our accounting for financing revenues, as these revenues are out of the scope of Topic 606.

•	Resort and club management - We do not expect material changes to our accounting for ongoing management fees from our homeowners’ association management agreements and the fees earned from our Club members.

•	Rental and ancillary services - We do not expect significant changes to our revenue recognition of transient guest transactions, including rental and ancillary services.

•	Cost reimbursements - While we do not expect significant changes to the timing of recognition of cost reimbursements, we are still evaluating potential impacts to changes in presentation.

We will continue to evaluate and disclose expected impacts that ASU 2014-09 will have on our unaudited condensed consolidated financial statements as more information becomes available. A determination as to whether we will apply the retrospective or modified retrospective adoption method will be made once our qualitative evaluation is complete and we commence quantifying the expected impacts later this year.

In August 2016, the FASB issued ASU No. 2016-15 (“ASU 2016-15”), Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The provisions of this ASU are effective for reporting periods beginning after December 15, 2017; early adoption is permitted. We are currently evaluating the effect that this ASU will have on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-03 (“ASU 2017-03”), Accounting Changes and Error Corrections (Topic 250) and Investments - Equity Method and Joint Ventures (Topic 323). ASU 2017-03 requires registrants to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. The SEC staff expects the additional qualitative disclosures to include a description of the effect of the accounting policies that the registrant expects to apply, if determined, and a comparison to the registrant’s current accounting policies. In addition, a registrant should describe the status of its process to implement the new standards and the significant implementation matters yet to be addressed. ASU 2017-03 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years with early adoption permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. We are currently evaluating the effect that this ASU will have on our consolidated financial statements.

8

Note 3: Restricted Cash

Restricted cash was as follows:

	June 30,	December 31,
($ in millions)	2017	2016
Escrow deposits on VOI sales	$38	$81
Reserves related to non-recourse debt(1)	24	22

	$62	$103

(1)	See Note 7: Debt & Non-recourse debt for further discussion.

Note 4: Timeshare Financing Receivables

Timeshare financing receivables were as follows:

	June 30, 2017
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Timeshare financing receivables	$541	$623	$1,164
Less: allowance for loan loss	(33)	(97)	(130)

	$508	$526	$1,034

	December 31, 2016
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Timeshare financing receivables	$253	$892	$1,145
Less: allowance for loan loss	(9)	(111)	(120)

	$244	$781	$1,025

The interest rate charged on the notes correlates to the risk profile of the borrower at the time of purchase and the percentage of the purchase that is financed, among other factors. As of June 30, 2017, our timeshare financing receivables had interest rates ranging from 5.3 percent to 20.5 percent, a weighted average interest rate of 12.1 percent, a weighted average remaining term of 7.6 years and maturities through 2028.

We pledge a portion of our timeshare financing receivables as collateral to secure a non-recourse revolving timeshare receivable credit facility (“Timeshare Facility”) with a borrowing capacity of $450 million. As of June 30, 2017 and December 31, 2016, we had $148 million and $509 million, respectively, of gross timeshare financing receivables securing the Timeshare Facility. We recognize interest income on our timeshare financing receivables as earned. We record an estimate of uncollectibility as a reduction of revenue from VOI sales at the time revenue is recognized on a VOI sale.

In March 2017, we completed a securitization of approximately $357 million of gross timeshare financing receivables and issued approximately $291 million of 2.66 percent notes and approximately $59 million of 2.96 percent notes, which have a stated maturity date of December 2028. The securitization transactions did not qualify as sales and, accordingly, no gain or loss was recognized. The transaction is considered a secured borrowing; therefore, the proceeds from the transaction are presented as non-recourse debt (collectively, the “Securitized Debt”). See Note 7: Debt & Non-recourse debt for further discussion.

9

Our timeshare financing receivables as of June 30, 2017 mature as follows:

($ in millions)	Securitized and Pledged	Unsecuritized	Total
Year
2017 (remaining)	$39	$39	$78
2018	79	52	131
2019	78	56	134
2020	75	61	136
2021	69	64	133
Thereafter	201	351	552

	541	623	1,164
Less: allowance for loan loss	(33)	(97)	(130)

	$508	$526	$1,034

We evaluate this portfolio collectively, since we hold a large group of homogeneous timeshare financing receivables, which are individually immaterial. We monitor the credit quality of our receivables on an ongoing basis. There are no significant concentrations of credit risk with any individual counterparty or groups of counterparties. We use a technique referred to as static pool analysis as the basis for determining our loan loss reserve requirements on our timeshare financing receivables. For static pool analysis, we use certain key dimensions to stratify our portfolio, including FICO scores, equity percentage at the time of sale and certain other factors. The adequacy of the related allowance is determined by management through analysis of several factors, such as current economic conditions and industry trends, as well as the specific risk characteristics of the portfolio including assumed default rates, aging and historical write-offs of these receivables. The allowance is maintained at a level deemed adequate by management based on a periodic analysis of the mortgage portfolio.

Our gross timeshare financing receivables balances by FICO score were as follows:

	June 30,	December 31,
($ in millions)	2017	2016
FICO score
700+	$746	$725
600-699	216	211
<600	28	28
No score(1)	174	181

	$1,164	$1,145

(1)	Timeshare financing receivables without a FICO score are primarily related to foreign borrowers.

We apply payments we receive for loans, including those in non-accrual status, to amounts due in the following order: servicing fees; interest; principal; and late charges. Once a loan is 91 days past due, we cease accruing interest and reverse the accrued interest recognized up to that point. We resume interest accrual for loans for which we had previously ceased accruing interest once the loan is less than 91 days past due. We fully reserve for a timeshare financing receivable in the month following the date that the loan is 121 days past due and, subsequently, we write off the uncollectible note against the reserve once the foreclosure process is complete and we receive the deed for the foreclosed unit.

As of June 30, 2017 and December 31, 2016, we had ceased accruing interest on timeshare financing receivables with an aggregate principal balance of $46 million and $38 million, respectively. The following tables detail an aged analysis of our gross timeshare financing receivables balance:

	June 30, 2017
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Current	$530	$575	$1,105
31 - 90 days past due	6	7	13
91 - 120 days past due	2	2	4
121 days and greater past due	3	39	42

	$541	$623	$1,164

10

	December 31, 2016
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Current	$248	$847	$1,095
31 - 90 days past due	3	9	12
91 - 120 days past due	1	4	5
121 days and greater past due	1	32	33

	$253	$892	$1,145

The changes in our allowance for loan loss were as follows:

	June 30, 2017
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Balance as of December 31, 2016	$9	$111	$120
Write-offs	—	(17)	(17)
Securitization	28	(28)	—
Provision for loan loss (1)	(4)	31	27

Balance as of June 30, 2017	$33	$97	$130

	June 30, 2016
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Balance as of December 31, 2015	$17	$89	$106
Write-offs	—	(17)	(17)
Provision for loan loss (1)	(4)	27	23

Balance as of June 30, 2016	$13	$99	$112

(1)	Includes activity related to repurchase of defaulted and upgraded securitized timeshare financing receivables, net of incremental provision for loan loss.

Note 5: Inventory

Inventory was as follows:

	June 30,	December 31,
($ in millions)	2017	2016
Completed unsold VOIs	$220	$233
Construction in process	14	20
Land, infrastructure and other	258	260

	$492	$513

We benefited from $3 million in costs of sales true-ups relating to VOI products for the six months ended June 30, 2017, which resulted in a $3 million increase to the carrying value of inventory as of June 30, 2017. We benefited from $10 million in costs of sales true-ups relating to VOI products for the year ended December 31, 2016, which resulted in a $10 million increase to the carrying value of inventory as of December 31, 2016. Shown below are expenses incurred, recorded in Cost of VOI sales, related to granting credit to customers for their existing ownership when upgrading into fee-for-service projects.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016
Cost of VOI sales related to fee-for-service upgrades	$9	$14	$20	$24

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Note 6: Consolidated Variable Interest Entities

As of June 30, 2017 and December 31, 2016, we consolidated three and two variable interest entities (“VIEs”), respectively, that issued Securitized Debt, backed by pledged assets consisting primarily of a pool of timeshare financing receivables, which is without recourse to us. We are the primary beneficiaries of these VIEs as we have the power to direct the activities that most significantly affect their economic performance. We are also the servicer of these timeshare financing receivables and we are required to replace or repurchase timeshare financing receivables that are in default at their outstanding principal amounts. Additionally, we have the obligation to absorb their losses and the right to receive benefits that could be significant to them. Only assets of our VIEs are available to settle the obligations of the respective entities.

Our condensed consolidated balance sheets included the assets and liabilities of these entities, which primarily consisted of the following:

	June 30,	December 31,
($ in millions)	2017	2016
Restricted cash	$21	$10
Timeshare financing receivables, net	508	244
Non-recourse debt (1)	517	244

(1)	Net of deferred financing costs.

During the six months ended June 30, 2017 and 2016, we did not provide any financial or other support to any VIEs that we were not previously contractually required to provide, nor do we intend to provide such support in the future.

Note 7: Debt & Non-recourse debt

Debt

The following table details our outstanding debt balance and its associated interest rates:

	June 30,	December 31,
($ in millions)	2017	2016
Debt (1)
Senior secured credit facilities:
Term loan with an average rate of 3.47%, due 2021	$195	$200
Senior notes with a rate of 6.125%, due 2024	300	300

	495	500
Less: unamortized deferred financing costs and discount(2)(3)	(9)	(10)

	$486	$490

(1)	For the six months ended June 30, 2017 and year ended December 31, 2016, weighted average interest rates were 5.081 percent and 4.851 percent, respectively.
(2)	Amount includes deferred financing costs of $2 million and $7 million as of June 30, 2017 and $2 million and $8 million as of December 31, 2016, relating to our term loan and senior notes, respectively.
(3)	Amount does not include deferred financing costs of $2 million as of June 30, 2017 and December 31, 2016, relating to our revolving facility included in Other Assets in our condensed consolidated balance sheets.

We were in compliance with all applicable financial covenants as of June 30, 2017.

12

Non-recourse Debt

The following table details our outstanding non-recourse debt balance and its associated interest rates:

	June 30,	December 31,
($ in millions)	2017	2016
Non-recourse debt (1)
Timeshare Facility with an average rate of 2.36%, due 2019	$128	$450
Securitized Debt with an average rate of 2.42%, due 2028	523	246

	651	696
Less: unamortized deferred financing costs(2)	(6)	(2)

	$645	$694

(1)	For the six months ended June 30, 2017 and year ended December 31, 2016, weighted average interest rates were 2.410 percent and 1.946 percent, respectively.
(2)	Amount relates to securitized debt only and does not include deferred financing costs of $2 million as of June 30, 2017 and $3 million as of December 31, 2016, relating to our Timeshare Facility included in Other Assets in our condensed consolidated balance sheets.

The Timeshare Facility is a non-recourse obligation and is payable solely from the pool of timeshare financing receivables pledged as collateral and related assets.

In March 2017, we completed a securitization of approximately $357 million of gross timeshare financing receivables and issued approximately $291 million of 2.66 percent notes and $59 million of 2.96 percent notes due December 2028. The Securitized Debt is backed by pledged assets, consisting primarily of a pool of timeshare financing receivables secured by first mortgages or deeds of trust on timeshare interests. The Securitized Debt is a non-recourse obligation and is payable solely from the pool of timeshare financing receivables pledged as collateral to the debt.

We are required to deposit payments received from customers on the timeshare financing receivables securing the Timeshare Facility and Securitized Debt into depository accounts maintained by third parties. On a monthly basis, the depository accounts are utilized to make required principal, interest and other payments due under the respective loan agreements. The balances in the depository accounts as of June 30, 2017 and December 31, 2016 were $24 million and $22 million, respectively, and were included in Restricted cash in our condensed consolidated balance sheets.

Debt Maturities

The contractual maturities of our debt and non-recourse debt as of June 30, 2017 were as follows:

($ in millions)	Debt	Non-recourse Debt	Total
Year
2017 (remaining)	$5	$61	$66
2018	10	126	136
2019	10	230	240
2020	10	122	132
2021	160	34	194
Thereafter	300	78	378

	$495	$651	$1,146

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Note 8: Fair Value Measurements

The carrying amounts and estimated fair values of our financial assets and liabilities were as follows:

	June 30, 2017
		Hierarchy Level
($ in millions)	Carrying Amount	Level 1	Level 3
Assets:
Timeshare financing receivables(1)	$1,034	$—	$1,299
Liabilities:
Debt(2)	486	325	201
Non-recourse debt(2)	645	—	646

	December 31, 2016
		Hierarchy Level
($ in millions)	Carrying Amount	Level 1	Level 3
Assets:
Timeshare financing receivables(1)	$1,025	$—	$1,147
Liabilities:
Debt(2)	490	314	200
Non-recourse debt(2)	694	—	696

(1)	Carrying amount net of allowance for loan loss.
(2)	Carrying amount net of unamortized deferred financing costs and discount.

Our estimates of the fair values were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop the estimated fair values. The table above excludes cash and cash equivalents, restricted cash, accounts receivable, accounts payable, advance deposits and accrued liabilities, all of which had fair values approximating their carrying amounts due to the short maturities and liquidity of these instruments.

The estimated fair values of our timeshare financing receivables were determined using a discounted cash flow model. Our model incorporates default rates, coupon rates, credit quality and loan terms respective to the portfolio based on current market assumptions for similar types of arrangements.

The estimated fair values of our Level 1 debt was based on prices in active debt markets. The estimated fair value of our Level 3 debt and non-recourse debt were as follows:

•	Debt - based on indicative quotes obtained for similar issuances and projected future cash flows discounted at risk-adjusted rates.

•	Non-recourse debt - based on projected future cash flows discounted at risk-adjusted rates.

Note 9: Income Taxes

At the end of each quarter, we estimate the effective tax rate expected to be applied for the full year. The effective income tax rate is determined by the level and composition of pre-tax income or loss, which is subject to federal, foreign, state and local income taxes. The effective income tax rate for the six months ended June 30, 2017 and 2016 was approximately 37 percent and 40 percent, respectively, which decreased primarily due to a decrease in cumulative installment sale interest liability, partially offset by an increase in the cumulative effect of a change in the state effective tax rate.

The Company was a party to several intercompany asset transfers with Hilton prior to the spin-off. As required under U.S. tax regulations, the gain resulting from the intercompany transfer of these assets should be deferred and no deferred tax asset or liability should be recognized until a recognition event occurs. On January 3, 2017, Hilton executed a tax-free spin-off of the Company, which met the requirement of a recognition event. On the spin-off date, for the assets transferred, we recognized a stepped up tax basis, re-measured the asset by applying applicable tax rate changes and evaluated the realizability of the asset. This resulted in a reduction to our net deferred tax liability and an increase in our Additional paid-in capital of $9 million on our condensed consolidated balance sheet as of June 30, 2017.

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Note 10: Share-Based Compensation

Stock Plan

We issue time-vesting restricted stock units (“RSUs”) and nonqualified stock options (“options”) to certain employees. All performance shares that were issued under the Stock Plan of our former Parent, Hilton, were converted to RSUs as of December 31, 2016. We recognized share-based compensation expense of $5 million and $3 million during the three months ended June 30, 2017 and 2016, respectively and $8 million and $5 million during the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017, unrecognized compensation costs for unvested awards were approximately $17 million, which is expected to be recognized over a weighted average period of 2.2 years. As of June 30, 2017, there were 7,806,023 shares of common stock available for future issuance.

RSUs

During the six months ended June 30, 2017, we issued 487,718 RSUs with a weighted average grant date fair value of $28.64, which generally vest 25 percent in the first year, 25 percent in the second year and 50 percent in the third year from the date of grant.

Options

During the six months ended June 30, 2017, we issued 669,658 options with a grant date fair value of $8.66 and an exercise price of $28.30, which generally vest 25 percent in the first year, 25 percent in the second year and 50 percent in the third year from the date of grant.

The grant date fair value of each of these option grants was determined using the Black-Scholes-Merton option-pricing model with the following assumptions:

Expected volatility(1)	26.3%
Dividend yield(2)	—%
Risk-free rate(3)	2.3%
Expected term (in years)(4)	6.0

(1)	Due to limited trading history for Hilton Grand Vacations’ common stock, we did not have sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of our share price. As a result, we used a weighted-average of the implied volatility and the average historical volatility of our peer group over a time period consistent with its expected term assumption. Our peer group was determined based upon companies in our industry with similar business models and is consistent with those used to benchmark its executive compensation.
(2)	At the date of grant we had no plans to pay dividends during the expected term of these options.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	Estimated using the average of the vesting periods and the contractual term of the options.

As of June 30, 2017, we had 169,926 options outstanding that were exercisable.

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Note 11: Earnings Per Share

The following table presents the calculation of our basic and diluted earnings per share (“EPS”). The weighted average shares outstanding for the three and six months ended June 30, 2016 reflect 98,802,597 shares distributed on January 3, 2017, our spin-off date, to our stockholders. See Note 1: Organization and Basis of Presentation for further discussion. The weighted average shares outstanding used to compute basic EPS and diluted EPS for the three months ended June 30, 2017 is 98,959,438 and 99,529,301, respectively and for the six months ended June 30, 2017 is 98,881,494 and 99,442,829, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
($ and shares outstanding in millions, except per share amounts)	2017	2016	2017	2016
Basic EPS:
Numerator:
Net Income(1)	$51	$47	$101	$95
Denominator:
Weighted average shares outstanding	99	99	99	99

Basic EPS	$0.51	$0.48	$1.02	$0.96

Diluted EPS:
Numerator:
Net Income(1)	$51	$47	$101	$95
Denominator:
Weighted average shares outstanding	100	99	99	99

Diluted EPS	$0.51	$0.48	$1.02	$0.96

(1)	Net income for the three months ended June 30, 2017 and 2016 was $50,828,907 and $47,400,289, respectively, and for the six months ended June 30, 2017 and 2016 was $101,041,522 and $95,069,102, respectively.

The dilutive effect of outstanding share-based compensation awards is reflected in diluted earnings per common share by application of the treasury stock method using average market prices during the period.

For the three and six months ended June 30, 2017, we excluded 295,316 and 399,194 share-based compensation awards because their effect would have been anti-dilutive under the treasury stock method.

Note 12: Related Party Transactions

Relationship Between HGV and Hilton after the Spin-Off

On January 3, 2017, when the spin-off was completed, Hilton and Park ceased to be related parties of HGV. In connection with the spin-off, we entered into certain agreements with Hilton (who at the time was a related party) and other third parties. See Key Agreements Related to the Spin-Off section in Part I - Item 1. Business of our Annual Report on Form 10-K for the year ended December 31, 2016 for further information.

HNA Tourism Group Co., Ltd.

On March 15, 2017, Blackstone completed the previously announced sale of 24,750,000 shares of our common stock to HNA Tourism Group Co., Ltd. (“HNA”), representing approximately 25 percent of the outstanding shares of our common stock.

In connection with the consummation of the sale, we adopted our amended and restated by-laws, effective March 15, 2017, to remove references to Blackstone’s ownership of at least 40 percent of the total voting power of our common stock and revised certain provisions referencing the Blackstone Stockholders Agreement, as appropriate, to include references to the HNA Stockholder Agreement.

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The Blackstone Group

As of March 31, 2017, Blackstone held 15,008,689 shares, or approximately 15 percent of our outstanding common stock. On May 25, 2017, The Blackstone Group L.P. (“Blackstone”) filed a Registration Statement on Form S-1 and registered all of our common stock held by them. On June 14, 2017, Blackstone entered into an underwriting agreement with J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC agreed to purchase from Blackstone 9,650,000 shares of our common stock at a price of $35.40 per share. The sale was completed on June 20, 2017. We did not receive any proceeds from the sale. As of June 30, 2017, Blackstone held approximately five percent of the outstanding shares of our common stock.

The following table summarizes amounts included in our condensed consolidated statements of operations related to a fee-for-service arrangement with a Blackstone affiliate to sell VOIs on their behalf:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016
Commission and other fees	$42	$44	$93	$88

Also related to the fee-for-service agreement, as of June 30, 2017 and December 31, 2016, we recognized receivables of $8 million and $20 million, respectively.

Note 13: Business Segments

We operate our business through the following two segments:

•	Real estate sales and financing – We market and sell VOIs that we own. We also source VOIs through fee-for-service agreements with third-party developers. Related to the sales of the VOIs that we own, we provide consumer financing, which includes interest income generated from the origination of consumer loans to customers to finance their purchase of VOIs and revenue from servicing the loans. We also generate fee revenue from servicing the loans provided by third-party developers to purchasers of their VOIs.

•	Resort operations and club management – We manage the Club, earn activation fees, annual dues and transaction fees from member exchanges for other vacation products. We earn fees for managing the timeshare properties. We generate rental revenue from unit rentals of unsold inventory and inventory made available due to ownership exchanges under our Club program. We also earn revenue from food and beverage, retail and spa outlets at our timeshare properties.

The performance of our operating segments is evaluated primarily based on adjusted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”). We define Adjusted EBITDA as EBITDA which has been further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) asset dispositions; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) reorganization costs, including severance and relocation costs; (vi) share-based and other compensation expenses; (vii) costs related to the spin-off; and (viii) other items. During the first quarter of 2017, we revised our definition of EBITDA to exclude the adjustment of interest expense relating to our non-recourse debt as a reconciling item to arrive at net income (loss) in order to conform to the presentation of the timeshare industry following the consummation of the spin-off from Hilton. This adjustment was retrospectively applied to prior period(s) to conform with the current presentation.

The following table presents revenues for our reportable segments reconciled to consolidated amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016
Revenues:
Real estate sales and financing(1)	$323	$276	$606	$542
Resort operations and club management(2)	92	89	180	170

Total segment revenues	415	365	786	712
Cost reimbursements	34	32	68	61
Intersegment eliminations(1)(2)(3)	(10)	(6)	(16)	(12)

Total revenues	$439	$391	$838	$761

(1)	Includes charges of $1 million to the resort operations and club management segment for billing and collection services provided by the real estate sales and financing segment for the six months ended June 30, 2016. There were no charges for the three months ended June 30, 2016 or for the three and six months ended June 30, 2017.

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(2)	Includes charges to the real estate sales and financing segment from the resort operations and club management segment for discounted stays at properties resulting from marketing packages. These charges totaled $10 million and $6 million for the three months ended June 30, 2017 and 2016, respectively, and $16 million and $11 million for the six months ended June 30, 2017 and 2016, respectively.
(3)	Includes charges to the real estate sales and financing segment from the resort operations and club management segment for the rental of model units to show prospective buyers. These charges totaled less than $1 million for each of the three and six months ended June 30, 2017 and 2016.

The following table presents Adjusted EBITDA for our reportable segments reconciled to net income:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016
Adjusted EBITDA:
Real estate sales and financing(1)	$99	$84	$182	$165
Resort operations and club management(1)	52	51	103	97

Segment Adjusted EBITDA	151	135	285	262
General and administrative	(29)	(21)	(52)	(37)
Depreciation and amortization	(7)	(6)	(14)	(11)
License fee expense	(23)	(20)	(43)	(39)
Other loss, net	—	1	—	1
Gain on foreign currency transactions	—	(1)	—	(1)
Allocated Parent interest expense(2)	—	(7)	—	(13)
Interest expense	(7)	—	(14)	—
Income tax expense	(33)	(33)	(59)	(65)
Other adjustment items	(1)	(1)	(2)	(2)

Net income	$51	$47	$101	$95

(1)	Includes intersegment eliminations. Refer to our table presenting revenues by reportable segment above for additional discussion.
(2)	This amount represents interest expense on an unconditional obligation to guarantee certain Hilton allocated debt balances which were released in November 2016.

Note 14: Commitments and Contingencies

We have entered into certain arrangements with developers whereby we have committed to purchase vacation ownership units at a future date to be marketed and sold under our Hilton Grand Vacations brand. As of June 30, 2017, we were committed to purchase approximately $212 million of inventory and land over a period of five years. The ultimate amount and timing of the acquisitions is subject to change pursuant to the terms of the respective arrangements, which could also allow for cancellation in certain circumstances. During the six months ended June 30, 2017 and 2016, we purchased $4 million and $11 million, respectively, of VOI inventory as required under our commitments. As of June 30, 2017, our remaining obligation pursuant to these arrangements was expected to be incurred as follows: $4 million in 2017, $3 million in 2018, $187 million in 2019, $9 million in 2020, and $9 million in 2021.

We are involved in litigation arising from the normal course of business, some of which includes claims for substantial sums. Management has also identified certain other legal matters where we believe an unfavorable outcome is reasonably possible and/or for which no estimate of possible losses can be made. While the ultimate results of claims and litigation cannot be predicted with certainty, we expect that the ultimate resolution of all pending or threatened claims and litigation as of June 30, 2017, will not have a material effect on our condensed consolidated results of operations, financial position or cash flows.

Note 15: Subsequent Events

On July 18, 2017, we entered into an agreement with BRE Ace Holdings LLC, a Delaware limited liability company (“BRE Ace Holdings”), an affiliate of Blackstone Real Estate Partners VIII, which is an affiliate of Blackstone and formed BRE Ace LLC. Pursuant to the agreement, we contributed $40 million in cash for a 25 percent interest in BRE Ace LLC, which owns, a 1,201-key timeshare resort property and related operations, commonly known as “Elara, by Hilton Grand Vacations,” located in Las Vegas Nevada. The Company’s investment in BRE Ace LLC will be accounted for under equity method of accounting.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q and with our Annual Report on Form 10-K for the year ended December 31, 2016.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the benefits resulting from our separation from Hilton Worldwide Holdings Inc., the effects of competition and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements in this Quarterly Report on Form 10-Q. We do not intend to update any of these forward-looking statement or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws.

The risk factors discussed in “Part I-Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016 and in “Part II-Item 1A. Risk Factors” of this Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Terms Used in this Quarterly Report on Form 10-Q

Except where the context requires otherwise, references in this Quarterly Report on Form 10-Q to “Hilton Grand Vacations,” “HGV,” “the Company,” “we,” “us” and “our” refer to Hilton Grand Vacations Inc., together with its consolidated subsidiaries. Except where the context requires otherwise, references to our “properties” and “rooms” refer to the timeshare properties managed, franchised, owned or leased by us. Of these properties and rooms, a portion are directly owned or leased by us or joint ventures in which we have an interest and the remaining properties and rooms are owned by third-party owners.

Investment funds associated with or designated by The Blackstone Group L.P. and their affiliates, former majority owners of Hilton Worldwide Holdings, Inc. (“Hilton”), are referred to herein as “Blackstone.”

Investment funds associated with or designated by HNA Tourism Group Co., Ltd. and their affiliates are referred to herein as “HNA.”

“Developed” refers VOI inventory that is sourced from projects developed by HGV.

“Fee for service” refers to VOI inventory that we sell and manage on behalf of third-party developers.

“Just-in-time” refers to VOI inventory that is primarily sourced in transactions that are designed to closely correlate the timing of the acquisition by us with our sale of that inventory to purchasers.

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Non-GAAP Financial Measures

This Quarterly Report on Form 10-Q includes discussion of terms that are not recognized terms under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), and financial measures that are not calculated in accordance with U.S. GAAP, including contract sales, sales revenue, real estate margin, tour flow, volume per guest, capital efficiency ratio, transient rate, earnings before interest expense (excluding interest expense relating to our non-recourse debt), taxes and depreciation and amortization (“EBITDA”), Adjusted EBITDA and segment Adjusted EBITDA. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Key Business and Financial Metrics and Terms Used by Management” and “-Results of Operations” for a discussion of the meanings of these terms, the Company’s reasons for providing non-GAAP financial measures, and reconciliations of non-GAAP financial measures to measures calculated in accordance with U.S. GAAP.

Overview

Spin-Off Transactions

On January 3, 2017, the previously announced spin-off was completed by way of a pro rata distribution of the Company’s common stock to Hilton Worldwide Holdings Inc. (“Former Hilton Parent” and together with its them consolidated subsidiaries, “Hilton”) stockholders. Each Hilton stockholder received one share of our common stock for every ten shares of Hilton common stock. As a result of the spin-off, we became a separate publicly-traded company on the New York Stock Exchange under the ticker symbol “HGV” and Hilton did not retain any ownership interest in us.

In connection with the completion of the spin-off, we entered into agreements with Hilton (who at the time was a related party) and other third parties, including licenses to use the Hilton brand. See Key Agreements Related to the Spin-Off section in Part I - Item 1. Business of our Annual Report on Form 10-K for the year ended December 31, 2016 for further information.

On March 15, 2017, Blackstone completed the previously announced sale of 24,750,000 shares of our common stock to HNA, representing approximately 25 percent of the outstanding shares of our common stock. Blackstone retained 15,008,689 shares, or approximately 15 percent of our common stock upon the completion of the sale.

In connection with the consummation of the sale, we adopted our amended and restated by-laws, effective March 15, 2017, to remove references to Blackstone’s ownership of at least 40 percent of the total voting power of our common stock and revised certain provisions referencing the Blackstone Stockholders Agreement, as appropriate, to include references to the HNA Stockholder Agreement.

On May 25, 2017, Blackstone filed a Registration Statement on Form S-1 and registered all of our common stock held by them. On June 14, 2017, Blackstone entered into an underwriting agreement with J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC agreed to purchase from Blackstone 9,650,000 shares of our common stock at a price of $35.40 per share. The sale was completed on June 20, 2017. We did not receive any proceeds from the sale. As of June 30, 2017, Blackstone held approximately five percent of the outstanding shares of our common stock.

Tax Matters Agreement

Subsequent to the spin-off, we have no unrecognized taxes that, if recognized, would have impacted our effective tax rate. As a large taxpayer, Hilton is continuously under audit by the IRS and other taxing authorities. HGV has joined in the Hilton U.S. Federal tax consolidated filing for prior tax years up to the date of the spin-off. Although we do not anticipate that a significant impact to our unrecognized tax balance will occur during the next fiscal year as a result of these audits, it remains possible that the amount of our liability for unrecognized taxes could change over that time period. Pursuant to the Tax Matters Agreement, Hilton is liable and shall pay the relevant tax authority for all taxes related to the taxable income prior to the spin-off. HGV will be responsible for its portion of any amounts Hilton is deemed liable by a taxing authority according to the Tax Matters Agreement. HGV is responsible for tax years subsequent to the spin-off.

Our Business

We are a rapidly growing timeshare company that markets and sells vacation ownership intervals (“VOIs”), manages resorts in top leisure and urban destinations, and operates a points-based vacation club. As of June 30, 2017, we have 48 resorts, representing 8,101 units, which are located in iconic vacation destinations such as the Hawaiian Islands, New York City, Orlando and Las Vegas, and feature spacious, condominium-style accommodations with superior amenities and quality service. As of June 30, 2017, we have approximately 278,000 Hilton Grand Vacations Club (the “Club”) members. Club members have the flexibility to exchange their VOIs for stays at any Hilton Grand Vacations resort or any property in the Hilton system of 14 industry-leading brands across more than 5,000 properties, as well as numerous experiential vacation options, such as cruises and guided tours.

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We operate our business across two segments: (1) real estate sales and financing; and (2) resort operations and club management.

Real Estate Sales and Financing

Our primary product is the marketing and selling of fee-simple VOIs deeded in perpetuity, developed either by us or by third parties. This ownership interest is an interest in real estate generally equivalent to one week annually at the timeshare resort where the VOI was purchased. Traditionally, timeshare operators have funded 100 percent of the investment necessary to acquire land and construct timeshare properties. In 2010, we began sourcing VOIs through fee-for-service and just-in-time agreements with third-party developers and have successfully transformed from a capital-intensive business to one that is highly capital-efficient. The fee-for-service agreements enable us to generate fees from the sales and marketing of the VOIs and Club memberships and from the management of the timeshare properties without requiring us to fund acquisition and construction costs. The just-in-time agreements enable us to source VOI inventory in a manner that allows us to correlate the timing of acquisition of the inventory by us with the sale to purchasers. Sales of owned inventory, including purchased just-in-time inventory, generally result in greater Adjusted EBITDA contributions, while fee-for-service sales require less initial investment and allow us to accelerate our sales growth. Both sales of owned inventory and fee-for-service sales generate long-term, predictable fee streams, by adding to the Club membership base and properties under management, that generate strong returns on invested capital.

For the six months ended June 30, 2017, sales from fee-for-service, just-in-time and developed inventory sources were 56 percent, 19 percent and 25 percent, respectively, of contract sales. See “-Real Estate Sales Metrics” for additional discussion of contract sales. Based on our trailing twelve months sales pace, we have access to more than five years of future inventory, with capital efficient arrangements representing approximately 88 percent of that supply. We believe that the visibility into our long-term supply allows us to efficiently manage inventory to meet predicted sales, reduce capital investments, minimize our exposure to the cyclicality of the real estate market and mitigate the risks of entering into new markets.

We originate loans for members purchasing our developed and acquired inventory which generate interest income. Our loans are collateralized by the underlying VOIs and are generally structured as 10-year, fully-amortizing loans that bear a fixed interest rate typically ranging from 9 percent to 18 percent per annum.

The interest rate on our loans is determined by, among other factors, the amount of the down payment, the borrower’s credit profile and the loan term. The weighted average FICO score for new loans to U.S. and Canadian borrowers at the time of origination were as follows:

	Six Months Ended June 30,
	2017	2016
Weighted average FICO score	745	742

Prepayment is permitted without penalty. When a member defaults, we ultimately return their VOI to inventory for resale and that member no longer participates in our Club.

Some of our loans have been pledged as collateral in our securitization transactions, which have in the past and may in the future provide funding for our business activities. In these securitization transactions, special purpose entities are established to issue various classes of debt securities which are generally collateralized by a single pool of assets, consisting of timeshare financing receivables that we service and cash deposits. For additional information see Note 4: Timeshare Financing Receivables in our unaudited condensed consolidated financial statements.

In addition, we earn fees from servicing our securitized loan portfolio and the loans provided by third-party developers of our fee-for-service projects to purchasers of their VOIs.

Resort Operations and Club Management

We enter into a management agreement with the homeowners’ association (“HOA”) of the VOI owners for timeshare resorts developed by us or a third party. Each of the HOAs is governed by a board of directors comprising owner and developer representatives that are charged with ensuring the resorts are well-maintained and financially stable. Our management services include day-to-day operations of the resorts, maintenance of the resorts, preparation of reports, budgets and projections and employee training and oversight. Our HOA management agreements provide for a cost-plus management fee, which means we generally earn a fee equal to 10 percent to 15 percent of the costs to operate the applicable resort. The fees we earn are highly predictable due to the relatively fixed nature of resort operating expenses and our management fees are unaffected by changes in rental rate or occupancy. We are reimbursed for the costs incurred to perform our services, principally related to personnel providing on-site services. The initial term of our management agreements typically ranges from three to five years and the agreements are subject to periodic renewal for one to three year periods. Many of these agreements renew automatically unless either party provides advance notice of termination before the expiration of the term.

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We also manage and operate the points-based Hilton Grand Vacations Club and Hilton Club exchange programs, which provide exclusive exchange, leisure travel and reservation services to our Club members. When an owner purchases a VOI, he or she is generally automatically enrolled in the Club and given an annual allotment of points that allow the member to exchange his or her annual usage rights in the VOI that they own for a number of vacation and travel options. In addition to an annual membership fee, Club members pay incremental fees depending on exchanges they choose within the Club system.

We rent unsold VOI inventory, third-party inventory and inventory made available due to ownership exchanges through our club programs. We earn a fee from rentals of third-party inventory. Additionally, we provide ancillary offerings including food and beverage, retail and spa offerings at these timeshare properties.

Key Business and Financial Metrics and Terms Used by Management

Real Estate Sales Metrics

The following are not recognized terms under U.S. GAAP:

•	Contract sales represents the total amount of VOI products under purchase agreements signed during the period where we have received a down payment of at least 10 percent of the contract price. Contract sales is not a recognized term under U.S. GAAP and should not be considered in isolation or as an alternative to Sales of VOIs, net or any other comparable operating measure derived in accordance with U.S. GAAP. Contract sales differ from revenues from the Sales of VOIs, net that we report in our condensed consolidated statements of operations due to the requirements for revenue recognition, as well as adjustments for incentives and other administrative fee revenues. We consider contract sales to be an important operating measure because it reflects the pace of sales in our business.

•	Sales revenue represents sale of VOIs, net and commissions and brand fees earned from the sale of fee-for-service intervals.

•	Real estate margin represents sales revenue less the cost of VOI sales and sales and marketing costs, net of marketing revenue. Real estate margin percentage is calculated by dividing real estate margin by sales revenue. We consider this to be an important operating measure because it measures the efficiency of our sales and marketing spending and management of inventory costs.

•	Tour flow represents the number of sales presentations given at our sales centers during the period.

•	Volume per guest (“VPG”) represents the sales attributable to tours at our sales locations and is calculated by dividing Contract sales, excluding telesales, by tour flow. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with closing rate.

•	Capital efficiency ratio represents the ratio of cost of VOI sales to VOI inventory spend, including fee-for-service upgrades. We consider this to be an important operating measure because capital efficiency allows us to reduce inventory investment requirements while continuing to generate growth in revenues and cash flows.

Resort and Club Management and Rental Metrics

•	Transient rate represents the total rental room revenue for transient guests divided by total number of transient room nights sold in a given period and excludes room rentals associated with marketing programs, owner usage and the redemption of Club Bonus Points.

For further information see Item 8. Financial Statements and Supplementary Data - Note 2: Basis of Presentation and Summary of Significant Accounting Policies in our Annual Report on Form 10-K for the year ended December 31, 2016.

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EBITDA and Adjusted EBITDA

EBITDA, presented herein, is a financial measure that is not recognized under U.S. GAAP that reflects net income (loss), before interest expense, a provision for income taxes and depreciation and amortization. During the first quarter of 2017, we revised our definition of EBITDA to exclude the adjustment of interest expense relating to our non-recourse debt as a reconciling item to arrive at net income (loss) in order to conform to the presentation of the timeshare industry following the consummation of the spin-off from Hilton. The revised definition was applied to prior period(s) to conform with current presentation. Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) asset dispositions; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) reorganization costs, including severance and relocation costs; (vi) share-based and certain other compensation expenses; (vii) costs related to the spin-off; and (viii) other items.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense (excluding interest expense on non-recourse debt), or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•	EBITDA and Adjusted EBITDA do not reflect any cash requirements for future replacements of assets that are being depreciated and amortized;

•	EBITDA and Adjusted EBITDA may be calculated differently from other companies in our industry limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

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Results of Operations

Three and Six Months Ended June 30, 2017 Compared with the Three and Six Months Ended June 30, 2016

Segment Results

We evaluate our business segment operating performance using segment Adjusted EBITDA, as described in Note 13: Business Segments in our unaudited condensed consolidated financial statements. For a discussion of our definition of EBITDA and Adjusted EBITDA, how management uses it to manage our business and material limitations on its usefulness, refer to “—Key Business and Financial Metrics and Terms Used by Management—EBITDA and Adjusted EBITDA.” The following table sets forth revenues and Adjusted EBITDA by segment, reconciled to consolidated amount, including net income, our most comparable U.S. GAAP financial measure:

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Revenues:
Real estate sales and financing	$323	$276	$47	17.0%	$606	$542	$64	11.8%
Resort operations and club management	92	89	3	3.4	180	170	10	5.9

Segment revenues	415	365	50	13.7	786	712	74	10.4
Cost reimbursements	34	32	2	6.3	68	61	7	11.5
Intersegment eliminations(1)	(10)	(6)	(4)	(66.7)	(16)	(12)	(4)	(33.3)

Total revenues	$439	$391	$48	12.3	$838	$761	$77	10.1

(1)	Refer to Note 13: Business Segments in our unaudited condensed consolidated financial statements for details on the intersegment eliminations.

The following table reconciles net income, our most comparable U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Net Income	$51	$47	$4	8.5%	$101	$95	$6	6.3%
Interest expense	7	—	7	NM (1)	14	—	14	NM (1)
Allocated Parent interest expense	—	7	(7)	(100.0)	—	13	(13)	(100.0)
Income tax expense	33	33	—	—	59	65	(6)	(9.2)
Depreciation and amortization	7	6	1	16.7	14	11	3	27.3

EBITDA	98	93	5	5.4	188	184	4	2.2
Other loss, net	—	1	(1)	(100.0)	—	1	(1)	(100.0)
Gain on foreign currency transactions	—	(1)	1	(100.0)	—	(1)	1	(100.0)
Share-based compensation expense	5	3	2	66.7	8	5	3	60.0
Other adjustment items (2)	3	7	(4)	(57.1)	4	10	(6)	(60.0)

Adjusted EBITDA	$106	$103	$3	2.9	$200	$199	$1	0.5

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)	For the three and six months ended June 30, 2017, amount represents $2 million and $3million, respectively, of costs associated with the spin-off transaction.

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	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Adjusted EBITDA:
Real estate sales and financing (1)	$99	$84	$15	17.9%	$182	$165	$17	10.3%
Resort operations and club management (1)	52	51	1	2.0	103	97	6	6.2

Segment Adjusted EBITDA	151	135	16	11.9	285	262	23	8.8
Less:
License fee expense	23	20	3	15.0	43	39	4	10.3
General and administrative (2)	22	12	10	83.3	42	24	18	75.0

Adjusted EBITDA	$106	$103	$3	2.9	$200	$199	$1	0.5

(1)	Includes intersegment eliminations and other adjustments.
(2)	Excludes share-based compensation and other adjustment items.

Real Estate Sales and Financing

Real estate sales and financing segment revenues increased for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to a $30 million increase in sales revenue, a $15 million increase in marketing revenue and a $2 million increase in financing revenues. The increase in sales revenue was primarily due to a $29 million increase in sales of VOIs, net, due to sales at our newly developed projects beginning in the second half of 2016 and a $1 million increase in commissions and brand fees, due to the launch of a new fee-for-service property in Orlando, Florida in the second quarter of 2016. The increase in marketing revenue was due to a $10 million reduction of our expected redemptions of expired discounted vacation packages and a $4 million increase in the actual redemption of discounted vacation packages. Real estate sales and financing segment Adjusted EBITDA increased by $15 million for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to an increase in revenues associated with the segment, partially offset by a $6 million increase in cost of VOI sales and a $18 million increase in sales and marketing expense.

Real estate sales and financing segment revenues increased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to a $40 million increase in sales revenue, a $20 million increase in marketing revenue and a $5 million increase in financing revenues. The increase in sales revenue was primarily due to a $32 million increase in sales of VOIs, net, due to sales at our newly developed projects beginning in the second half of 2016 and a $8 million increase in commissions and brand fees, due to the launch of a new fee-for-service property in Orlando, Florida in the second quarter of 2016. The increase in marketing revenue was primarily due to (i) a $10 million reduction of our expected redemptions of expired discounted vacation packages, (ii) a $5 million increase in the actual redemption of discounted vacation packages and (iii) a $3 million increase in title related service revenue. Real estate sales and financing segment Adjusted EBITDA increased by $17 million for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to an increase in revenues associated with the segment, offset by a $35 million increase in sales and marketing expense and $1 million increase in costs of VOI sales.

Refer to “—Real Estate” and “—Financing” for further discussion on the revenues and expenses of the real estate sales and financing segment.

Resort Operations and Club Management

Resort operations and club management segment revenues increased for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to a $2 million increase in resort management revenue from the launch of new properties during and subsequent to the second quarter of 2016. Resort operations and club management segment Adjusted EBITDA increased for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to increases in revenues associated with the segment, partially offset by a $2 million increase in resort operations and club management expenses.

Resort operations and club management segment revenues increased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to a $4 million increase in resort management revenue from the launch of new properties during and subsequent to the second quarter of 2016. Resort operations and club management segment Adjusted EBITDA increased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to increases in revenues associated with the segment, partially offset by a $4 million increase in resort operations and club management expenses.

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Refer to “— Resort and Club Management” and “—Rental and Ancillary Services” for further discussion on the revenues and expenses of the resort operations and club management segment.

Real Estate Sales and Financing Segment

Real Estate

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions, except Tour flow and VPG)	2017	2016	$	%	2017	2016	$	%
Sales of VOIs, net	$143	$114	$29	25.4%	$261	$229	$32	14.0%
Adjustments:
Fee-for-service sales(1)	166	171	(5)	(2.9)	339	331	8	2.4
Loan loss provision	15	13	2	15.4	26	23	3	13.0
Reportability and other(2)	(1)	(7)	6	(85.7)	(16)	(30)	14	(46.7)

Contract sales	$323	$291	$32	11.0	$610	$553	$57	10.3

Tour flow	87,114	79,557	7,557	9.5	159,519	150,545	8,974	6.0
VPG	$3,503	$3,447	$56	1.6	$3,609	$3,452	$157	4.5

(1)	Represents contract sales from fee-for-service properties on which we earn commissions and brand fees.
(2)	Includes adjustments for revenue recognition, including percentage-of-completion deferrals and amount in rescission, and sales incentives, as well as adjustments related to granting credit to customers for their existing ownership when upgrading into fee-for-service projects.

Contract sales increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to an increase in tour flow which correlates to the increases in marketing expense, telesales and VPG. VPG increased due to a 1.1 percent and 2.8 percent increase in average transaction price for the three and six months ended June 30, 2017, respectively.

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Sales of VOIs, net	$143	$114	$29	25.4%	$261	$229	$32	14.0%
Sales, marketing, brand and other fees	144	128	16	12.5	274	246	28	11.4
Less:
Marketing revenue and other fees	43	28	15	53.6	75	55	20	36.4

Sales revenue	244	214	30	14.0	460	420	40	9.5

Less:
Cost of VOI sales	34	28	6	21.4	67	66	1	1.5
Sales and marketing expense, net(1)	130	124	6	4.8	252	231	21	9.1

Real estate margin	$80	$62	$18	29.0	$141	$123	$18	14.6

Real estate margin percentage	32.8%	29.0%			30.7%	29.3%

(1)	Includes revenue recognized through our marketing programs for existing owners and prospective first-time buyers.

Sales revenue increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily as a result of a $29 million and $32 million, respectively, increase in sales of VOIs, net due to sales at our newly developed projects beginning the second half of 2016, in Washington, DC and New York, NY and a $1 million and $8 million, respectively, increase in commissions and brand fees due to the launch of one new fee-for-service property in the second quarter of 2016. In addition, marketing revenue increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to a $10 million reduction of our expected redemptions of expired discounted vacation packages, an increase in the actual redemption of the discounted vacation packages and an increase in title related service revenue.

Real estate margin and real estate margin percentage increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, due to the aforementioned increases in sales and marketing revenues partially offset by an increase in costs of VOI sales and sales and marketing expense driven by higher contract sales volume.

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Financing

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Interest income	$32	$30	$2	6.7%	$64	$60	$4	6.7%
Other financing revenue	4	4	—	—	7	6	1	16.7

Financing revenue	36	34	2	5.9	71	66	5	7.6

Consumer financing interest expense	6	3	3	100.0	10	6	4	66.7
Other financing expense	5	5	—	—	11	10	1	10.0

Financing expense	11	8	3	37.5	21	16	5	31.3

Financing margin	$25	$26	$(1)	(3.8)	$50	$50	$—	—

Financing margin percentage	69.4%	76.5%			70.4%	75.8%

Financing revenue increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to an increase of $2 million and $4 million, respectively, in interest income resulting from a higher outstanding timeshare financing receivables balance during the three and six months ended June 30, 2017. Financing margin percentage decreased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to higher non-recourse debt balance associated with the additional drawdown on our timeshare facility in December 2016. See Note 7: Debt & Non-recourse debt for additional information.

Resort Operations and Club Management Segment

Resort and Club Management

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Club management revenue	$20	$21	$(1)	(4.8)%	$41	$39	$2	5.1%
Resort management revenue	15	13	2	15.4	30	26	4	15.4

Resort and club management revenues	35	34	1	2.9	71	65	6	9.2

Club management expense	6	5	1	20.0	11	10	1	10.0
Resort management expense	4	3	1	33.3	9	6	3	50.0

Resort and club management expenses	10	8	2	25.0	20	16	4	25.0

Resort and club management margin	$25	$26	$(1)	(3.8)	$51	$49	$2	4.1

Resort and club management margin percentage	71.4%	76.5%			71.8%	75.4%

Resort and club management revenues increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to (i) an increase in resort management revenue from the launch of new properties during and subsequent to the second quarter of 2016 and (ii) an increase of approximately 19,000 in Club members resulting in higher annual dues and transaction fees. These increases were partially offset by a one-time fees earned in 2016 on a prepaid contract and higher resort and club management expenses due to an increase in costs for servicing additional Club members and operating expenses.

Resort and club management margin decreased for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to a one-time fees earned in 2016 on a prepaid contract, partially offset by the aforementioned increases in segment revenues as well as a $2 million increase in resort and club management expenses.

Resort and club management margin increased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to the aforementioned increases in segment revenues, partially offset by a one-time fees earned in 2016 on a prepaid contract as well as a $4 million increase in resort and club management expenses.

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Rental and Ancillary Services

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Rental revenues	$40	$42	$(2)	(4.8)%	$81	$81	$—	—%
Ancillary services revenues	7	7	—	—	12	13	(1)	(7.7)

Rental and ancillary services revenues	47	49	(2)	(4.1)	93	94	(1)	(1.1)

Rental expenses	25	23	2	8.7	48	44	4	9.1
Ancillary services expense	6	7	(1)	(14.3)	10	12	(2)	(16.7)

Rental and ancillary services expenses	31	30	1	3.3	58	56	2	3.6

Rental and ancillary services margin	$16	$19	$(3)	(15.8)	$35	$38	$(3)	(7.9)

Rental and ancillary services margin percentage	34.0%	38.8%			37.6%	40.4%

Rental and ancillary services revenues decreased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to a one-time insurance claim payment of $2 million received in 2016 as well as a reduction in access fees received due to higher quantity of access fees sold in 2016. Rental and ancillary services margin decreased for the three and six months ended June 30, 2017, compared to the same periods in 2016, due to aforementioned decreases in segment revenues and increases in subsidy expenses from new properties with unsold inventory as well as an increase in Hilton Honors expense due to higher Club members.

Other Operating Expenses

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Unallocated general and administrative	$29	$15	$14	93.3%	$52	$27	$25	92.6%
Allocated general and administrative	—	6	(6)	(100.0)	—	10	(10)	(100.0)

General and administrative	$29	$21	$8	38.1	$52	$37	$15	40.5

Unallocated general and administrative expenses increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to an increase in expenses relating to regulatory filings, professional fees and other costs as a result of becoming an independent publicly traded company. Allocated general and administrative were expenses allocated to us from Hilton relating to the spin-off which was completed on January 3, 2017.

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Depreciation and amortization	$7	$6	$1	16.7%	$14	$11	$3	27.3%
License fee expense	23	20	3	15.0	43	39	4	10.3

Depreciation and amortization expense increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to asset transfers from Hilton during the fourth quarter of 2016, some of which we hold as property and equipment for future conversion into inventory. The increase in license fee expense was as a result of the increase in revenues.

Non-Operating Expenses

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Gain on foreign currency transactions	$—	$(1)	$1	(100.0)%	$—	$(1)	$1	(100.0)%
Allocated Parent interest expense	—	7	(7)	(100.0)	—	13	(13)	(100.0)
Interest expense	7	—	7	NM (1)	14	—	14	NM (1)
Other loss, net	—	1	(1)	(100.0)	—	1	(1)	(100.0)
Income tax expense	33	33	—	—	59	65	(6)	(9.2)

(1)	Fluctuation in terms of percentage change is not meaningful.

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The Allocated Parent interest expense included in our condensed consolidated statements of operations for the three and six months ended June 30, 2016 relates to an unconditional obligation to guarantee certain Hilton allocated debt balances which was released in November 2016.

The increase in interest expense for the three and six months ended June 30, 2017, compared to the same periods in 2016 is directly related to the financing transactions closed during and subsequent to the fourth quarter of 2016.

Income tax expense decreased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to a decrease in the cumulative installment sale interest liability, offset by an increase in tax due to the cumulative effect of a change in the state effective tax rate.

Liquidity and Capital Resources

Overview

Prior to the fourth quarter of 2016, any net cash generated by our business has been transferred to Hilton, where it has been centrally managed. Transfers of cash to and from Hilton have been reflected as a component of Net transfers (to) from Parent in our condensed consolidated statements of cash flows.

As of June 30, 2017, we had total cash and cash equivalents of $253 million, including $62 million of restricted cash. The restricted cash balance relates to escrowed cash from our sales of our VOIs and consumer financing receivables pledged to our non-recourse revolving timeshare receivable credit facility or securitizations.

Our known short-term liquidity requirements primarily consist of funds necessary to pay for operating expenses and other expenditures, including payroll and related benefits, legal costs, operating costs associated with the operation of our resorts and sales centers, interest and scheduled principal payments on our outstanding indebtedness and capital expenditures for renovations and maintenance at our offices and sales centers. Our long-term liquidity requirements primarily consist of funds necessary to pay for scheduled debt maturities, purchase commitments and costs associated with potential acquisitions and development projects.

We finance our business activities primarily with existing cash and cash equivalents, cash generated from our operations and through securitizations of our timeshare financing receivables. We believe that this cash will be adequate to meet anticipated requirements for operating expenses and other expenditures, including payroll and related benefits, legal costs and capital expenditures for the foreseeable future. The objectives of our cash management policy are to maintain the availability of liquidity, minimize operational costs, make debt payments and fund future acquisitions and development projects. Further, we have an investment policy that is focused on the preservation of capital and maximizing the return on new and existing investments.

Sources and Uses of Our Cash

The following table summarizes our net cash flows and key metrics related to our liquidity:

	Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%
Net cash provided by (used in):
Operating activities(2)	$177	$86	$91	NM (1)
Investing activities	(21)	(17)	(4)	23.5%
Financing activities(2)	(54)	(73)	19	(26.0)

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)	Reflects the adoption of Accounting Standards Update (“ASU”) No. 2016-18, (“ASU 2016-18”) Statement of Cash Flows (Topic 230): Restricted Cash. See Note 2: Recently Issued Accounting Pronouncements in our unaudited condensed financial statements for further discussion.

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Operating Activities

Cash flow provided by operating activities is primarily generated from (1) sales and financing of VOIs and (2) net cash generated from managing our resorts, Club operations and providing related ancillary services. Cash flows used in operating activities primarily include spending for the acquisition of inventory, development of new phases of existing resorts and funding our working capital needs. Our cash flows from operations generally vary due to the following factors related to the sale of our VOIs: the degree to which our owners finance their purchase and our owners’ repayment of timeshare financing receivables; the timing of management and sales and marketing services provided; and cash outlays for VOI inventory acquisition and development. Additionally, cash flow from operations will also vary depending upon our sales mix of VOIs; over time, we generally receive more cash from the sale of an owned VOI as compared to that from a fee-for-service sale.

Net cash flows provided by operating activities increased by $91 million during the six months ended June 30, 2017, compared to the same period in 2016, primarily as a result of improved operating results in the real estate sales and financing segment and increased sources of cash for working capital requirements.

Capital efficiency allows us to reduce inventory investment requirements and to generate growth in revenues and cash flows. Over a short-term period, depending on the timing of inventory spend, our capital efficiency may vary; however, over the long-term, we generally target a 50/50 mix of owned and fee-for-service inventory, which we expect will allow us to expand partner relationships and to provide a strong inventory supply without the upfront capital investment. In addition, we continue to move towards more just-in-time owned inventory sourcing arrangements that we expect to also drive capital efficiency. Over the long-term, we consider a ratio of VOI inventory spend to cost of VOI sales of 1:1 to be indicative of capital efficiency. The change for the six months ended June 30, 2017, compared to the same period in 2016, is primarily due to reduced inventory spending while maintaining a consistent sales pace and fewer fee-for-service upgrades.

The following is a summary of our Capital Efficiency Ratio:

	Six Months Ended June 30,
($ in millions)	2017	2016
VOI spending - owned properties	$18	$32
VOI spending - fee-for-service upgrades	28	40

Total VOI inventory spending(1)	$46	$72

Cost of VOI sales(1)	$67	$66
Capital Efficiency Ratio	1.5	0.9

(1)	Includes costs of VOI sales related to the cost of reacquiring inventory that we have developed from existing owners upgrading into fee-for-service projects. Excludes non-cash asset transfers from Hilton and non-cash inventory accruals.

Investing Activities

The following table summarizes our net cash used in investing activities:

	Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%
Capital expenditures for property and equipment	$(15)	$(14)	$(1)	7.1%
Software capitalization costs	(6)	(3)	(3)	100.0

Net cash used in investing activities	$(21)	$(17)	$(4)	23.5

Our capital expenditures include spending related to technology and buildings and leasehold improvements used to support sales and marketing locations, resort operations and corporate activities. We believe the maintenance and renovations of our existing assets are necessary to stay competitive in the markets in which we operate.

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Financing Activities

The following table summarizes our net cash used in financing activities:

	Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%
Issuance of non-recourse debt	$350	$—	$350	NM	(1)
Repayment of non-recourse debt	(395)	(58)	(337)	NM	(1)
Repayment of debt	(5)	—	(5)	NM	(1)
Debt issuance costs	(5)	—	(5)	NM	(1)
Net transfers to Parent(2)	—	(15)	15	(100.0)%
Proceeds from stock option exercises	1	—	1	NM	(1)

Net cash used in financing activities	$(54)	$(73)	$19	(26.0)

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)	All transactions between HGV and Hilton have been settled in connection with the spin-off.

The change in net cash used in financing activities for the six months ended June 30, 2017, compared to the same period in 2016, was primarily due to our financing transactions that occurred in the first quarter of 2017. During the six months ended June 30, 2017, we issued $350 million in non-recourse securitized debt and paid $5 million in debt issuance costs. The proceeds received from the non-recourse securitized debt were used to pay down a portion of our timeshare facility. We also paid $5 million of the principal amount of the senior secured term loan. See Note 7: Debt & Non -recourse debt in our unaudited condensed consolidated financial statements for further discussion. Additionally, following the spin-off date we no longer receive transfers from Hilton.

Contractual Obligations

The following table summarizes our significant contractual obligations as of June 30, 2017:

	Payments Due by Period
($ in millions)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt(1)	$658	$35	$69	$210	$344
Non-recourse debt(1)	691	142	370	113	66
Purchase commitments	212	7	196	9	—

Total contractual obligations	$1,561	$184	$635	$332	$410

(1)	Includes principal, as well as estimated interest payments. For our variable-rate debt, we have assumed a constant 30-day LIBOR rate of 1.22 percent as of June 30, 2017.

As of June 30, 2017, our contractual obligations relating to our operating leases have not materially changed from what was reported in our Annual Report on Form 10-K for the year ended December 31, 2016.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements as of June 30, 2017 consisted of $212 million of certain commitments with developers whereby we have committed to purchase vacation ownership units at a future date to be marketed and sold under the Hilton Grand Vacations brand. The ultimate amount and timing of the acquisitions is subject to change pursuant to the terms of the respective arrangements, which could also allow for cancellation in certain circumstances. See Note 14: Commitments and Contingencies in our unaudited condensed consolidated financial statements for a discussion of our off-balance sheet arrangements.

Subsequent Events

On July 18, 2017, we entered into an agreement with BRE Ace Holdings, an affiliate of Blackstone and formed BRE Ace LLC. Pursuant to the agreement, we contributed $40 million in cash for a 25 percent interest in BRE Ace LLC, which owns, a 1,201-key timeshare resort property and related operations, commonly known as “Elara, by Hilton Grand Vacations,” located in Las Vegas Nevada. See Note 15: Subsequent Events in our unaudited condensed consolidated financial statements for additional information.

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Critical Accounting Policies and Estimates

The preparation of our unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect reported amounts and related disclosures. We have discussed those policies and estimates that we believe are critical and require the use of complex judgment in their application in our Annual Report on Form 10-K for the year ended December 31, 2016. Since the date of our Annual Report on Form 10-K, there have been no material changes to our critical accounting policies or the methods or assumptions we apply under them.

ITEM 3.	Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk from changes in interest rates, currency exchange rates and debt prices. We manage our exposure to these risks by monitoring available financing alternatives and through pricing policies that may take into account currency exchange rates. Our exposure to market risk has not materially changed from what we previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2016.

Interest Rate Risk

We are exposed to interest rate risk on our variable-rate debt, comprised of the term loans and our timeshare facility, of which the timeshare facility is without recourse to us. The interest rate is based on one-month LIBOR and we are most vulnerable to changes in this rate.

We intend to securitize timeshare financing receivables in the asset-backed financing market on a regular basis. We expect to secure fixed rate funding to match our fixed rate timeshare financing receivables. However, if we have floating rate debt in the future, we will monitor the interest rate risk and evaluate opportunities to mitigate such risk through the use of derivative instruments.

To the extent we utilize variable rate indebtedness in the future, any increase in interest rates beyond amounts covered under any corresponding derivative financial instruments, particularly if sustained, could have an adverse effect on our net income, cash flows and financial position. Hedging transactions we enter into may not adequately mitigate the adverse effects of interest rate increases or that counterparties in those transactions will honor their obligations.

The following table sets forth the contractual maturities, weighted average interest rates and the total fair values as of June 30, 2017, for our financial instruments that are materially affected by interest rate risk:

		Maturities by Period
($ in millions)	Weighted Average Interest Rate(1)	2017	2018	2019	2020	2021	There- after	Total(2)	Fair Value
Assets:
Fixed-rate securitized timeshare financing receivables	11.880%	$39	$79	$78	$75	$69	$201	$541	$620
Fixed-rate unsecuritized timeshare financing receivables	12.210%	39	52	56	61	64	351	623	679
Liabilities:(3)
Fixed-rate debt	3.772%	127	116	108	79	29	364	823	842
Variable-rate debt(4)	3.031%	10	10	138	10	155	—	323	330

(1)	Weighted average interest rate as of June 30, 2017.
(2)	Amount excludes unamortized deferred financing costs.
(3)	Includes debt and non-recourse debt.
(4)	Variable-rate debt includes principal outstanding debt of $195 million and non-recourse debt of $128 million as of June 30, 2017. See Note 7: Debt & Non-recourse debt in our unaudited condensed consolidated financial statements for additional information.

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Foreign Currency Exchange Rate Risk

Though the majority of our operations are conducted in United States dollar (“U.S. dollar”), we are exposed to earnings and cash flow volatility associated with changes in foreign currency exchange rates. Our principal exposure results from our timeshare financing receivables denominated in Japanese yen, the value of which could change materially in reference to our reporting currency, the U.S. dollar. A 10 percent increase in the foreign exchange rate of Japanese yen to U.S. dollar would increase our gross timeshare financing receivables by less than $1 million.

ITEM 4.	Controls and Procedures

Disclosure Controls and Procedures

As of the end of the period covered by this Quarterly Report on Form 10-Q, we evaluated, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, the effectiveness of the design and operation of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and management necessarily applied its judgment in assessing the costs and benefits of such controls and procedures, which by their nature, can provide only reasonable assurance about management’s control objectives. Our disclosure controls and procedures have been designed to provide reasonable assurance of achieving the desired control objectives. However, you should note that the design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote. Based upon the foregoing evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective and operating to provide reasonable assurance that we record, process, summarize and report the information we are required to disclose in the reports that we file or submit under the Exchange Act within the time periods specified in the rules and forms of the SEC, and to provide reasonable assurance that we accumulate and communicate such information to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions about required disclosure.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during the period covered by this Quarterly Report on Form 10-Q that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II OTHER INFORMATION

Item 1.	Legal Proceedings

We are involved in litigation arising from the normal course of business, some of which includes claims for substantial sums. Management has also identified certain other legal matters where we believe an unfavorable outcome is reasonably possible and/or for which no estimate of possible losses can be made. While the ultimate results of claims and litigation cannot be predicted with certainty, we expect that the ultimate resolution of all pending or threatened claims and litigation as of June 30, 2017 will not have a material effect on our condensed consolidated results of operations, financial position or cash flows.

Item 1A.	Risk Factors

Set forth below are the material changes to the risk factors discussed in Item 1A of Part 1 of the Annual Report on Form 10-K for the year ended December 31, 2016. In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the risk factors discussed below and in Item 1A of Part 1 of the Annual Report on Form 10-K for the year ended December 31, 2016, which could materially and adversely affect our business, financial condition, results of operations and stock price. The risks described below and in the Annual Report on Form 10-K are not the only risks facing HGV. Additional risks and uncertainties not presently known to management or that management presently believes not to be material may also result in material and adverse effects on our business, financial condition, results of operations and stock price.

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Partnership or joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on partners’ or co-venturers’ financial condition, disputes between us and our partners or co-venturers and our obligation to guaranty certain obligations beyond the amount of our investments.

We may co-invest in the future with other third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in, or sharing responsibility for managing the affairs, of a timeshare property, partnership, joint venture or other entity. For example, we recently entered into the Joint Venture Agreement with Blackstone, pursuant to which we acquired a non-managing 25 percent interest in the Elara Joint Venture. Consequently, with respect to any such third-party arrangements, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity, and may, under certain circumstances, be exposed to risks not present if a third party were not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions, and we may be forced to make contributions to maintain the value of the property. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer may have full control over the partnership or joint venture. We and our respective partners or co-venturers may each have the right to trigger a buy-sell right or forced sale arrangement, which could cause us to sell our interest, or acquire our partners’ or co-venturers’ interest, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. In addition, a sale or transfer by us to a third party of our interests in the partnership or joint venture may be subject to consent rights or rights of first refusal in favor of our partners or co-venturers, which would in each case restrict our ability to dispose of our interest in the partnership or joint venture. For example, our joint venture partner in the Elara Joint Venture generally has exclusive authority to manage the business and affairs of the Elara Joint Venture, and has the discretion to call for additional capital contributions at any time. In addition, it has certain rights to transfer or sell some or all of its interests in the Elara Joint Venture and/or the Property without our consent or, in certain situations, require us to sell our interests at the same time, while we are not permitted to sell or transfer our interest without their consent. Any or all of these factors could adversely affect the value of our investment, our ability to exit, sell or dispose of our investment at times that are beneficial to us, or our financial commitment to maintaining our interest in the joint ventures.

Our joint ventures may be subject to debt and the refinancing of such debt, and we may be required to provide certain guarantees or be responsible for the full amount of the debt in certain circumstances in the event of a default beyond the amount of our equity investment. Our joint venture partners may take actions that are inconsistent with the interests of the partnership or joint venture, or in violation of the financing arrangements and trigger our guaranty, which may expose us to substantial financial obligation and commitment that are beyond our ability to fund. In addition, partners or co-venturers may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take action or withhold consent contrary to our policies or objectives. In some instances, partners or co-venturers may have competing interests in our markets that could create conflict of interest issues. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting assets owned by the partnership or joint venture to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our third-party partners or co-venturers.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	Mine Safety Disclosures

Not applicable.

Item 5.	Other Information

None.

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Item 6.	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed on March 17, 2017).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed on March 17, 2017).

10.1	2017 Declaration of Amendment to Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-37794) filed on March 24, 2017).*

10.2	Employment Letter Agreement, dated April 17, 2017, between Mark D. Wang and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).*

10.3	Severance Agreement, dated April 17, 2017, between Mark D. Wang and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).*

10.4	Severance Agreement, dated April 17, 2017, between James E. Mikolaichik and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).*

10.5	Severance Agreement, dated April 17, 2017, between Stan R. Soroka and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).*

10.6	Severance Agreement, dated April 17, 2017, between Barbara L. Hollkamp and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).*

10.7	Severance Agreement, dated April 17, 2017, between Charles R. Corbin and Hilton Grand Vacations, Inc.*

10.8	Hilton Grand Vacations Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-218056) filed on May 17, 2017).*

11.1	Statement regarding computation of earnings per share. See condensed consolidated statements of operations on page 3 of this Form 10-Q.

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Label Linkbase Document.

101.PRE	XBRL Taxonomy Presentation Linkbase Document.

*	Denotes management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 3rd day of August, 2017.

HILTON GRAND VACATIONS INC.

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President and Chief Executive Officer

By:	/s/ James E. Mikolaichik
Name:	James E. Mikolaichik
Title:	Executive Vice President and Chief Financial Officer

Exhibit 10.7

HILTON GRAND VACATIONS INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is entered into effective as of April 17, 2017 (the “Effective Date”), by and between HILTON GRAND VACATIONS INC., a Delaware corporation (the “Company”), and Charles R. Corbin (the “Executive”).

WHEREAS, the Executive is currently employed by the Company; and

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company has determined that the best interests of the Company and its stockholders will be served by reinforcing and encouraging the continued dedication of the Executive to his or her assigned duties without distractions, including but not limited to distractions arising from a potential change in control of the Company; and

WHEREAS, this Agreement is intended to remove such distractions and to reinforce the continued attention and dedication of the Executive to his or her assigned duties;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1. Certain Defined Terms. In addition to other terms defined herein, for purposes of the Agreement, the following terms shall have the meanings indicated below:

1.1 “Accrued Amounts” means (a) accrued but unpaid base salary through the Termination Date; (b) a cash payment in lieu of any accrued but unused vacation through the Termination Date; (c) any unreimbursed business expenses incurred through the Termination Date and payable to Executive, in accordance with any Company business expense policies (as applicable); (d) if the Executive’s termination occurs after the end of the annual bonus performance period but before the annual bonus for the preceding year is paid, the annual bonus for the preceding year, to the extent earned; and (e) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated). The Company shall pay Executive the items in (a) through (c) within 30 days following the Termination Date; the item in (d) on or before March 15 of the year following the performance year; and the item in (e) in accordance with the terms of such plans or programs or agreements.

1.2 “Affiliate” means a Subsidiary and any other corporation or other entity or Person controlling, controlled by or under common control with the Company.

1.3 “Annual Base Salary” means the Executive’s annual base salary at the rate in effect immediately prior to a Qualifying Termination.

1.4 “Applicable Law” means any applicable laws, rules and regulations (or similar guidance), including but not limited to the General Corporation Law of the State of Delaware, the Securities Act of 1933, the Securities Exchange Act of 1934 and the Code, in each case as amended. References to any applicable laws, rules and regulations shall also refer to any successor or amended provisions thereto and shall be deemed to include any regulations or other interpretive guidance, unless the Committee determines otherwise.

1.5 “Board” means the Board of Directors of the Company.

1.6 “Business” means the business of owning, financing, developing, redeveloping, managing, marketing, operating, licensing, leasing and/or franchising vacation, timeshare or lodging properties, and natural ancillary business products and services related to such business, including, without limitation, membership services, exchange programs, rental programs and provision of amenities.

1.7 “Cause” means any of the following: (a) the Executive’s refusal substantially to perform the Executive’s material duties or carry out the lawful instructions of the Company (other than as a result of total or partial incapacity due to physical or mental illness); (b) the conclusive finding of the Executive’s fraud or embezzlement of Company property; (c) the Executive’s material dishonesty in the performance of his or her duties resulting in significant harm to the Company; (d) Executive’s conviction of a felony under the laws of the United States or any state thereof or, where applicable, any equivalent offence (including a crime subject to a custodial sentence of one year or more) under the laws of the applicable jurisdiction; (e) the Executive’s gross misconduct in connection with the Executive’s duties to the Company which could reasonably be expected to be materially injurious to the Company; or (f) the Executive’s material breach of this Agreement, in each as determined in good faith by the Board or the Committee.

1.8 A “Change in Control” shall have the meaning given such term in the Company’s 2017 Omnibus Incentive Plan or any successor Company stock incentive plan, in each case as amended (such plan(s) being collectively referred to herein as the “Stock Plan”); provided, however, that the term “Change in Control” shall be construed in accordance with Code Section 409A if and to the extent required under Code Section 409A.

1.9 “Code” means the Internal Revenue Code of 1986.

1.10 “Committee” means the Compensation Committee of the Board.

1.11 “Company” means Hilton Grand Vacations Inc., a Delaware corporation, and any successors thereto. References to the “Company” also include references to the Company’s Subsidiaries and its other Affiliates (and their successors), unless the Committee or the Board determines otherwise.

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1.12 “Competitor” means any Person engaged in the Business, including but not limited to any vacation, timeshare or lodging companies that are comparable in size to the Company, including, without limitation, Marriott Vacations Worldwide, Wyndham Vacation Ownership, Interval Leisure Group, Disney Vacation Club, Hyatt Vacation Ownership, Holiday Inn Club Vacations, Bluegreen Vacations, Diamond Resorts International and Westgate Resorts.

1.13 “Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

1.14 “Effective Date” means the effective date of the Agreement, as specified on page one of the Agreement.

1.15 “Employment Term” means the entire time period of the Executive’s employment with or service to the Company.

1.16 “Good Reason” means the occurrence of any of the following, without the Executive’s written consent:

(a) Any material diminution in the Executive’s base salary or annual bonus opportunity, other than a material diminution in base salary and/or annual bonus opportunity that applies to senior executive officers of the Company generally or that, with respect to annual bonus opportunities, is due to the failure to attain performance or other business objectives;

(b) A material diminution in the Executive’s titles, authority, duties, responsibilities or position;

(c) A permanent reassignment by the Company of the Executive’s primary office to a location that is more than 50 miles from the Executive’s assigned primary office as of the Effective Date;

(d) Any failure by the Company or any Affiliate to pay Executive any amounts due and payable under, and in accordance with the terms of, this Agreement, the indemnification agreement substantially similar to the form of attached to this Agreement as Exhibit A (the “Indemnification Agreement”), or any equity award agreement under the Stock Plan or any successor equity plan of the Company; or

(e) Any other action or inaction that constitutes a material breach by the Company of the Agreement;

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provided, however, that a termination by the Executive for any of the reasons listed in (a) through (e) above shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and the Company fails to cure such event within 30 days after receipt of this written notice. The Executive’s employment must be terminated for Good Reason within 150 days following the initial occurrence of the event of Good Reason. Good Reason shall not include the Executive’s death or Disability.

1.17 “Person” means any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever.

1.18 “Qualifying Termination” means the Executive’s termination of employment with the Company (a) by the Company without Cause, (b) by the Executive for Good Reason, or (c) in the case of a termination after the occurrence of a Change in Control, by the Company without Cause or by the Executive for Good Reason which, in each case, occurs within 24 months after the occurrence of such Change in Control. For the avoidance of doubt, in no event shall the Executive be deemed to have experienced a Qualifying Termination as a result of the Executive’s death, Disability or voluntary termination without Good Reason.

1.19 “Restricted Period” means a period of 24 months following the Termination Date.

1.20 “Severance Benefits” has the meaning provided in Section 2 hereof.

1.21 “Subsidiary” means a corporation, company or other entity (a) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

1.22 “Target Bonus” means the Executive’s target annual bonus for the year in which the Qualifying Termination occurs.

1.23 “Termination Date” means the date that the Executive’s employment with the Company terminates for all purposes, as reflected in the writing documenting the termination from the party terminating the employment relationship to the other party, in accordance with Section 5 hereof.

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2. Qualifying Termination; Severance Benefits.

2.1 Severance Benefits. Subject to the terms and conditions herein, upon the Executive’s Qualifying Termination, the Executive shall receive the following benefits (the benefits provided in Section 2.1(a) and Section 2.1(b) being collectively referred to as the “Severance Benefits”):

(a) A cash payment equal to the sum of (A) 2.0 times the Executive’s Annual Base Salary, and (B) 2.0 times the Executive’s Target Bonus. In the event that the Executive terminates employment due to a Qualifying Termination and a Change in Control has occurred, such payment shall be made within 60 days following the Termination Date. In the event that the Executive terminates employment due to a Qualifying Termination and a Change in Control has not occurred, the following shall apply: That portion of the Severance Benefits payable to the Executive pursuant to this Section 2.1(a) that exceeds the “separation pay limit,” if any, shall be paid to the Executive in a lump sum payment within 60 days following the Termination Date (or such earlier date, if any, as may be required under applicable wage payment laws). The “separation pay limit” shall mean two times the lesser of: (i) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year immediately preceding the calendar year in which the Executive’s Termination Date occurs (adjusted for any increase during that calendar year that was expected to continue indefinitely if the Executive had not terminated employment); and (ii) the maximum dollar amount of compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which his or her Termination Date occurs. The lump sum payment to be made to the Executive pursuant to this Section 2.1(a) is a separate payment intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-(b)(4) for short-term deferrals. The remaining portion of the Severance Benefits payable to the Executive pursuant to this Section 2.1(a) shall be paid in periodic installments (each installment to be treated as a separate payment) over the 24-month period commencing on the Termination Date (as defined herein) in accordance with the normal payroll practices of the Company. Notwithstanding the foregoing, in no event shall such remaining portion of the Severance Benefit be paid to the Executive later than December 31 of the second calendar year following the calendar year in which Executive’s Termination Date occurs. The payments to be made to the Executive pursuant to the immediately preceding sentence of this Section 2.1(a) are intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-(b)(9)(iii) for separation pay plans (i.e., the so-called “two times” pay exemption).

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(b) For 18 months following the Termination Date (the “COBRA Reimbursement Period”), monthly payments of an amount equal to the excess of (i) the COBRA cost of such coverage over (ii) the amount that the Executive would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (A) if the Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Reimbursement Period shall only run for the period during which the Executive is eligible to elect health coverage under COBRA and timely elects such coverage; (C) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period; (D) during the COBRA Reimbursement Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; (F) the Executive’s rights pursuant to this Section 2.1(b) shall not be subject to liquidation or exchange for another benefit; and (G) the monthly payments described in this subparagraph (b) shall be taxable to the Executive and any applicable withholdings shall apply or such amounts shall be treated as imputed income to the Executive;

(c) Notwithstanding the foregoing, subject to Section 7 below, the Company shall be obligated to provide the Severance Benefits and the pro rata bonus described in Section 2.2(b) only if within 60 days after the Termination Date the Executive shall have executed a separation and release of claims and covenant not to sue agreement substantially similar to the form of waiver and release attached to this Agreement as Exhibit B (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement. For the avoidance of doubt, the Company shall have no obligation to provide the Severance Benefits, and the Executive shall not be entitled to any of the Severance Benefits, if the Executive has failed to comply with the obligations set forth in Section 4 and such failure is sufficient to constitute a material breach of this Agreement, the Company may suspend, terminate and/or recover from the Executive the Severance Benefits.

For the avoidance of doubt, inclusion of Target Bonus in the calculation of Severance Benefits does not affect and is not in lieu of the Executive’s annual bonus opportunity, if any, for the year in which the Termination Date occurs, which shall be determined in accordance with Section 2.2 herein.

2.2 Other Compensation and Benefits. In addition, upon a Qualifying Termination, the Executive shall be entitled to the following benefits:

(a) Accrued Amounts. The Accrued Amounts, payable as described above;

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(b) Pro Rata Bonus. Subject to execution of the Release Agreement in accordance with Section 2.1(c) and Section 7 herein, a pro rata portion of the Executive’s annual bonus for the year in which the Termination Date occurs, to the extent earned based on actual performance (such amount to be calculated by determining the amount of the annual bonus earned as of the end of the year in which the Termination Date occurs and pro-rating such amount by the portion of such year Executive was employed by the Company, said pro rata bonus amount to be paid on or before March 15 of the year following the performance year);

(c) Life Insurance. To the extent the Company provides the Executive’s life insurance coverage immediately prior to the Qualifying Termination and this coverage is eligible for post-termination continuation or conversion to an individual policy, a cash payment equal to the amount required to continue such coverage as an individual policy for a period of 12 months following the Termination Date (and, if the Company deems necessary or advisable, to convert such coverage to an individual policy), payable in a single lump sum within 60 days following the Termination Date; and

(d) Equity Awards. The Executive’s rights, if any, with respect to any equity awards granted to him or her under the Stock Plan shall be as determined under the Stock Plan and applicable award agreement(s). For the avoidance of doubt, the Executive shall be entitled to accelerated vesting or other benefits upon a Qualifying Termination only if and to the extent provided under the terms of the Stock Plan and applicable award agreement(s).

(e) Other Employee Benefits. The Executive’s rights and obligations, if any, upon a Qualifying Termination under other compensation or employee benefit plans, policies, agreements or arrangements of the Company shall be as determined under such plans, policies, agreements or arrangements.

3. Non-Qualifying Termination. Except as provided below, if the Executive’s status as an employee is terminated for any reason other than due to a Qualifying Termination, the Executive shall not be entitled to receive the Severance Benefits, and the Company shall not have any obligation to the Executive under this Agreement. In the event that Executive’s employment with the Company is terminated for any reason, the Company shall pay Executive (or his or her estate or legal guardian, as applicable) the Accrued Amounts; provided, however, that if the Executive’s employment terminates due to Cause, the Executive shall forfeit the right to the annual bonus described in Section 1.1(d). Additionally, Executive shall remain entitled to his or her indemnification rights as provided in this Agreement and the Indemnification Agreement and/or pursuant to the Company’s certificate of incorporation, charter, by-laws, and/or other corporate documents and policies.

4. Covenants.

4.1 Non-Competition; Non-Solicitation.

(a) The Executive acknowledges and recognizes the highly competitive nature of the Businesses of the Company and accordingly agrees as follows:

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(i) During the Employment Term and subsequent Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting away from the Company the business of any then current or prospective client or customer with whom the Executive (or his or her direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding the Termination Date.

(ii) During the Restricted Period, the Executive will not directly or indirectly anywhere in the United States:

(A) Engage in the Business directly or indirectly, or enter the employ of, or render any services to, a Competitor, provided that this restriction shall not prevent the Executive from working for or performing services on behalf of a Competitor if such Competitor is also engaged in other lines of business and if the Executive’s employment or services are restricted to such other lines of business, and will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute the Competitor;

(B) Acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C) Intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the Company and any of its clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Section 4, the Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv) During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person or entity, directly or indirectly:

(A) Solicit or encourage any employee of the Company to leave the employment of the Company or encourage any independent contractor to cease providing services to the Company; or

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(B) Hire or engage any employee or independent contractor who was employed or engaged by the Company as of the Termination Date or who left the employment of or engagement with the Company coincident with, or within one year prior to or after, the Termination Date, provided that this prohibition does not apply to (X) administrative personnel employed by the Company or (Y) any Company employee or independent contractor who is hired or engaged away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by the Executive.

(v) During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Company to cease working with the Company.

(b) The period of time during which the provisions of this Section 4 shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(c) The Company reserves the right to waive the enforcement of or limit the scope of the non-competition or non-solicitation provisions of this Agreement as to the Executive if and as it deems appropriate in its sole discretion on a case-by-case basis.

4.2 Confidentiality.

(a) The Executive will not at any time (whether during or after the Employment Term and whether during or after the Restricted Period) (i) retain or use for the benefit, purposes or account of the Executive or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise, in performance of the Executive’s duties under the Executive’s employment and pursuant to customary industry practice, or as may be required by law or in response to a court order or a request by a regulatory or administrative body), any nonpublic, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or the Committee.

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(b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant; (ii) made legitimately available to the Executive by a third party without breach of any confidentiality obligation of which the Executive has knowledge; or (iii) required by law to be disclosed, provided that with respect to subsection (iii) the Executive shall, except as otherwise provided in Section 4.2(d) herein, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) Upon termination of the Executive’s employment with the Company for any reason, the Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company; and (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information. Notwithstanding the above, nothing herein shall require Executive to return to the Company any computers or telecommunication equipment or tangible property which he owns, including, but not limited to, personal computers, phones and tablet devices; provided, however, that he shall remove from all such devices any Confidential Information stored thereon.

(d) Notwithstanding the foregoing provisions of Section 4.2, (i) nothing in this Agreement or other agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, (ii) the Executive does not need the prior authorization of the Company to take any action described in (i), and the Executive is not required to notify the Company that he has taken any action described in (i); and (iii) the Agreement does not limit the Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

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4.3 Non-Disparagement. As a condition to the receipt of the Qualifying Termination Severance Benefits, the Executive agrees that he or she will not directly, or through any other Person, at any time (whether during or after his or her Employment Term and during or after the Restricted Period) make any public or private statements that are disparaging of the Company, or its respective businesses or employees, officers, directors, or stockholders. The Company agrees that it will not, and it will exercise its reasonable best efforts to cause its Affiliates (and the officers and directors of the Company and/or its Affiliates) to not, directly, or through any other Person, at any time make any public or private statements that are disparaging of the Executive.

4.4 Reasonableness of Restrictions. It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Section 4 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 4 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

4.5 Breach of Restrictive Covenants. The Executive acknowledges that this Agreement is designed and intended only to protect the legitimate business interests of the Company and that the restrictions imposed by this Agreement are necessary, fair and reasonably designed to protect those interests. The Executive further acknowledges that the Company has given him or her access to certain Confidential Information, and that the use of such Confidential Information by him or her on behalf of some other entity (including himself or herself) would cause irreparable harm to the Company. The Executive also acknowledges that the Company has invested considerable time and resources in developing its relationships with its customers and in training Company employees, the loss of which similarly would cause irreparable harm to the Company. Without limitation, the Executive agrees that if he or she should breach or threaten to breach any of the restrictive covenants contained in Section 4 of this Agreement, the Company may, in addition to seeking other available remedies (including but in no way limited to the Company’s rights under this Agreement), apply, consistent with Section 10.6 below, for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by the Executive. Further, if, for any reason, any of the restrictive covenants or related provisions contained in Section 4 of this Agreement should be held invalid or otherwise unenforceable, it is agreed the court shall construe the pertinent section(s) or provision(s) so as to allow its enforcement to the maximum extent permitted by Applicable Law. The Executive further agrees that any claimed Company breach of this Agreement shall not prevent, or otherwise be a defense against, the enforcement of any restrictive covenant or other Executive obligation herein.

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4.6 Executive Representations. The Executive represents that the restrictions on his or her business provided in this Agreement are fair to protect the legitimate business interests of the Company. The Executive represents further that the consideration for this Agreement is fair and adequate, and that even if the restrictions in this Agreement are applied to him or her, he or she shall still be able to earn a good and reasonable living from those activities, areas and opportunities not restricted by this Agreement. In addition, the Executive represents that he or she has had an opportunity to consult with independent counsel concerning this Agreement and is not relying on the Company or its counsel for any related legal, tax or other advice.

5. Termination Procedures. Any purported termination of the Executive’s employment shall be documented in a writing appropriate to the nature of the termination from the party terminating the employment relationship to the other party:

(a) In the case of termination by the Company with Cause, the Company shall provide Executive with a written notice identifying (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause exists, and (ii) the effective date of the termination of employment;

(b) In the case of a termination by the Executive for Good Reason, the Executive shall provide the Company with a written notice (the “Notice of Good Reason”) stating (i) in reasonable detail the facts and circumstances giving rise to the determination that Good Reason exists, and (ii) the effective date of the termination of employment absent cure, as provided below, in compliance with the time period set forth in Section 1.16 herein;

(c) In the case of all other terminations of employment, a document establishing the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Company and the Executive. Under circumstances where the Executive will be eligible for payment and benefits under the terms of the Agreement (i.e., a termination by the Company without Cause), the document will confirm the Executive’s eligibility for these payments and benefits and summarize the Executive’s entitlements post-termination.

Notwithstanding the foregoing, in the case of a termination by the Executive with Good Reason, the Company shall have an opportunity to cure the circumstances giving rise to Good Reason within 30 days after receipt of the Notice of Good Reason. If the Company fails to cure such circumstances, the effective date of termination shall be the date specified in the Notice of Good Reason, notwithstanding such 30-day cure period.

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6. Code Section 280G.

6.1 Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Code Section 4999, then prior to the making of any of the Payments to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive, of the Payments after payment of the Excise Tax, to (ii) the net benefit to the Executive, if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in subsection (b) below). For purposes of this Section 6, present value shall be determined in accordance with Code Section 280G(d)(4). For purposes of this Section 6, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

6.2 All determinations required to be made under this Section 6, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 6 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2), but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

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6.3 In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 6 shall be of no further force or effect.

7. Code Section 409A.

7.1 General. The Company intends that the payments and benefits provided under the Agreement shall either be exempt from the application of, or comply with, the requirements of Code Section 409A. The Agreement shall be construed in a manner that affects the Company’s intent to be exempt from or comply with Code Section 409A. Notwithstanding anything in the Agreement to the contrary, the Committee may amend the Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Code Section 409A. Whenever payments under the Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (a) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and (b) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to the Executive or other Person for actions, decisions or determinations made in good faith.

7.2 Definitional Restrictions. Notwithstanding anything in the Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Agreement by reason of the occurrence of the Executive’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Code Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon a separation from service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code Section 409A-compliant “separation from service,” or such later date as may be required by subsection 7.3 below.

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7.3 Six-Month Delay in Certain Circumstances. In the event that, notwithstanding the clear language of the Agreement and the intent of the Company, any amount or benefit under this Agreement constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of the Executive’s separation from service during a period in which the Executive qualifies as a “Specified Employee” under Code Section 409A, then, subject to any permissible acceleration of payment under Code Section 409A:

(a) The amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service under the terms of this Agreement will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and

(b) The normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A.

7.4 Timing of Release. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a release of claims and covenant not to sue, the Company shall provide such release to the Executive promptly following the Termination Date, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than 60 days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 7.3 above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Termination Date provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Code Section 409A, the Company may elect to make or commence payment at any time during such 60-day period.

7.5 Expense Reimbursement. All expenses eligible for reimbursements in connection with the Executive’s employment with the Company must be incurred by the Executive during the term of employment or service to the Company and must be in accordance with the Company’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

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8. No Mitigation. The Executive shall not be required to seek other employment or to attempt in any way to reduce or mitigate any benefits payable under this Agreement, and the amount of any such benefits shall not (except as otherwise provided in Section 2.1(b) herein) be reduced by any other compensation paid or provided to the Executive following the Executive’s termination of service.

9. Successors.

9.1 Company Successors. The Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns.

9.2 Executive Successors. The Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If the Executive shall die while any amount remains payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of the Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10. Miscellaneous.

10.1 Notices. All communications relating to matters arising under the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, to the Company or the Executive, as applicable, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

If to the Company:

Hilton Grand Vacations Inc.

6355 Metro West Boulevard, Suite 180

Orlando, Florida 32835

Attention: Chief Human Resources Officer

with a copy to:

Hilton Grand Vacations Inc.

6355 Metro West Boulevard, Suite 180

Orlando, Florida 32835

Attention: General Counsel

If to the Executive, at his or her last known address, as reflected in the Company’s records.

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10.2 No Right to Continued Employment or Service. Nothing contained in the Agreement shall (a) confer upon the Executive any right to continue as an employee or service provider of the Company, (b) constitute any contract of employment or service or agreement to continue employment or service for any particular period or (c) interfere in any way with the right of the Company to terminate a service relationship with the Executive, for any reason or for no reason. The Executive understands that he or she is an employee at will.

10.3 Amendment; Waiver of Agreement. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. Notwithstanding the foregoing, the Company shall have unilateral authority to amend this Agreement (without Executive consent) to the extent necessary to comply with Applicable Law (including but not limited to Code Section 409A) or changes to Applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

10.4 Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any benefits payable under the Agreement.

10.5 Benefits Not Assignable. Except as otherwise provided herein or by Applicable Law, no right or interest of the Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive shall be liable for, or subject to, any obligation or liability of the Executive. When a payment is due under the Agreement to the Executive and he or she is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

10.6 Governing Law; Forum Selection; Jury Waiver. The Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, to the extent not preempted by federal law, which shall otherwise control. The parties knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any statutory or other claim relating to the Executive’s employment with the Company, the termination thereof, or his or her work for the Company, shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Orlando, Florida, or the United States District Court for the Middle District of Florida, Orlando division. Notwithstanding the foregoing, as a condition to the effectiveness of this Agreement, the Executive will be required to sign a Mutual Agreement to Arbitrate Claims substantially similar to the form attached hereto as Exhibit C.

10.7 Headings. The headings contained in the Agreement are for convenience of reference only and will not control or affect the meaning, construction or interpretation of the Agreement’s provisions.

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10.8 No Trust Fund; Unfunded Obligations. The obligation of the Company to make payments hereunder shall constitute an unsecured liability of the Company to the Executive. The Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Executive shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between or among the Company, the Executive, or any other person. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

10.9 No Third Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

10.10 Controlling Document. Except with respect to the Stock Plan or annual bonus plan, if any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

10.11 No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company under any other laws.

10.12 Counterparts. This Agreement may be signed in any number of counterparts, including via facsimile transmission, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.13 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under Applicable Law.

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10.14 Certain Interpretive Matters.

(a) Unless the context otherwise requires, (i) all references to sections are to sections of this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa and (iv) the terms “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States.

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his, her or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

10.15 Entire Agreement; Superseding Effect; No Duplicative Benefits. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, including but not limited to any term sheet or other similar summary of proposed terms, between the parties with respect to the subject matter of this Agreement. The Executive acknowledges and agrees that his or her receipt of severance benefits under this Agreement is in lieu of any similar benefits under any other Company severance plan, policy or arrangement and that he or she shall not be entitled to duplicative benefits under both this Agreement and any other Company severance plan, policy or arrangement.

10.16 Full Understanding. The Executive represents and agrees that he or she has carefully read and fully understands all of the provisions of this Agreement and that the Executive freely and voluntarily enters into the Agreement. The Executive also agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company and that none of the Company’s stockholders, directors or lenders will have any obligation or liabilities in respect of this Agreement and the subject matter hereof.

10.17 Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to entering into this Agreement, the Executive agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to the Executive from time to time. In addition, the Executive shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to the Executive under Applicable Law.

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10.18 Tax Matters. The Company has made no warranties or representations to the Executive with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement and/or any benefits to be provided pursuant thereto. The Executive acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that the Executive should consult with his or her own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Executive also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Executive.

10.19 Entity. As used in this Agreement, the term the “Company” shall include, as applicable, Hilton Resorts Corporation, the Company’s employer entity that is wholly owned by the Company.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Name:	Charles R. Corbin
Title:	Executive Vice President & General Counsel

EXECUTIVE

/s/ Charles R. Corbin
Name:	Charles R. Corbin

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Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, Mark D. Wang, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 of Hilton Grand Vacations Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) [Language omitted in accordance with SEC release No. 34-54942] for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	[Language omitted in accordance with SEC release No. 34-54942];

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ Mark D. Wang
Mark D. Wang
President and Chief Executive Officer (Principal Executive Officer)

August 3, 2017

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

I, James E. Mikolaichik, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 of Hilton Grand Vacations Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) [Language omitted in accordance with SEC release No. 34-54942] for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	[Language omitted in accordance with SEC release No. 34-54942];

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ James E. Mikolaichik
James E. Mikolaichik
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

August 3, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 9, 2017

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida		32835
(Address of principal executive offices)		(Zip Code)

(407) 722-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(d)	Appointment or Election of New Directors

At a meeting held on August 9, 2017, the Board of Directors (the “Board”) of Hilton Grand Vacations Inc. (“HGV,” “us,” “we” or “our”), upon the recommendation of the Nominating and Corporate Governance Committee (the “N&CG Committee”) of the Board, effective immediately: (a) increased its size to ten (10) directors; (b) approved the appointment of each of Mr. Kenneth Tai Lun Wong (a/k/a Tai Lun Wong or Kenneth Wong, and referred to hereinafter as “Mr. Kenneth Wong”) and Mr. Yasheng Huang (“Mr. Yasheng Huang” and together with Mr. Kenneth Wong, the “HNA Designees”) as a director to serve a term expiring at our 2018 annual meeting of stockholders (the “2018 Annual Meeting”); and (c) approved the appointment of Mr. Yasheng Huang as a member of the N&CG Committee to serve a term expiring at the 2018 Annual Meeting.

The HNA Designees were appointed as directors pursuant to the terms of that certain Stockholders Agreement, dated as of October 24, 2016 and effective as of March 15, 2017, by and among us, HNA Tourism Group Co., Ltd. and, solely for purposes of section 4.3 thereof, HNA Group Co., Ltd. (the “Stockholders Agreement”). The Stockholders Agreement was entered into in connection with the previously announced and consummated sale by affiliates of The Blackstone Group L.P. of approximately 25% of the outstanding shares of our common stock to HNA Tourism Group Co., Ltd. and its affiliates (“HNA”), which sale transaction closed in March 2017. Pursuant to the Stockholders Agreement, HNA was entitled to nominate the HNA Designees for appointment to the Board, one of whom was required to be independent, as more fully discussed below.

Independence Determination and Compensation of the HNA Designees

In connection with the appointment of the HNA Designees, the Board affirmatively determined that Mr. Yasheng Huang is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable rules of the New York Stock Exchange, including with respect to the N&CG Committee membership. Accordingly, Mr. Yasheng Huang will serve as the Independent HNA Designee (as defined in the Stockholders Agreement). As an independent director of HGV, Mr. Yasheng Huang will receive (a) an annual cash retainer of $75,000 for serving as a director, (b) an additional cash retainer of $10,000 for serving on the N&CG Committee, and (c) an equity award of approximately $125,000 in the form of restricted stock units (“RSUs”), in each case pro-rated based on the number of days he would have served as a director or a member of the N&CG Committee for the 2017 to 2018 term. The RSUs, which were granted under our 2017 Stock Plan for Non-Employee Directors on August 9, 2017, will vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the 2018 Annual Meeting, subject to continued service on the Board through the vesting date. The above-described independent director compensation is consistent with the independent director compensation structure that the Board has approved and was previously disclosed in our proxy statement for the 2017 annual meeting of stockholders.

The Board determined that Mr. Kenneth Wong is not independent due to his affiliation to HNA. Accordingly, he will not receive any compensation for his service as a director of HGV.

Transactions with Related Persons

As with our other directors, we have entered into indemnification agreements with each of Mr. Kenneth Wong and Mr. Yasheng Huang. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of indemnification agreement was filed as Exhibit 10.5 to our annual report on Form 10-K for the year ended December 31, 2016 and is incorporated herein by reference.

There have been no other related person transactions with the HNA Designees that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Additional Information

Messrs. Kenneth Wong and Yasheng Huang’s biographical information can be found on our website at http://investors.hgv.com/corporate-governance/board-of-directors.

The foregoing description of certain provisions of the Stockholders Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which was filed as Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2016 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin Executive Vice President, General Counsel and Secretary

Date: August 11, 2017